Exhibit 4.1

$300,000,000

Senior Secured Credit Agreement

Dated as of September 28, 2023

Among

Telephone and Data Systems, Inc.
as the Borrower,
Wells Fargo Bank, National Association
as the Administrative Agent,
Citibank, N.A.,

TD Securities (USA) LLC
and
Wells Fargo Securities, LLC

as Joint Lead Arrangers and Joint Bookrunners

and

The Lenders Party Hereto

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS
1.01 Defined Terms.
1.02 Other Interpretive Provisions.
1.03 Accounting Terms
1.04 Rounding
1.05 Times of Day
1.06 Pro Forma Calculations
1.07 Divisions
1.08 Rates
ARTICLE II. THE COMMITMENTS
2.01 Committed Loans
2.02 Borrowings, Conversions and Continuations of Committed Loans
2.03 Prepayments
2.04 Termination of Commitments
2.05 Repayment of Loans
2.06 Interest
2.07 Fees
2.08 Computation of Interest and Fees
2.09 Evidence of Debt
2.10 Payments Generally; Administrative Agent’s Clawback
2.11 Sharing of Payments by Lenders
2.12 Defaulting Lenders
ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY
3.01 Taxes
3.02 Illegality
3.03 Inability to Determine Rates
3.04 Increased Costs
3.05 Compensation for Losses
3.06 Mitigation Obligations; Replacement of Lenders; Like Treatment
3.07 Survival
ARTICLE IV. CONDITIONS PRECEDENT TO Committed loans
4.01 Conditions of Initial Committed Loan
ARTICLE V. REPRESENTATIONS AND WARRANTIES
5.01 Existence, Qualification and Power
5.02 Authorization; No Contravention
5.03 Governmental Authorization; Other Consents
5.04 Binding Effect
5.05 Financial Statements; No Material Adverse Effect
5.06 Litigation
5.07 No Default
5.08 Ownership of Property; Liens
5.09 Environmental Compliance
5.10 Insurance

5.11 Taxes
5.12 ERISA Compliance
5.13 Subsidiaries; Equity Interests; Guarantors
5.14 Margin Regulations; Investment Company Act
5.15 Disclosure
5.16 Compliance with Laws
5.17 Taxpayer Identification Number
5.18 Anti-Corruption Laws; OFAC
5.19 Security Agreement
5.20 FCC Compliance
5.21 Post-Closing Undertakings.
ARTICLE VI. AFFIRMATIVE COVENANTS
6.01 Financial Statements
6.02 Certificates; Other Information
6.03 Notices
6.04 Payment of Obligations
6.05 Preservation of Existence, Etc
6.06 Maintenance of Properties; Office
6.07 Maintenance of Insurance
6.08 Compliance with Laws
6.09 Books and Records
6.10 Inspection Rights
6.11 Use of Proceeds
6.12 Further Assurances
6.13 [Reserved]
6.14 Additional Guarantors and Grantors
6.15 Anti-Corruption Laws
ARTICLE VII. NEGATIVE COVENANTS
7.01 Liens
7.02 Investments
7.03 Indebtedness
7.04 Fundamental Changes
7.05 Dispositions
7.06 Restricted Payments
7.07 Transactions with Affiliates and Subsidiaries
7.08 Burdensome Agreements
7.09 Use of Proceeds
7.10 Financial Covenants
7.11 United States Cellular Corporation
7.12 Governmental Programs
7.13 Anti-Corruption Laws; Sanctions
7.14 Guarantees and Collateral
ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES
8.01 Events of Default

8.02 Remedies Upon Event of Default
8.03 Application of Funds
ARTICLE IX. ADMINISTRATIVE AGENT
9.01 Appointment and Authority
9.02 Rights as a Lender
9.03 Exculpatory Provisions
9.04 Reliance by Administrative Agent
9.05 Delegation of Duties
9.06 Resignation of Administrative Agent
9.07 Non-Reliance on Administrative Agent and Other Lenders
9.08 No Other Duties, Etc
9.09 Administrative Agent May File Proofs of Claim
9.10 Collateral and Guaranty Matters
9.11 Guarantied Hedge Agreements
9.12 Lender ERISA Representation and Other Lender Representations
9.13 Erroneous Payments
ARTICLE X. MISCELLANEOUS
10.01 Amendments, Etc
10.02 Notices; Effectiveness; Electronic Communication
10.03 No Waiver; Cumulative Remedies; Enforcement
10.04 Expenses; Indemnity; Damage Waiver
10.05 Payments Set Aside
10.06 Successors and Assigns
10.07 Treatment of Certain Information; Confidentiality
10.08 Right of Setoff
10.09 Interest Rate Limitation
10.10 Counterparts; Integration; Effectiveness
10.11 Survival of Representations and Warranties
10.12 Severability
10.13 Replacement of Lenders
10.14 Governing Law; Jurisdiction; Etc
10.15 Waiver of Jury Trial
10.16 No Advisory or Fiduciary Responsibility
10.17 Electronic Execution of Assignments and Certain Other Documents
10.18 PATRIOT Act
10.19 Time of the Essence
10.20 Designation as Senior Debt
10.21 FCC Approval
10.22 Entire Agreement
10.23 Keepwell
10.24 Acknowledgement and Consent to Bail-In of Affected Financial Institutions
10.25 Acknowledgement Regarding Any Supported QFCs

SCHEDULES
1.01(a)    Special Entities; Non Subsidiary Variable Interest Entities
1.01(b) Existing Receivables Securitization Documents
2.01    Commitments and Applicable Percentages
5.13    Subsidiaries; Other Equity Investments; Guarantors
5.21    Post-Closing Undertakings
7.01    Existing Liens
7.03    Existing Indebtedness
7.07    Existing Transactions with Affiliates
7.08    Existing Material Debt Instruments
10.02    Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS
Form of
A    Committed Loan Notice
B    Note
C    Compliance Certificate
D-1    Assignment and Assumption
D-2    Administrative Questionnaire
E    Opinion Matters
F    [intentionally omitted]
G    U.S. Tax Compliance Certificates
H    Guarantied Party Designation Notice
I    Guaranty
J    Prepayment Notice
K    Security Agreement

$300,000,000
TELEPHONE AND DATA SYSTEMS, INC.
SENIOR SECURED CREDIT AGREEMENT
This SENIOR SECURED CREDIT AGREEMENT (“Agreement”) is entered into as of September 28, 2023, among TELEPHONE AND DATA SYSTEMS, INC., a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and Wells Fargo Bank, National Association (“Wells Fargo”), as Administrative Agent (as defined below).
WHEREAS, the Borrower has requested that the Lenders provide to the Borrower a term loan facility in an aggregate principal amount not to exceed $300,000,000, all as more particularly set forth in, and subject to the terms and conditions of, this Agreement. In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Adjusted Term SOFR” means, with respect to any Term SOFR Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to (a) Term SOFR for such Interest Period, plus (b) (i) if the Interest Period is one (1) month, 0.10%, (ii) if the Interest Period is three (3) months, 0.15%, and (iii) if the Interest Period is six (6) months, 0.25%; provided that if Adjusted Term SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Administrative Agent” means Wells Fargo in its capacity as administrative agent and collateral agent under any of the Loan Documents, or any successor administrative agent and collateral agent.
“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on Schedule 10.02, or such other address as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-2 or any other form approved by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, in relation to the Borrower or any of its Subsidiaries, any Person that would be considered to be an affiliate of the Borrower or any of its Subsidiaries under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if the Borrower or any of its Subsidiaries were issuing securities; and, in relation to any Lender or any other Person, any Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with the Lender or such other Person.
“Aggregate Commitments” means the Commitments of all the Lenders.
“Agreement” has the meaning specified in the introductory paragraph hereto.
“Anti-Terrorism Laws” means any Laws relating to financing terrorism, “know your customer” or money laundering, including Executive Order No. 13224, the Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control.
“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time provided that, in the case of Section 2.12 with respect to payments to be distributed by the Administrative Agent to Lenders, when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Aggregate Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on such Lender’s pro rata share of the Total Outstandings. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Rate” means, (a) from the Closing Date through and including March 31, 2025, (i) with respect to SOFR Loans, 2.00%, (ii) with respect to Base Rate Loans, 1.00%, and (b) thereafter, the following percentages per annum, based upon the dates set forth below:

Dates	Applicable Rate for SOFR Loans	Applicable Rate for Base Rate Loans
April 1, 2025 through and including June 30, 2025	2.25%	1.25%
July 1, 2025 through and including September 30, 2025	2.50%	1.50%
October 1, 2025 through and including December 31, 2025	2.75%	1.75%
January 1, 2026 through and including March 31, 2026	3.00%	2.00%
April 1, 2026 through and including June 30, 2026	3.25%	2.25%
July 1, 2026 through and including the Maturity Date	3.50%	2.50%

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger Fee Letters” means the collective reference to each of (i) that certain Arranger Fee Letter, dated as of the date hereof, among the Borrower, Wells Fargo and Wells Fargo Securities LLC, (ii) that certain Arranger Fee Letter, dated as of the date hereof, between the Borrower and Citigroup Global Markets Inc. and (iii) that certain Arranger Fee Letter, dated as of the date hereof, between the Borrower, TD Securities (USA) LLC and The Toronto-Dominion Bank, New York Branch.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D-1 or any other form approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2022, and the related consolidated statements of operations, common stockholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if the then-current Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.03(e).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act of 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the sum of 1/2 of 1% plus the Federal Funds Rate for such day, (b) the Prime Rate for such day and (c) the sum of (i) 1.00% plus (ii) Adjusted Term SOFR (for an Interest Period of one month, determined in accordance with subsection (b) of the definition of Term SOFR).
“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.03(b).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(a)    Daily Simple SOFR;
(b)    the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrower Materials” has the meaning specified in Section 6.02.
“Borrowing” means a Committed Borrowing.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York or the state where the Administrative Agent’s Office is located.
“Carlson Family Group” means any and all of the following persons: (a) LeRoy T. Carlson or his spouse, Margaret Carlson; (b) any child, grandchild, great grandchild or other lineal descendant of LeRoy T. Carlson and Margaret Carlson, including any Person with such relationship by adoption, or the spouse of any such Person; (c) the estate of any of the Persons described in subsections (a) and (b); (d) any trust or similar arrangement; provided that Persons described in subsections (a), (b), or (c) are the beneficiaries of more than fifty percent (50%) of the beneficial interests in such trust or arrangement; (e) the voting trust which expires on June 30, 2035, as amended from time to time, or any successor to such voting trust, including the trustees of such voting trust; and (f) any corporation, partnership, limited liability company or other entity in which Persons identified in subsections (a) through (e) own more than fifty percent (50%) of the voting interests in the election of directors or other management of such entity.
“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens:
(a)    readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided that the full faith and credit of the United States of America (including, without limitation, the Federal Deposit Insurance Corporation) is pledged in support thereof;
(b)    time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that is a member of the Federal Reserve System and whose deposits are fully insured by the Federal Deposit Insurance Corporation;
(c)    commercial paper in an aggregate amount of no more than $20,000,000 per issuer outstanding at any time issued by any Person organized under the laws of any state of the United States of America and rated at least “P-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P or at least “F-1” (or the then equivalent grade) by Fitch, in each case with maturities of not more than 180 days from the date of acquisition thereof;
(d)    securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P, A2 by Moody’s or A by Fitch;

(e)    demand deposit accounts maintained in the ordinary course of business;
(f)    money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended from time to time, (ii) are rated “AAA” by S&P, “Aaa” by Moody’s or “AAA” by Fitch and (iii) have portfolio assets of at least $1,000,000,000; and
(g)    Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from any of Moody’s, S&P or Fitch, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b), (c) and (d) of this definition.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, implemented or issued.
“Change of Control” means the occurrence of any of the following:
(a)    any event or series of related events (including (i) the sale or issuance (or series of sales or issuances) of Equity Interests of the Borrower by the Borrower or by any holder or holders thereof, or (ii) any merger, consolidation, recapitalization, reorganization or other transaction or arrangement) as a result of which the Carlson Family Group shall together cease to be “beneficial owners” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting interests in the Borrower having the voting power, by class or through a combined total voting power of all classes of Equity Interests of the Borrower, to elect at least a majority of the members of the board of directors of the Borrower;
(b)    any “Change in Control” or any other similar event under and as defined in any of the instruments governing any Indebtedness of the Borrower or of any of its Subsidiaries in an aggregate principal amount exceeding $100,000,000 shall at any time occur; or
(c)    an event or series of events by which during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.
“Class” means, (a) when used in reference to any Loan, whether such Loan is a Term Loan, (b) when used in reference to any Commitment, whether such Commitment is a Term Loan Commitment and (c) when used in reference to any Lender, whether such Lender is a Term Loan Lender.
“Closing Date” means September 28, 2023.
“CoBank Term Loan Facility” means that certain Amended and Restated Credit Agreement dated as of July 30, 2021, among the Borrower, CoBank, ACB, as the administrative agent and certain other lenders and financial institutions party thereto from time to time, as amended, restated, extended, supplemented, replaced, refinanced or otherwise modified from time to time in accordance with the terms thereof to the extent permitted under the Loan Documents.
“CoBank Guaranty Release Period” means the “Guaranty Release Period” as defined under the CoBank Term Loan Facility as of the Closing Date.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” means all property of the Loan Parties excluding the Excluded Assets, now owned or hereafter acquired, upon which a Lien is created, or purported to be created, by any Security Document to the extent permissible by law.
“Commitment” means, as to each Lender, the aggregate of its Term Loan Commitments.
“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of SOFR Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of SOFR Loans, pursuant to Section 2.02(a), which, shall be substantially in the form of Exhibit A or any other form approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“Committed Loans” means, collectively, all Term Loans.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications Act” means the Communications Act of 1934 and any similar or successor federal statute and the rules, regulations and published policies of the FCC thereunder, all as amended and as the same may be in effect from time to time.
“Communications Regulatory Authority” means the FCC, any State PUC and any other federal, state or local communications regulatory commission, agency, department, board or authority.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C or any other form approved by the Administrative Agent.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.05 and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides, in consultation with the Borrower, that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” means, for any period, an amount equal to the sum of, without duplication, (a) Consolidated Net Income for such period, (b) to the extent received in cash during such period and not already included in the Consolidated Net Income for such period, distributions from unconsolidated entities in which the Borrower directly or indirectly owns an Equity Interest plus (c) the following to the extent each was deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period (net of any Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period), (iii) depreciation, amortization and accretion expense and all other non-cash charges deducted from Consolidated Net Income for such period which do not represent a cash item in such period and minus (d) to the extent included in calculating such Consolidated Net Income, all non-cash items increasing Consolidated Net Income for such period; provided that, notwithstanding the foregoing, in no event shall any gain realized by the Borrower or any Subsidiary as a result of the purchase of Indebtedness of the Borrower or any Subsidiary for less than the face value of such Indebtedness be included in Consolidated EBITDA; and provided further that, notwithstanding the foregoing, that (1) when and to the extent that non-cash charges described in clause (c)(iii) above become cash paid items, such amounts shall be deducted from Consolidated EBITDA and (2) when and to the extent that non-cash items described in clause (d) above become cash received items, such amounts shall be added to Consolidated EBITDA.
“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis and without duplication, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments (including, without limitation, all purchase money Indebtedness and all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments); (b) all obligations incurred as the deferred purchase price of property or services (other than (i) trade payables entered into in the ordinary course of business pursuant to ordinary terms and (ii) ordinary course of business purchase price adjustments and earnouts); (c) all reimbursement and other payment obligations with respect to letters of credit, bankers’ acceptances, surety bonds and other similar documents; (d) all obligations evidenced by promissory notes, bonds, debentures or other similar instruments, including all obligations so evidenced that are incurred in connection with the acquisition of property or any business; (e) all indebtedness created under any conditional sale or other title retention agreements or sales of accounts receivable; (f) all non-recourse indebtedness of the kind described in clause (a) through clause (e) secured by Liens on property of the obligor; (g) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations; (h) net obligations under any Swap Contract; (i) all Indebtedness of the types referred to in subsections (a) through (h) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or party to such a joint venture (other than a limited partner in a limited partnership), unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary and (j) all Guarantees in respect of indebtedness of the kind described in clause (a) through clause (h) above; excluding up to $25,000,000 in the aggregate of contingent liabilities of the Borrower and its Subsidiaries which are not required by GAAP to be recorded on the balance sheet of the Borrower and its Subsidiaries. For all purposes of this Agreement, the term “Consolidated Funded Indebtedness” shall not include, with respect to the Borrower and its Subsidiaries, the contractual and other similar obligations of the Borrower and its Subsidiaries with respect to any Monetization Transactions.
“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the aggregate amount of interest required to be paid or payable in cash by the Borrower or any of its Subsidiaries during such period on all Consolidated Funded Indebtedness of the Borrower or any of its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including that portion of rent expense treated as interest in accordance with GAAP in respect of capital lease obligations (including, without duplication, the interest for rental payments made with respect to Sale and Leaseback Transactions) and expressly including (a) any commitment fee payable pursuant to Section 2.07 and (b) any other scheduled commitment fee, facility fee, utilization fee or other scheduled fee payable by the Borrower or any Subsidiary in connection with Consolidated Funded Indebtedness of the Borrower or any Subsidiary.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Interest Charges for such period; provided that, notwithstanding the foregoing, for the purposes of determination of the Consolidated Interest Coverage Ratio, in no event shall any financial results of any Non-Subsidiary Variable Interest Entity be included in such determination, except to the extent Consolidated Interest Charges are computed on Indebtedness of any such Non-Subsidiary Variable Interest Entity which is required by subsection (i) of the definition of Consolidated Funded Indebtedness to be included therein.
“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended; provided that, notwithstanding the foregoing, for the purposes of determination of the Consolidated Leverage Ratio, in no event shall any financial results of any Non-Subsidiary Variable Interest Entity be included in such determination, except to the extent Indebtedness of any such Non-Subsidiary Variable Interest Entity is required by subsection (i) of the definition of Consolidated Funded Indebtedness to be included therein.
“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period, determined in accordance with GAAP; provided that, notwithstanding anything herein to the contrary, net income attributable to Non-Subsidiary Variable Interest Entities shall be excluded from the calculation of Consolidated Net Income.
“Consolidated Total Assets” means, as at any date, all assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any material agreement, material instrument or other material undertaking to which such Person is a party or by which it or any material amount of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning given such term in Section 10.25.
“Custodian” means Computershare Trust Company, N.A. in its capacity as such pursuant to each of the Securities Account Control Agreements.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Debt Rating” means, as of any date of determination, the S&P Rating, Moody’s Rating or Fitch Rating (collectively, such ratings referred to as the “Debt Ratings”).
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to a SOFR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.12(b), any Lender that (a) has failed to (i) fund all or any portion of the Committed Loans required to be funded by it hereunder within two Business Days of the date such Loans were required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower, or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.12(b)) upon delivery of written notice of such determination to the Borrower and each Lender.
“Designated Jurisdiction” means any country or territory that is itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).
“Disposition” or “Dispose” means any sale, transfer, or other disposition of any property by any Person, including without limitation (a) any Sale and Leaseback Transaction and (b) any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Dollar” and “$” mean lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.
“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of the Borrower, any Loan Party or any of their respective Subsidiaries, directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c)  exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means, with respect to any Person, all of the outstanding shares of capital stock of (or other ownership or profit interests in) such Person, all of the outstanding warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the outstanding securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other outstanding ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not the shares underlying such warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) with respect to a Pension Plan or Multiemployer Plan that does not hold assets that, as of the termination date, equal or exceed its “benefit liabilities”, as such term is defined in Section 4001(a)(16) of ERISA, the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
“Erroneous Payment” has the meaning assigned thereto in Section 9.13(a).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning specified in Section 8.01.
“Excluded Assets” has the meaning specified in the Security Agreement.
“Excluded Subsidiary” means Suttle-Straus.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.23 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any withholding Taxes imposed pursuant to FATCA.
“Existing Credit Facilities” means each of (i) the U.S. Cellular Credit Facilities, (ii) the Revolving Loan Facility, (iii) the CoBank Term Loan Facility and (iv) the Export Loan Facility (and each, an “Existing Credit Facility”).
“Existing Receivables Securitization” means any transaction evidenced by the documents listed on Schedule 1.01(b) and in effect on or prior to the Closing Date.
“Export Loan Facility” means that certain Credit Agreement dated as of November 9, 2022, among the Borrower, Export Development Canada as Lender and certain other lenders and financial institutions party thereto from time to time, as amended, restated, extended, supplemented, replaced, refinanced or otherwise modified from time to time in accordance with the terms thereof to the extent permitted under the Loan Documents.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.
“FCC” means The Federal Communications Commission (or any successor agency, commission, bureau, department or other political subdivision) of the United States.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.
“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Fitch” means Fitch Ratings, Inc., and any successor thereto.
“Fitch Rating” means, at any time, the rating issued by Fitch and then in effect with respect to the Borrower’s public corporate credit rating.
“Floor” means the rate floor of zero percent (0%) initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to Adjusted Term SOFR and the Base Rate.
“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than the United States, each State thereof and the District of Columbia.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means, except to the extent provided in Section 1.03, generally accepted accounting principles in the United States as in effect from time to time and set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Grantor” has the meaning assigned to it in the Security Agreement.
“Guarantee” means, as to any Person without duplication, (a) any payment obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary payment obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantied Hedge Agreement” means any Swap Contract permitted under Article VI or VII that is entered into by and between any Loan Party and any Hedge Bank.
“Guarantied Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.
“Guarantied Party Designation Notice” means a notice from (i) any Lender or an Affiliate of a Lender and (ii) the Borrower, substantially in the form of Exhibit H.
“Guarantors” means, collectively, (a) the Domestic Subsidiaries of the Borrower listed on Schedule 5.13 and each other direct Domestic Subsidiary that is a Material Subsidiary of the Borrower that shall be required to execute and deliver a Guaranty or guaranty supplement pursuant to Section 6.14; provided that none of U.S. Cellular or the Excluded Subsidiary nor any of their respective Subsidiaries shall be a Guarantor and (b) with respect to (i) Obligations owing by any Loan Party or any Subsidiary of a Loan Party (other than the Borrower) under any Swap Contract and (ii) the payment and performance by each Specified Loan Party of its obligations under its Guaranty with respect to all Swap Obligations, the Borrower.

“Guaranty” means, collectively, the Guaranty made by the Guarantors in favor of the Guarantied Parties, substantially in the form of Exhibit I, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.14.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedge Bank” means any Person that, at the time it enters into a Swap Contract permitted under Article VI or VII, is the Administrative Agent, a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.
“HMT” has the meaning specified in the definition of Sanctions.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)    net obligations of such Person under any Swap Contract;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and, in each case, not past due for more than 120 days after the date on which such trade account payable was due (unless such trade account is the subject of a good faith dispute), and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    capital leases and Synthetic Lease Obligations;
(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment, in each case, solely to the extent such payment is required to be made in cash, in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;
(h)    all obligations of such Person (i) to pay deferred compensation to employees, (ii) with respect to purchase price adjustments on acquisitions and (iii) to return customer deposits, but only in each case to the extent that any such obligation described in subsection (i), (ii) or (iii) preceding remains unpaid for more than 120 days after the date on which such obligation was to be paid (unless such obligation is the subject of a good faith dispute), and
(i)    all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include, without duplication, the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a party to such a joint venture (other than a limited partner in a limited partnership), unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Indemnitees” has the meaning specified in Section 10.04(b).
“Information” has the meaning specified in Section 10.07.
“Intellectual Property Security Agreement” means each intellectual property security agreement by and among one or more of the Loan Parties and the Administrative Agent executed in accordance with the Security Agreement.
“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a SOFR Loan exceeds three months’ duration, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.
“Interest Period” means, as to each SOFR Loan, the period commencing on the date such SOFR Loan is disbursed or converted to or continued as a SOFR Loan and ending on the date one, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

(i)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(ii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;
(iii)    no Interest Period shall extend beyond the Maturity Date; and
(iv)    no tenor that has been removed from this definition pursuant to Section 3.03 shall be available for specification in such Committed Loan Notice.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests, debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“IRS” means the United States Internal Revenue Service.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lead Arranger” means Citibank, N.A., Wells Fargo Securities, LLC and TD Securities (USA) LLC.
“Lender” has the meaning specified in the introductory paragraph hereto.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan.
“Loan Documents” means this Agreement, the Guaranty, the Security Documents, each Note, the Securities Account Control Agreements, the Upfront Fee Letter and the Arranger Fee Letters.
“Loan Parties” means, collectively, the Borrower and each Guarantor; provided that in no event shall Suttle-Straus be required to become a Loan Party.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the financial condition or business of the Borrower and its Subsidiaries taken as a whole; or (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document; or (c) a material impairment of the ability of the Guarantors, taken as a whole, or the Borrower, to perform their obligations under any Loan Document to which they are a party; or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against the Guarantors, taken as a whole, or the Borrower, of any Loan Document to which they are a party.
“Material Domestic Subsidiary” means any direct Domestic Subsidiary of the Borrower that is a Material Subsidiary; provided, however, that none of U.S. Cellular or the Excluded Subsidiary nor any of their Subsidiaries shall be a Material Domestic Subsidiary.
“Material Subsidiary” means any Subsidiary that is directly or indirectly owned by the Borrower and whose total assets constitute at least 1% of Consolidated Total Assets or whose gross revenues determined in accordance with GAAP constitute at least 1% of the consolidated gross revenues of the Borrower and its Subsidiaries calculated in accordance with GAAP, and “Material Subsidiaries” means collectively each Material Subsidiary.
“Maturity Date” means the earlier of (i) September 28, 2026 and (ii) 91 days prior to the scheduled “Maturity Date” as defined in the Revolving Loan Facility (such date the “Springing Maturity Date”); provided, however, that the Springing Maturity Date shall not apply to the extent that the Revolving Loan Facility has been refinanced or extended such that the scheduled final maturity date thereof is no earlier than December 28, 2026; provided, further, that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Monetization Transaction” means, with respect to any Specified Equity Interests owned by the Borrower or any of its Subsidiaries, any transaction, agreement, device or arrangement (A) which results in the Borrower or any Subsidiary receiving payments on account of entering into contractual or other similar obligations and granting rights in, to or with respect to such Specified Equity Interests, or (B) by which the Borrower or any Subsidiary hedges against price fluctuation with respect to such Specified Equity Interests.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Moody’s Rating” means, at any time, the rating issued by Moody’s and then in effect with respect to the Borrower’s public corporate credit rating.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Net Proceeds” means (a) with respect to any dividend or distribution received by the Borrower pursuant to a Prepayment Event (Distributions), the excess, if any, of (i) the sum of cash received by the Borrower in connection with such dividend or distribution over (ii) the sum of (A) without duplication, to the extent otherwise paid by the Borrower or any of its Subsidiaries, (1) the reasonable and customary out-of-pocket expenses incurred by the Borrower or any of its Subsidiaries in connection with the applicable Disposition (including reasonable broker’s fees or commissions, legal, accounting and professional and transactional fees) and (2) the related income taxes reasonably estimated to be actually payable within two years of the date of such Disposition and (B) without duplication, the related income taxes reasonably estimated to be actually payable within two years of the date of receipt of such dividend or distribution; provided that, if the amount of any such estimated taxes exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition or dividend or distribution, as applicable, the aggregate amount of such excess shall constitute Net Proceeds, (b) in connection with any Prepayment Event (Equity Issuances), the cash proceeds received from the applicable sale or issuance of Equity Interests, net of attorneys’ fees, investment banking fees, accountants’ fees, consulting fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith and (c) in connection with any Prepayment Event (Indebtedness), the cash proceeds received from the applicable issuance or incurrence of Indebtedness, net of attorneys’ fees, investment banking fees, accountants’ fees, consulting fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith; provided that, in the case of clause (c), proceeds shall be excluded to the extent distribution of such proceeds is prohibited under the terms of any applicable Indebtedness documentation, the organizational documents of any applicable Subsidiary or applicable Law.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Subsidiary Variable Interest Entity” means, at any time, a Variable Interest Entity that is not a Subsidiary. Schedule 1.01(a) identifies the entities that are Non-Subsidiary Variable Interest Entities as of the date hereof.
“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Guarantied Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the Obligations shall exclude any Excluded Swap Obligations; provided that, for purposes of any Security Document and any Lien created or purported to be created pursuant to any Security Document, “Obligations” shall exclude any debts, liabilities, obligations, covenants and duties arising under any Guaranteed Hedging Agreement unless a duly executed Guarantied Party Designation Notice shall have been received by the Administrative Agent with respect to such Guaranteed Hedging Agreement.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Ordinary Capital Expenditures” means, with respect to any Special Entity or Subsidiary, capital expenditures incurred in the ordinary course of business consistent with past practices that are either related to maintenance or are ordinary course acquisitions that are identified with an existing and ongoing project of such Special Entity or Subsidiary.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means with respect to any Class of Committed Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Class of Committed Loans occurring on such date.
“Participant” has the meaning specified in Section 10.06(d).
“Participant Register” has the meaning specified in Section 10.06(d).
“Patriot Act” has the meaning specified in Section 5.18(a).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Permitted Liens” has the meaning specified in Section 7.01.
“Permitted Priority Liens” means any Lien permitted under Section 7.01 (other than Section 7.01(k)).
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
“Platform” has the meaning specified in Section 6.02.
“Pledged Equity Interests” has the meaning specified in the Security Agreement.
“Prepayment Event (Distributions)” means the receipt by the Borrower of cash dividends or distributions approved by the Board of Directors of U.S. Cellular to the extent constituting the distribution of proceeds of any Disposition received by U.S. Cellular or any of U.S. Cellular’s Subsidiaries pursuant to a Disposition permitted under Section 7.05(e), (f), or (g) of the U.S. Cellular Revolving Loan Facility and outside the ordinary course of business.
“Prepayment Event (Equity Issuances)” means the sale or issuance by the Borrower of Equity Interests of the Borrower, excluding any Equity Interests (i) issued pursuant to employee stock plan or employee compensation plan or agreement or other benefit or employee or director compensation, incentive or retention arrangement or plan or contributed to any pension plan, (ii) that are directors’ qualifying shares, (iii) issued for the purpose of converting shares of one class of capital stock to another class of capital stock on a 1 for 1 basis, or (iv) issued pursuant to a dividend reinvestment plan.
“Prepayment Event (Indebtedness)” means the incurrence by the Borrower or any Subsidiary (other than each of the Excluded Subsidiary and U.S. Cellular and their respective Subsidiaries) as a primary obligor after the Closing Date of any Indebtedness of the type described in clause (a) of the definition thereof excluding (i) the incurrence by the Borrower or any Loan Party of Indebtedness under the Existing Credit Facilities (including, for the avoidance of doubt under any replacement or refinancing of any Existing Credit Facility), (ii) any intercompany Indebtedness, (iii) the issuance or sale by the Borrower or any Loan Party of any Equity Interests, and (iv) any securitization transactions permitted by this Agreement.
“Prepayment Notice” means a notice of prepayment of Committed Loans pursuant to Section 2.03(a), which shall be substantially in the form of Exhibit J or any other form approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“Prepayment Threshold (Distributions)” means $500,000,000.
“Prepayment Threshold (Equity Issuances and Indebtedness)” means $500,000,000.
“Prime Rate” means a variable rate of interest per annum equal to the “U.S. prime rate” as reported on such day in the Money Rates Section of the Eastern Edition of The Wall Street Journal, or if the Eastern Edition of The Wall Street Journal is not published on such day, such rate as last published in the Eastern Edition of The Wall Street Journal. In the event the Eastern Edition of The Wall Street Journal ceases to publish such rate or an equivalent on a regular basis, the term “Prime Rate” shall be determined on any day by reference to such other regularly published average prime rate for such date applicable to such commercial banks as is acceptable to the Administrative Agent in its sole discretion. Any change in Prime Rate shall be automatic, without the necessity of notice provided to the Borrower or any other Person.

“Pro Forma Basis” means, for purposes of calculating Consolidated EBITDA for any period during which one or more Specified Transactions occurs, that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement and all income statement items (whether positive or negative) attributable to the property or Person disposed of in a Specified Disposition shall be excluded and all income statement items (whether positive or negative) attributable to the property or Person acquired in a Specified Acquisition shall be included (provided that such income statement items to be included are reflected in financial statements or other financial data reasonably acceptable to the Administrative Agent and based upon reasonable assumptions and calculations which are expected to have a continuing impact).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning specified in Section 6.02.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning given such term in Section 10.25.
“Qualified ECP Guarantor” shall mean, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Receivables Securitization” means any (a) secured lending or other financing facility entered into by a Securitization Entity solely for the purpose of purchasing or financing Securitization Assets of U.S. Cellular and/or its Subsidiaries; provided that (i) no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Securitization Entity (A) is Guaranteed by, recourse to or otherwise obligates the Borrower or any of its Subsidiaries (except pursuant to Standard Securitization Undertakings or the Recourse Guaranty) or (B) subjects any property or asset of the Borrower or any other Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof (except Standard Securitization Undertakings or the Recourse Guaranty), (ii) such Securitization Entity engages in no business and incurs no Indebtedness or other liabilities or obligations other than those related to or incidental to such facility, (iii) other than the initial Investment in such facility (which may, for avoidance of doubt, include Standard Securitization Undertakings) neither the Borrower nor any of its other Subsidiaries is required to make additional Investments in connection with such facility, (iv) none of the Borrower or any other Subsidiary has any material contract, agreement, arrangement or understanding with such Securitization Entity (except pursuant to Standard Securitization Undertakings or the Recourse Guaranty), (v) neither the Borrower nor any of its Subsidiaries (except such Securitization Entity) has any obligation to maintain such Securitization Entity’s financial condition or cause such Securitization Entity to achieve certain levels of operating results, and (vi) no Event of Default exists as of the effective date of such secured lending or other financing facility or (b) Existing Receivables Securitization. On or prior to the entry into a Receivables Securitization under clause (a) of the preceding sentence, the Borrower shall deliver to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower (I) evidencing the designation of a Subsidiary as a Securitization Entity by the Board of Directors of U.S. Cellular and (II) certifying that such Receivables Securitization complies with the foregoing conditions.
“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.
“Recourse Guaranty” means any general recourse guarantee by U.S. Cellular or any of its Subsidiaries of Indebtedness pursuant to a Receivables Securitization, which guarantee is either unsecured or secured solely by a pledge of the Equity Interests of the Securitization Entity that is a party to such Receivables Securitization, and only to the extent that such guaranty is permitted by the U.S. Cellular Revolving Loan Facility.
“Register” has the meaning specified in Section 10.06(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, advisors and representatives of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” means the FRB and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB and/or the Federal Reserve Bank of New York or any successor thereto.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Required Lenders” means, as of any date of determination, (a) Lenders having more than 50% of (x) the Aggregate Commitments plus (y) the Total Outstandings or, (b) if the commitment of each Lender to make Loans has expired or has been terminated pursuant to Section 2.04 and/or Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings; provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the President and Chief Executive Officer, Executive Vice President and Chief Financial Officer, Vice President and Treasurer, or Vice President-Controller and Chief Accounting Officer of the Borrower or the chairman, president, chief executive officer, chief financial officer, chief accounting officer, treasurer, controller, secretary or any vice president of the applicable Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the Borrower so designated by any two of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the Borrower designated in or pursuant to an agreement between the Borrower and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).
“Revolving Loan Facility” means that certain First Amended and Restated Credit Agreement dated as of July 20, 2021, among the Borrower, Wells Fargo, as the administrative agent and certain other lenders and financial institutions party thereto from time to time, as amended, restated, extended, supplemented, replaced, refinanced or otherwise modified from time to time in accordance with the terms thereof to the extent permitted under the Loan Documents.
“S&P” means Standard and Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.
“S&P Rating” means, at any time, the rating issued by S&P, and then in effect with respect to the Borrower’s public corporate credit rating.
“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing (as lessee) by the Borrower or any of its Subsidiaries of any property (the primary purpose of the transaction of which such lease is a part is not to provide funds to or financing for the Borrower or any Subsidiary), which property has been or is to be sold or transferred by the Borrower or any Subsidiary to a Subsidiary or any other Person in contemplation of or in connection with such arrangement.
“Sanction(s)” means any economic or financial sanctions or trade embargoes imposed, administered or enforced by the United States Government (including without limitation, OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any Member State of the European Union, His Majesty’s Treasury (“HMT”) or other relevant sanctions authority.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Parties” shall have the meaning set forth in the Security Agreement.
“Securities Account Control Agreements” means, collectively, (i) that certain Securities Account Control Agreement, dated as of the date hereof, by and among the Borrower as debtor, Wells Fargo, as secured party and Computershare Trust Company, N.A., as securities intermediary and Custodian and (ii) that certain Securities Account Control Agreement, dated as of the date hereof, by and among the TDS Telecommunications, LLC as debtor, Wells Fargo, as secured party and Computershare Trust Company, N.A., as securities intermediary and Custodian.
“Securitization Assets” means accounts receivable of U.S. Cellular or any of its Subsidiaries arising from equipment installment plans and other similar consumer equipment financing arrangements, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such accounts receivable and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with securitizations involving such accounts receivable.
“Securitization Entity” means, as to U.S. Cellular, or any of its Subsidiaries, any bankruptcy-remote, special purpose corporation, partnership, trust, limited liability company or other business entity that is formed by and will remain wholly-owned by U.S. Cellular or any of its Subsidiaries for the sole and exclusive purpose of purchasing or financing Securitization Assets pursuant to a Receivables Securitization and which is designated by the Board of Directors of U.S. Cellular as a Securitization Entity in accordance with the terms of this Agreement.
“Security Agreement” means that certain Security Agreement, substantially in the form of Exhibit K, executed and delivered by the Borrower and the Loan Parties party thereto in favor of the Administrative Agent on the Closing Date, together with each other security supplement or joinder delivered pursuant to Section 6.14.
“Security Documents” means the collective reference to the Security Agreement, each Intellectual Property Security Agreement and all other security documents hereafter delivered to the Administrative Agent and expressly identified as a Loan Document therein granting or purporting to grant a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.
“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.
“Special Entity” means a Person (other than a Subsidiary) (a) listed on Schedule 1.01(a) and in existence on the Closing Date or (b) created after the Closing Date and with respect to which (i) the Borrower or any Subsidiary has made an equity Investment and directly or indirectly owns a minority interest, or any Special Entity has made an Investment and directly or indirectly owns an interest and (ii) the Borrower has delivered prior written notice to the Administrative Agent of the creation of such Special Entity and its designation as a Special Entity.
“Specified Acquisition” means (a) any acquisition for consideration equal to or greater than $50,000,000 or (b) any other acquisition designed as a “Specified Acquisition” by the Borrower in the applicable Compliance Certificate.
“Specified Disposition” means (a) any Disposition having gross sales proceeds equal to or greater than $50,000,000 or (b) any other Disposition designed as a “Specified Disposition” by the Borrower in the applicable Compliance Certificate.
“Specified Equity Interests” means Equity Interests owned by the Borrower or any of its Subsidiaries in any Person or Persons that (a) are not directly, or indirectly through one or more intermediaries, Controlled by the Borrower or by any of its Subsidiaries and (b) are either disclosed on Schedule 5.13, or acquired by the Borrower after the Closing Date in connection with an acquisition expressly permitted under Section 7.02 or a divestiture expressly permitted under Section 7.05.
“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.23).
“Specified Pari Debt” has the meaning specified in clause (L) of the proviso to Section 7.08(a).
“Specified Transactions” means (a) any Specified Disposition and (b) any Specified Acquisition.
“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and other obligations, including with respect to servicing obligations (provided that, in no event shall any such obligations constitute Indebtedness) made or provided by U.S. Cellular or any of its Subsidiaries in connection with a Receivables Securitization (a) of a type and on terms customary for comparable transactions and of a character appropriate for the assets being securitized and (b) which have been negotiated at arm’s length with an unaffiliated third party; provided that any such undertaking by and between U.S. Cellular or any of its Subsidiaries and a Securitization Entity shall be excluded from the requirement in this clause (b) if (i) clause (a) is satisfied and (ii) such undertaking is in connection with a Receivables Securitization involving an unaffiliated third party.
“State PUC” mean any state or local public service commission, public utilities commission or similar state or local agency responsible for regulating the communications industry within a particular state or locality and with jurisdiction over any of the telecommunications services offered by the Borrower or its Subsidiaries.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower. For the avoidance of doubt, no Non-Subsidiary Variable Interest Entity shall be considered a “Subsidiary” hereunder for any purpose other than solely as contemplated by Section 1.03(c).
“Supported QFC” has the meaning given such term in Section 10.25.
“Suttle-Straus” means Suttle-Straus, Inc., a Wisconsin corporation.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in subsection (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person in connection with a transaction that is (a) treated and accounted for as a lease in the financial statements of such Person but (b) treated and accounted for as indebtedness in the tax statements of such Person, but in any case which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan” has the meaning specified in Section 2.01.
“Term Loan Commitment” means, as to each Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. As of the Closing Date, the aggregate Term Loan Commitments are $300,000,000.
“Term Loan Lender” means each Lender having a Term Loan Commitment or who has funded or purchased all or a portion of a Term Loan in accordance with the terms hereof.
“Term SOFR” means,
(a)    for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; and
(b)    for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Threshold Amount” means, on any date of determination and calculated as of the last day of the fiscal quarter for which financial statements were most recently delivered by the Borrower pursuant to Section 6.01(a) or 6.01(b), as applicable, an amount equal to 7.5% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans.
“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a SOFR Loan.
“UCC” means the Uniform Commercial Code, as in effect from time to time in any applicable jurisdiction.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
“United States” and “U.S.” mean the United States of America.

“Upfront Fee Letter” means that certain Upfront Fee Letter, dated as of September 28 2023, by and among the Borrower, Citibank, N.A., Wells Fargo, Wells Fargo Securities LLC, TD Securities (USA) LLC and The Toronto-Dominion Bank, New York Branch.
“U.S. Cellular” means United States Cellular Corporation.
“U.S. Cellular Credit Facilities” means the U.S. Cellular Revolving Loan Facility, the U.S. Cellular Senior Term Loan Facility, the U.S. Cellular Term Loan Facility and the U.S. Cellular Export Loan Facility.
“U.S. Cellular Export Loan Facility” means that certain Credit Agreement, dated as of December 17, 2021, as the same has been and may be further amended, restated, extended, supplemented, replaced, refinanced or otherwise modified from time to time, by and among U.S. Cellular, as the borrower thereunder, Citibank, N.A., as administrative agent, global coordinator, a mandated lead arranger and a lender, and the other lenders party thereto from time to time.
“U.S. Cellular Revolving Loan Facility” means that that certain Credit Agreement, dated as of July 20, 2021, among U.S. Cellular, Toronto Dominion (Texas) LLC as the administrative agent and the lenders party thereto from time to time, as amended, restated, extended, supplemented, replaced, refinanced or otherwise modified from time to time in accordance with the terms thereof.
“U.S. Cellular Senior Term Loan Facility” means that certain Senior Term Loan Credit Agreement, dated as of December 9, 2021, as the same has been and may be further amended, restated, extended, supplemented, replaced, refinanced or otherwise modified from time to time, by and among U.S. Cellular, as the borrower thereunder, Toronto Dominion (Texas), LLC, as administrative agent and a lender, and the other lenders party thereto from time to time.
“U.S. Cellular Term Loan Facility” means that certain Third Amended and Restated Credit Agreement, dated as of July 30, 2021, as the same has been and may be further amended, restated, extended, supplemented, replaced, refinanced or otherwise modified from time to time, by and among U.S. Cellular, as the borrower thereunder, CoBank, as administrative agent and a lender, and the other lenders party thereto from time to time.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Special Resolution Regimes” has the meaning given such term in Section 10.25.
“Variable Interest Entity” means any variable interest entity that the Borrower is required to consolidate at any time pursuant to FASB ASC 810 - Consolidation. Schedule 1.01(a) identifies the entities that are Non-Subsidiary Variable Interest Entities as of the date hereof. Schedule 5.13 identifies the entities that are Variable Interest Entities that are Subsidiaries as of the date hereof.
“Wells Fargo” has the meaning specified in the introductory paragraph hereto.
“wholly-owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (i) director’s qualifying shares and (ii) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly-owned Subsidiaries of such Person.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law, including Anti-Terrorism Laws, Debtor Relief Laws, the Code, the Commodity Exchange Act, ERISA, the Patriot Act, the Securities Exchange Act of 1934, the Uniform Commercial Code, the Investment Company Act of 1940, the Trading with the Enemy Act of the United States or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03    Accounting Terms.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 6.01, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
(b)    Changes in GAAP. Unless the Borrower shall otherwise have provided the notice set forth in the next sentence, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document (including, without limitation, the adoption of International Financial Reporting Standards by U.S. companies), and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision to the contrary herein, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as capital lease obligations in the financial statements.
(c)    Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each Non-Subsidiary Variable Interest Entity even though such Non-Subsidiary Variable Interest Entity is not a Subsidiary as defined herein. For the avoidance of doubt, Subsidiaries that are Variable Interest Entities are included in the consolidated financial statements of the Borrower and its Subsidiaries and are included in the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference.
1.04    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).
1.06    Pro Forma Calculations. For purposes of making financial calculations to determine compliance with Section 7.10(b), (a) with respect to any (i) acquisition by the Borrower or any of its Subsidiaries for consideration of less than $50,000,000 and (ii) with respect to Dispositions by the Borrower or its Subsidiaries having gross sales proceeds of less than $50,000,000, Consolidated EBITDA may, at the option of the Borrower upon notice to the Administrative Agent as indicated in the applicable Compliance Certificate, be adjusted on a Pro Forma Basis and (b) with respect to (i) any Specified Acquisition by the Borrower or any of its Subsidiaries and (ii) with respect to any Specified Dispositions by the Borrower or its Subsidiaries, (A) Consolidated EBITDA shall be adjusted on a Pro Forma Basis and (B) the Borrower shall, concurrently with the delivery of the Compliance Certificate referred to in Section 6.02(b), deliver a certificate of the Borrower signed by the chief executive officer, chief financial officer, chief accounting officer, treasurer or controller of the Borrower attaching financial data and calculations reasonably acceptable to the Administrative Agent setting forth such pro forma calculations in reasonable detail.
1.07    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.08    Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
ARTICLE II.
THE COMMITMENTS
2.01    Committed Loans. Subject to the terms and conditions set forth herein and relying upon the representations and warranties of the Loan Parties set forth herein and in the other Loan Documents, each Term Loan Lender severally agrees to make a term loan (collectively, the “Term Loans”) to the Borrower on the Closing Date in an aggregate principal amount not to exceed the amount of such Term Loan Lender’s Commitment. The Borrower may not prepay under Section 2.03 and reborrow under this Section 2.01. The Term Loans may be a Base Rate Loan or SOFR Loan, as further provided herein.
2.02    Borrowings, Conversions and Continuations of Committed Loans.
(a)    Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of SOFR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Committed Loan Notice; provided that any telephone notice must be confirmed promptly by delivery to the Administrative Agent of a Committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three U.S. Government Securities Business Days prior to the requested date of any Borrowing of, conversion to or continuation of SOFR Loans or of any conversion of SOFR Loans to Base Rate Committed Loans, and (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Committed Loans; provided, however, that if the Borrower wishes to request SOFR Loans having an Interest Period other than one, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four U.S. Government Securities Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three U.S. Government Securities Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each Borrowing of, conversion to or continuation of Term Loans constituting SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion of Term Loans constituting Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the Class of the Committed Loans to be borrowed, converted or continued, (iv) the principal amount of Committed Loans to be borrowed, converted or continued, (v) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (vi) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of SOFR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
(b)    Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.01, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.
(c)    Except as otherwise provided herein, a SOFR Loan may be continued or converted only on the last day of an Interest Period for such SOFR Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as SOFR Loans without the consent of the Required Lenders.
(d)    The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for SOFR Loans selected hereunder upon the determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the public announcement of such change. Failure to deliver any such notice shall not affect the effectiveness of any such interest rate or result in any liability to the Administrative Agent.

(e)    After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Committed Loans.
2.03    Prepayments.
(a)    Voluntary. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) a Prepayment Notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of SOFR Loans and (B) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each Prepayment Notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if SOFR Loans are to be prepaid, the Interest Period(s) of such Loans. Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind or postpone any Prepayment Notice under this Section 2.03(a) if such prepayment would have resulted from a refinancing of this Agreement, which refinancing shall not be consummated or otherwise shall be delayed (subject to payment by the Borrower of amounts owed under Section 3.05 occurring as a result of such notice).
(b)    Mandatory.
(i)    No later than the fifth Business Day following the date of receipt by the Borrower of any Net Proceeds from any Prepayment Event (Distributions), the Borrower shall prepay the Outstanding Amounts in an aggregate amount equal to the difference of (x) 100% of all such aggregate Net Proceeds and (y) the Prepayment Threshold (Distributions).
(ii)    No later than the fifth Business Day following the date of receipt by (A) the Borrower or any Subsidiary (other than any of the Excluded Subsidiary or U.S. Cellular or any of their respective Subsidiaries) of any Net Proceeds from any Prepayment Event (Indebtedness), or (B) by the Borrower of any Net Proceeds from any Prepayment Event (Equity Issuances), the Borrower shall prepay the Outstanding Amounts in an aggregate amount equal to the difference of (x) 100% of all such aggregate Net Proceeds and (y) the Prepayment Threshold (Equity Issuances and Indebtedness).
(c)    Applications of Prepayments.     All prepayments permitted pursuant to this Section 2.03 shall be applied to the remaining unpaid principal of the Committed Loans.
(d)    Generally. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any repayment or prepayment of a Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.12, each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.
2.04    Termination of Commitments. The Term Loan Commitments shall be automatically and permanently terminated on the Closing Date, after giving effect to any Committed Borrowings pursuant to Section 2.01.
2.05    Repayment of Loans. The entire outstanding principal balance of the Term Loans shall be due and payable in full in cash on the Maturity Date.
2.06    Interest.
(a)    Subject to the provisions of subsection (b) below, (i) each SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Adjusted Term SOFR for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.
(b)    (i)    If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)    If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii)    Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided that the Borrower shall not be required to pay the Default Rate to any Lender while such Lender is a Defaulting Lender at the time when an Event of Default exists.
(iv)    Accrued and unpaid interest on past due amounts (including interest on past due interest to the extent permitted by applicable Laws) shall be due and payable upon demand.

(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
(d)    In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
2.07    Fees. The Borrower shall pay the fees in the amounts and at the times specified in the Upfront Fee Letter and each of the Arranger Fee Letters. Such fees shall be fully earned when due and payable and shall not be refundable for any reason whatsoever.
2.08    Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
2.09    Evidence of Debt.
(a)    The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, in each case in the ordinary course of business, and provided that, with respect to United States Treasury Regulation Section 5f.103-1(c) only (if applicable), the Administrative Agent shall act as a non-fiduciary agent for the Borrower with respect to the requirements of such regulation. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
(b)    Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.09(a), and by each Lender in its account or accounts pursuant to Section 2.09(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.
2.10    Payments Generally; Administrative Agent’s Clawback.
(a)    General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)    (i)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of SOFR Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Committed Loan set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan or to make its payment under Section 10.04(c).
(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.11    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff, counterclaim, payment, fee or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them; provided that:
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section 2.11 shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including, without limitation, the application of funds arising from the existence of a Defaulting Lender and Sections 3.01, 3.02, 3.04, 3.05 or 10.04), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.11 shall apply).
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Laws, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.12    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01 and in the definition of “Required Lender.”
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Lenders agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01    Taxes.
(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)    Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without deduction or withholding for any Taxes. If, however, applicable Laws require any Loan Party or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by such Loan Party or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
(ii)    If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(iii)    If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)    Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.
(c)    Tax Indemnifications. (i) Without limiting or duplicating the provisions of subsection (a) or (b) above, each of the Loan Parties shall, and does hereby, jointly and severally, indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Loan Parties or the Administrative Agent or paid by such Recipient in connection with a Loan Document and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each of the Loan Parties shall also, and does hereby, jointly and severally, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by subsection (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be prima facie evidence thereof, and shall include a certification that such claim is being made in compliance with Section 3.06(c).
(ii)    Without limiting the provisions of subsection (a) or (b) above, each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be prima facie evidence thereof. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this paragraph (ii). The agreements in this paragraph (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.
(d)    Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.
(e)    Status of Lenders; Tax Documentation.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)    executed copies of IRS Form W-8ECI;
(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or
(IV)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies (or originals, if required by applicable Law) of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(f)    Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of, or a tax credit with respect to, any Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion, that it has received a refund of, or tax credit with respect to, any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund or credit (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund or credit), net of all reasonable out-of-pocket expenses (including Taxes and Other Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund or credit to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.
(g)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended, and (b) the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day, and (ii) if necessary to avoid such illegality, the Administrative Agent shall during the period of such suspension compute interest pursuant to Section 2.08 hereof without reference to clause (c) of the definition of “Base Rate,” in each case until the Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.
3.03    Inability to Determine Rates.
(a)    Notwithstanding anything to the contrary in this Agreement or any other Loan Documents (but subject to clauses (b) through (f) below), if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:
(i)    Adjusted Term SOFR cannot be determined pursuant to the definition thereof; or
(ii)    (for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof) Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then the Administrative Agent will promptly so notify the Borrower and each Lender.
Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent (at the instruction of the Required Lenders, if applicable) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 3.05. Subject to Section 3.03(b), if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent revokes such determination.
(b)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Contract shall be deemed not to be a “Loan Document” for purposes of this Section 3.03), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(c)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.03(e). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03.
(e)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
3.04    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any SOFR Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, within fifteen days after demand by such Lender setting forth in reasonable detail such increased costs (but shall not require any Lender to disclose any confidential or proprietary information, and with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Change in Law affecting any Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and calculation of such reduced rate of return (but shall not require any Lender to disclose any confidential or proprietary information, and with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered within fifteen days after receipt of such demand.
(c)    Certificates for Reimbursement. A certificate of a Lender setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Borrower shall be prima facie evidence thereof, and such certificate shall include a certification that such claim is being made in compliance with Section 3.06(c). The Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
3.05    Compensation for Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount (but shall not require any Lender to disclose any confidential or proprietary information), the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
(c)    any assignment of a SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;
including any loss (other than loss of anticipated profits) or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any reasonable and customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each SOFR Loan made by it at the Adjusted Term SOFR for such Loan by a matching deposit for a comparable amount and for a comparable period, whether or not such SOFR Loan was in fact so funded.
3.06    Mitigation Obligations; Replacement of Lenders; Like Treatment.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any Indemnified Taxes or any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has not or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 10.13.
(c)    Like Treatment. No Lender shall request compensation under Section 3.01, 3.02 or 3.04, unless such Lender is generally requesting compensation from other similarly situated borrowers.
Each party hereto agrees that (x) an assignment required pursuant to this Section 3.06 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender or the Administrative Agent; provided further that any such documents shall be without recourse to or warranty by the parties thereto.
3.07    Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.
ARTICLE IV.
CONDITIONS PRECEDENT TO COMMITTED LOANS
4.01    Conditions of Initial Committed Loan. The obligation of each Lender to make the Term Loans on the Closing Date is subject to satisfaction of the following conditions precedent:
(a)    The Administrative Agent’s (or its counsel’s) and, with respect to clause (xiv)(i) below, the Custodian’s receipt of the following, each of which shall be originals or facsimiles or electronic pdfs (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)    executed counterparts of this Agreement, the Security Agreement, each Intellectual Property Security Agreement, the Securities Account Control Agreements and the Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;
(ii)    a Note executed by the Borrower in favor of each Lender requesting a Note;
(iii)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;
(iv)    such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization;
(v)    a favorable opinion of Sidley Austin LLP, counsel to the Loan Parties, or other applicable local counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit E and such other matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;
(vi)    a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party other than any filings to perfect Liens created by the Security Documents, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
(vii)    a certificate signed by a Responsible Officer of the Borrower as of the Closing Date certifying (A) that the conditions specified in Sections 4.01(d) and (e) have been satisfied or waived (which such waiver must be in writing), (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (C) that neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (D) that the Borrower has disclosed to the Administrative Agent and the Lenders all matters known to any Responsible Officer that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
(viii)    the Administrative Agent shall have received the results of a recent lien, tax lien, judgment and litigation search in each of the jurisdictions or offices (including, without limitation, in the United States Patent and Trademark Office and the United States Copyright Office) in which a UCC financing statement or other filings or recordations should be made to evidence or perfect security interests in all assets of the Loan Parties (or would have been made at any time during the five years immediately preceding the Closing Date to evidence or perfect Liens on any assets of the Loan Parties), and such search shall reveal no Liens or judgments on any of the assets of the Loan Parties, except for Permitted Liens or Liens and judgments to be terminated on the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent;
(ix)    evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;
(x)    to the extent requested not less than 10 days prior to the Closing Date, (A) all documentation and other information requested by (or on behalf of) any Lender in order to comply with requirements of anti-corruption Laws, Anti-Terrorism Laws and Sanctions and (B) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification;
(xi)    delivery of a duly completed and executed Federal Reserve Form U-1, Statement of Purpose for an Extension of Credit Secured by Margin Stock;
(xii)    a completed perfection certificate, dated as of the Closing Date, executed by a duly authorized officer of the Borrower, together with all attachments contemplated thereby;
(xiii)    evidence that each Loan Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including any amendments to the articles of incorporation or other constitutional documents of agreements of such Loan Party pursuant to which any restrictions or inhibitions relating to the enforcement of any Lien created by the Security Documents are removed) and authorized, made or caused to be made each UCC financing statement and any other filing and recordation required under the Security Documents, and each UCC financing statement and all other forms required for filing in United States government offices with respect to intellectual property shall have been filed, registered or recorded or shall have been delivered to the Administrative Agent and shall be in proper form for filing, registration or recordation;
(xiv)    (i) the certificates representing the shares of certificated Equity Interests pledged pursuant to the Security Agreement, together with an undated stock power or other instrument of transfer for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, subject to any post-closing period provided in this Agreement for the delivery to the Custodian of such Equity Interests and stock powers or other instruments of transfer and (ii) each promissory note pledged pursuant to the Security Agreement duly executed (without recourse) in blank (or accompanied by an undated instrument of transfer executed in blank and reasonably satisfactory to the Administrative Agent) by the pledgor thereof; and

(xv)    such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.
(b)    Any fees required to be paid by the Borrower pursuant to the Upfront Fee Letter and each of the Arranger Fee Letters on or before the Closing Date shall have been paid.
(c)    Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable and invoiced fees, charges and disbursements of counsel to the Administrative Agent and Lead Arranger (directly to such counsel if requested by the Administrative Agent) to the extent invoiced not less than one Business Day prior to the Closing Date, plus such additional amounts of such invoiced fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent in accordance with the terms of this Agreement).
(d)    The representations and warranties of the Borrower contained in Article V or any other Loan Document (other than the representation and warranty set forth in Section 5.05(c)), or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, to the extent any such representation or warranty is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Committed Loan, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.01, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01.
(e)    No Default shall exist, or would result from the Borrowing of Term Loans on the Closing Date or from the application of the proceeds thereof.
(f)    The Administrative Agent shall have received a Committed Loan Notice in accordance with the requirements hereof.
Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Administrative Agent and the Lenders that:
5.01    Existence, Qualification and Power. Each Loan Party and each Material Subsidiary (a) is duly organized or formed, validly existing and, as applicable, in good standing under the applicable laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the applicable laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in subsections (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
5.02    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene any material term of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any applicable law to which such Person is subject, except in each case referred to in subsections (b) and (c) above to the extent that any such conflict, breach, contravention, creation, requirement or violation could reasonably be expected to have a Material Adverse Effect.
5.03    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority (including any Communications Regulatory Authority) or any other Person is necessary or required in connection with the execution, delivery or performance by, any Loan Party of this Agreement or any other Loan Document other than those already obtained or performed and other than any filings to perfect Liens created by the Security Documents.
5.04    Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other applicable Laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

5.05    Financial Statements; No Material Adverse Effect.
(a)    The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof in accordance with GAAP.
(b)    The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated June 30, 2023, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of subsections (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
(c)    For the period from the date of the Audited Financial Statements through the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
5.06    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
5.07    No Default. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
5.08    Ownership of Property; Liens. Each of the Borrower and the Material Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all assets reflected on the Audited Financial Statements or acquired since the date of the Audited Financial Statements except for property and assets sold or otherwise disposed of in the ordinary course of business or otherwise in accordance with the terms of this Agreement since the date of the Audited Financial Statements and for such defects in title or failure to have such title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and each of the Subsidiaries is subject to no Liens, other than Permitted Liens.
5.09    Environmental Compliance. The Borrower and its Subsidiaries conduct, in the ordinary course of business, a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.10    Insurance. The properties of the Borrower and its Subsidiaries are insured (a) with companies or associations (including affiliated companies approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed)) and (b) in such amounts (after giving effect to any self-insurance compatible with the standards set forth in Section 6.07), in each case of (a) and (b) preceding, as are customarily engaged by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates; provided however, that the Borrower and such Subsidiary may self-insure for physical damage to automobiles, welfare benefits and against liability to workers in any state or jurisdiction, or may effect worker’s compensation insurance therein through an insurance fund operated by such state or jurisdiction in accordance with the provisions of Section 6.07.
5.11    Taxes. The Borrower and its Subsidiaries have (a) made or filed all federal and state income and all other material tax returns, reports and declarations required by any jurisdiction to which any of them is subject or properly filed for and received extensions with respect thereto which are still in full force and in effect and which have been fully complied with in all material respects, (b) have paid all federal and state income and other material taxes, assessments, fees and other governmental charges shown or determined to be due on such returns, reports, and declarations, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves, to the extent required by GAAP, have been established, and (c) set aside on their respective books provisions reasonably adequate for the payment of all estimated taxes for periods subsequent to the periods to which such returns, reports or declarations apply.
5.12    ERISA Compliance.
(a)    Each Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable Federal or state laws, except where such non-compliance could not reasonably be expected to have a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan except for those that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)    (i) No ERISA Event has occurred during the six-year period prior to the date on which such representation is made or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, except for each of the foregoing clauses that could not, either individually or in the aggregate, reasonably be expected to have or to result in, a Material Adverse Effect.
5.13    Subsidiaries; Equity Interests; Guarantors. As of the Closing Date, (a) the Borrower has no Subsidiaries other than those specifically disclosed in Exhibit 21 to the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as supplemented by any changes to such Subsidiaries set forth in Part (a) of Schedule 5.13, and (b) all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and, other than U.S. Cellular and U.S. Cellular’s Subsidiaries, are wholly-owned by the Borrower except as otherwise specified on Part (a) of Schedule 5.13 free and clear of all Liens except Permitted Liens. As of the Closing Date, the Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. Neither the Borrower nor any Guarantor is an Affected Financial Institution. As of the Closing Date, each of the Guarantors is specifically disclosed in Part (c) of Schedule 5.13.
5.14    Margin Regulations; Investment Company Act.
(a)    The Borrower is not engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. No proceeds of any Borrowing will be used for any purpose in contravention or violation of Regulation U issued by the FRB.
(b)    None of the Borrower or any Material Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
5.15    Disclosure. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party (other than any projections and information of a general economic or an industry-specific nature, as to which the Borrower makes no representation) to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished or made available publicly) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein taken as a whole, in the light of the circumstances under which they were made, not materially misleading.
5.16    Compliance with Laws. Each Loan Party and each Subsidiary is in compliance in all material respects with the requirements of all applicable laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of applicable law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
5.17    Taxpayer Identification Number. The Borrower’s true and correct U.S. taxpayer identification number is set forth on Schedule 10.02.
5.18    Anti-Corruption Laws; OFAC.
(a)    Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction. The Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with applicable Sanctions in all material respects. No Loan, use of the proceeds of any Loan or other transactions contemplated hereby will violate applicable Sanctions. Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto. The Borrower and its Subsidiaries are in compliance in all material respects with the Patriot Act.
(b)    The Borrower and its Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws in all material respects. No Loan, use of the proceeds of any Loan, or other transactions contemplated hereby will violate the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions.

5.19    Security Agreement. The Security Documents, upon valid execution and delivery thereof by the parties thereto, are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other applicable Laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought. In the case of (i) Pledged Equity Interests represented by certificates, (x) when such certificates are delivered to the Custodian, together with undated stock powers or other instruments of transfer duly endorsed in blank (solely to the extent such delivery is required by the Loan Documents) or (y) when financing statements in appropriate form are filed in the offices specified in the Security Agreement, and (ii) the other Collateral described in the Security Agreement, when financing statements in appropriate form are filed in the offices specified in the Security Agreement and such other filings as are specified in the Security Agreement have been completed, the Lien created by the Security Agreement, to the extent such Lien may be perfected by filing a UCC financing statement or such other filings, shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Loan Parties in such Collateral, as security for the Obligations, in each case, prior and superior in right to any other Person (except, as applicable, with respect to Permitted Priority Liens and as otherwise provided in the Security Agreement).
5.20    FCC Compliance.
(a)    The Borrower and each Subsidiary (excluding U.S. Cellular and its Subsidiaries) are in compliance with the Communications Act except where the failure to be in compliance has resulted or could reasonably be expected to result in a Material Adverse Effect.
(b)    To the knowledge of the Borrower, there is no investigation, notice of apparent liability, violation, forfeiture or other order or complaint issued by or before the FCC affecting it, or any Subsidiary (excluding U.S. Cellular and its Subsidiaries), which has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)    To the knowledge of the Borrower, no event has occurred which (i) results in, or after notice or lapse of time or both would result in, revocation, suspension, adverse modification, non-renewal, impairment, restriction or termination of, or order of forfeiture with respect to, any license in any respect which would constitute or result in a Material Adverse Effect or (ii) affects or would reasonably be expected in the future to affect any of the rights of the Borrower or any Subsidiary (excluding U.S. Cellular and its Subsidiaries) under any license held by the Borrower or such Subsidiary (excluding U.S. Cellular and its Subsidiaries) in any respect which has resulted or could reasonably be expected to result in a Material Adverse Effect.
(d)    To the knowledge of the Borrower and each Subsidiary (excluding U.S. Cellular and its Subsidiaries) have filed in a timely manner all material filings, reports, applications, documents, instruments and information required to be filed by it under the Communications Act, and all such filings were when made true, correct and complete in all respects except where the failure to do so has resulted or could reasonably be expected to result in a Material Adverse Effect.
5.21    Post-Closing Undertakings.Within the time periods specified on Schedule 5.21 (which time periods may be extended at the reasonable discretion of the Administrative Agent), comply with the provisions set forth in Schedule 5.21.

ARTICLE VI.
AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary (or, with respect to subclauses (i) and (ii) of Section 6.07, each other Loan Party) to:
6.01    Financial Statements. Deliver to the Administrative Agent:
(a)    as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 2023, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations, common stockholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PricewaterhouseCoopers LLP or other independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; provided, that if the Borrower switches from one independent public accounting firm to another and if such switch has occurred during any fiscal period being audited by such new accounting firm, the audit report of any such new accounting firm may contain a qualification or exception as to the scope of such consolidated financial statements that relates to the period of such fiscal period prior to its retention; and
(b)    as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended September 30, 2023), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of operations for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, and the related consolidated statements of common stockholders’ equity, and cash flows for the portion of the Borrower’s fiscal year then ended, in each case setting forth in comparative form, as applicable, prepared in accordance with GAAP consistently applied throughout the period covered thereby and in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, chief accounting officer, treasurer or controller of the Borrower as fairly presenting in all material respects the financial condition, results of operations, common stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

6.02    Certificates; Other Information. Deliver to the Administrative Agent:
(a)    concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants to the effect that they have read a copy of this Agreement, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default, or if such accountants shall have obtained knowledge of any then existing Default they shall disclose in such statement any such Default; provided that such accountants shall not be liable to the Lenders for failure to obtain knowledge of any Default;
(b)    in form and detail reasonably satisfactory to the Administrative Agent, concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) commencing with the fiscal quarter ended September 30, 2023, a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, chief accounting officer, treasurer or controller of the Borrower, including a list that identifies (i) each Material Domestic Subsidiary formed or acquired during the fiscal quarter then ended, including pursuant to a merger or Investment permitted by the provisions of this Agreement, (ii) each Domestic Subsidiary (other than U.S. Cellular, the Excluded Subsidiary and any of their respective Subsidiaries) designated as a Material Subsidiary pursuant to Section 6.14(a)(i) during the fiscal quarter then ended and (iii) each Material Domestic Subsidiary that was Disposed of during the fiscal quarter then ended, including pursuant to a sale, merger, dissolution, liquidation, consolidation or other Disposition;
(c)    promptly after any request by the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;
(d)    promptly after the same are available, copies of each 10-K, 10-Q and 8-K statement which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
(e)    to the extent permitted by applicable Law, promptly, and in any event within five Business Days after receipt thereof by the Borrower or any Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation by the enforcement division of such agency regarding financial or other operational results of the Borrower or any Subsidiary; and
(f)    promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request.
Information required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such information is included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent or any Lender, the Borrower shall deliver paper copies of such documents to the Administrative Agent or such Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper or pdf copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arranger, will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar confidential and secure electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. All Borrower Materials that have been filed with the SEC and available on the SEC’s EDGAR system shall be deemed “PUBLIC.” The Borrower hereby agrees that (w) all Borrower Materials (if any) that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Lead Arranger, shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”
6.03    Notices.
(a)    Promptly notify the Administrative Agent of the occurrence of any Default;
(b)    Promptly after any Responsible Officer has knowledge thereof, notify the Administrative Agent of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c)    Promptly after any Responsible Officer has knowledge thereof, notify the Administrative Agent of the filing or commencement of, or any written threat or written notice of intention of any Person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority against the Borrower or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect;
(d)    Promptly after any Responsible Officer has knowledge thereof, notify the Administrative Agent of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary and not previously disclosed in the financial statements delivered pursuant to Section 6.01;
(e)    Promptly after any Responsible Officer has knowledge thereof, notify the Administrative Agent of any announcement by any of Moody’s, S&P or Fitch of any change in a Debt Rating; and
(f)    Promptly notify the Administrative Agent of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification.
Each notice pursuant to this Section 6.03 (other than Section 6.03(e)) shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto, if any. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached, if any.
6.04    Payment of Obligations. Pay and discharge as the same shall become due and payable in the ordinary course of business, all obligations and liabilities of the Borrower and the Material Subsidiaries, including all such tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Material Subsidiary, except to the extent any failure to pay or discharge the same could not reasonably be expected to result in a Material Adverse Effect.
6.05    Preservation of Existence, Etc. (a) Except as otherwise expressly permitted under Section 7.04, preserve, renew and maintain in full force and effect the legal existence of the Borrower under the applicable laws of the jurisdiction of its organization but only to the extent that such transaction could not reasonably be expected to have a Material Adverse Effect; (b) except as otherwise expressly permitted under Section 7.04 and 7.05, preserve, renew and maintain in full force and effect the legal existence of each Material Subsidiary under the applicable laws of the jurisdiction of its organization but only to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (c) except as otherwise expressly permitted under Section 7.04 and 7.05, take all reasonable action to maintain its good standing and all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business but only to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
6.06    Maintenance of Properties; Office. (a) Maintain, preserve and protect all of the properties and equipment necessary in the operation of the business of the Borrower and each Material Subsidiary in good working order and condition, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that, nothing in this Section 6.06 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties or those of its Material Subsidiaries that meets each of the following conditions: (i) such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its or their business, (ii) such discontinuance does not in the aggregate materially adversely affect the business of the Borrower and its Material Subsidiaries on a consolidated basis and (iii) such discontinuance is not otherwise expressly prohibited under the terms of this Agreement.
6.07    Maintenance of Insurance. Maintain with insurance companies or associations (including affiliated companies approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed)) customarily used by Persons engaged in the same or similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates, of such types and in such amounts (after giving effect to self-insurance compatible with the standards following the parenthetical contained in Section 5.10) as are customarily carried under similar circumstances by such other Persons and, solely with respect to each Loan Party, all such insurance shall (i) provide for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance and (ii) name the Administrative Agent as loss payee (in the case of property insurance) or additional insured (in the case of liability insurance) in each case on behalf of the Secured Parties and solely with respect to the Collateral and be reasonably satisfactory to the Administrative Agent; provided, however, that the Borrower and any of its Subsidiaries may self-insure for physical damage to automobiles, welfare benefits and against liability to workers in any state or jurisdiction, or may effect worker’s compensation insurance therein through an insurance fund operated by such state or jurisdiction.
6.08    Compliance with Laws. Comply in all material respects with the requirements of all applicable laws and all orders, writs, injunctions and decrees applicable to it or to its business or property (including without limitation the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and applicable Sanctions), except in such instances in which (a) such requirement of applicable law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
6.09    Books and Records. Maintain proper books of record and account, in which full, true and correct entries in all material respects and are in material conformity with GAAP consistently applied during such period shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Material Subsidiary, as the case may be (it being understood and agreed that any foreign Subsidiary may maintain individual books and records in conformity with generally accepted accounting principles in its respective country of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

6.10    Inspection Rights.
(a)    Permit the Administrative Agent or any of the Administrative Agent’s other designated representatives, to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, employees and independent public accountants (such accountants being hereby authorized by the Borrower to so discuss and advise) all at the expense of the Borrower and, so long as there exists no Event of Default that is continuing, at such reasonable times and intervals as the Administrative Agent may reasonably request;
(b)    permit each Lender or any of each such Lenders’ other designated representatives, not more than once per fiscal year (and at the expense of such Lender), to visit and inspect any of the properties of the Borrower or any of its Subsidiaries during normal business hours, to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, employees and independent public accountants (such accountants being hereby authorized by the Borrower to so discuss and advise) upon the request by such Lender with reasonable notice, and
(c)    upon an Event of Default and for so long as it is continuing, permit the Lenders or any of the Lenders’ other designated representatives, to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, employees and independent public accountants (such accountants being hereby authorized by the Borrower to so discuss and advise) at the expense of the Borrower and at such reasonable times and intervals as any such Lender may reasonably request.
In connection with any such inspections or discussions, (i) the Borrower shall be given reasonable notice of and shall have the right to be present at such inspections or discussions, and (ii) each Lender, on behalf of itself and any representative authorized by it, agrees to treat all non-public information as confidential information pursuant to Section 10.07 and to take all reasonable precautions to prevent such confidential information from being exposed to third parties and to those of its employees and representatives who do not need to know such confidential information; provided that this Section 6.10 shall not affect the disclosure by any Lender of information required to be disclosed to its auditors, regulatory agencies or pursuant to subpoena or other legal process or by virtue of any other law, regulation, order or interpretation.
6.11    Use of Proceeds. Use the proceeds of the Committed Loans to pay fees and expenses relating to the Committed Loans and for other general corporate purposes, including working capital, capital expenditures, non-hostile acquisitions and other general corporate purposes not in contravention of any applicable law applicable to the Borrower or any Subsidiary or of any Loan Document.
6.12    Further Assurances. Cooperate with the Lenders and the Administrative Agent and execute and deliver such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request, including (a) correcting any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation related thereto and (b) doing, executing, acknowledging, delivering, recording, re-recording, filing and re-filing, registering and re-registering any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request from time to time, in each case, in order to (i) carry out more effectively the purposes of the Loan Documents in accordance with their terms and the transactions contemplated thereby, (ii) to the fullest extent permitted by applicable law, subject any Collateral now or hereafter acquired to the Liens contemplated by the Security Documents and (iii) perfect and maintain the validity, effectiveness and priority of the Liens on the Collateral intended to be created under the Security Documents (subject, as applicable, to any Permitted Priority Liens).
6.13    [Reserved].
6.14    Additional Guarantors and Grantors.
(a)    On (or at the election of the Borrower prior to) the date the Borrower is required to deliver the Compliance Certificate for each fiscal quarter (or such later date as may be reasonably determined by the Administrative Agent),
(i)    if, at such time, any existing direct Domestic Subsidiary (other than U.S. Cellular, the Excluded Subsidiary and any of their respective Subsidiaries) that is not a Guarantor meets the threshold set forth in the definition of Material Subsidiary, designate in writing to the Administrative Agent such additional Domestic Subsidiary as a “Material Subsidiary”,
(ii)    notify the Administrative Agent of any other changes to the Material Domestic Subsidiaries for such fiscal quarter, including (A) the formation or acquisition of a Material Domestic Subsidiary, including pursuant to a merger or Investment permitted by the provisions of this Agreement and (B) the Disposition of a Material Subsidiary, including pursuant to a sale, merger, dissolution, liquidation, consolidation or other Disposition, and

(iii)    cause each new Material Domestic Subsidiary pursuant to clauses (i) and (ii)(A) above to (w) become a Grantor by executing and delivering to the Administrative Agent a Grantor Supplement (as defined in the Security Agreement) and take all such actions and execute and deliver, or cause to be executed and delivered, to the extent required by the Security Agreement, all such documents, instruments, agreements, and certificates reasonably requested by Administrative Agent in order to cause the Administrative Agent, for the benefit of the Secured Parties, to have a Lien on all assets of such Material Domestic Subsidiary and equity interests in such Material Domestic Subsidiary (in each case, other than Excluded Assets), which Lien shall be perfected, to the extent required by the Security Agreement, and be of first priority (except, as applicable, with respect to Permitted Priority Liens), (x) become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty or such other document as the Administrative Agent shall deem reasonably appropriate for such purpose, and (y) unless waived by the Administrative Agent, deliver to the Administrative Agent documents of the types referred to in clauses (iii), (iv), (xiii), (xiv) and (xv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (x)), all in form, content and scope reasonably satisfactory to the Administrative Agent.
(b)    [Reserved].
6.15    Anti-Corruption Laws. Conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.
ARTICLE VII.
NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:
7.01    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues (including, without limitation, Equity Interests owned by the Borrower and any of its Subsidiaries), whether now owned or hereafter acquired, other than the following (collectively, the “Permitted Liens”):
(a)    Liens pursuant to any Loan Document;
(b)    Liens to secure taxes, assessments and other governmental charges in respect of obligations not overdue or Liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue or in respect of which the Borrower or relevant Subsidiary shall at the time in good faith be prosecuting an appeal or proceeding for review and in respect of which a stay of execution shall have been obtained pending such appeal or review and for which any reserves required in accordance with GAAP have been established;
(c)    deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations;
(d)    Liens on properties in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower or relevant Subsidiary shall at the time in good faith be prosecuting an appeal or proceeding for review and in respect of which a stay of execution shall have been obtained pending such appeal or review and for which any reserves required in accordance with GAAP have been established;
(e)    Liens of carriers, warehousemen, mechanics and materialmen, and other like liens on properties in existence less than 120 days from the date of creation thereof in respect of obligations not overdue, or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the Borrower or relevant Subsidiary;
(f)    encumbrances consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s Liens under leases to which the Borrower or relevant Subsidiary is a party or under applicable Law, and other minor Liens or encumbrances none of which in the opinion of the Borrower interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower or such Subsidiary, which defects do not individually or in the aggregate have a materially adverse effect on the business of the Borrower or such Subsidiary individually or of the Borrower and its Subsidiaries taken as a whole;
(g)    (i) outstanding Liens on the Closing Date securing Indebtedness of less than $25,000,000 and (ii) outstanding Liens on the Closing Date securing Indebtedness over $25,000,000 that are listed on Schedule 7.01, and, in each case, any extension, renewal or replacement thereof, in whole or in part; provided, however, that the principal amount secured thereby shall not exceed the principal amount secured at the time of extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to only that property (or any portion of such property) which secured the obligation so extended, renewed or replaced (plus any improvements on such property or portion of such property);
(h)    so long as no Event of Default exists at the time such Lien is created, Liens on any Specified Equity Interests; provided, however, that in each case such Liens (A) are incurred only in connection with any Monetization Transaction to secure obligations owed under such Monetization Transaction, (B) such Liens cover or otherwise attach to only the specific Specified Equity Interests which are the subject of such Monetization Transaction (and rights and interests usually and customarily related thereto, e.g., proceeds and dividends) and do not cover any other property or assets owned or acquired by the Borrower or any of its Subsidiaries, and (C) such Liens remain in existence only during the continuation of such Monetization Transaction;

(i)    so long as no Default exists before and immediately after giving effect to any such Liens at the time the contractual obligation to grant such Liens is entered into by the Borrower or its Subsidiaries, Liens in favor of governmental entities on assets and properties financed thereby in respect of Indebtedness permitted to be incurred under Section 7.03(f);
(j)    (i) so long as no Event of Default pursuant to Sections 8.01(a)(i), 8.01(a)(ii) (with respect to interest on any Loan only), 8.01(f) or 8.01(g) exists at the time such Lien is created, Liens on Securitization Assets arising out of the sale, assignment, pledge or transfer of Securitization Assets by U.S. Cellular or any of its Subsidiaries to any Securitization Entity pursuant to a Receivables Securitization and (ii) so long as no Event of Default exists at the time such Lien is created, Liens created by U.S. Cellular or any of its Subsidiaries pursuant to a pledge of the Equity Interests of any Securitization Entity in connection with a Receivables Securitization;
(k)    Liens securing Indebtedness and other obligations pursuant to any of the Existing Credit Facilities, as in effect on the date hereof; provided that the Liens securing Indebtedness and other obligations pursuant to (i) the Revolving Loan Facility, the CoBank Term Loan Facility and the Export Facility shall be junior to the Liens securing the Obligations; provided further that a duly authorized representative acting on behalf of the holders of such Indebtedness shall have become party to an intercreditor agreement with terms and conditions that are acceptable to the Administrative Agent that will be in effect at the time such Lien is established, and (ii) the U.S. Cellular Credit Facilities shall not encumber any assets or property of any entity other than U.S. Cellular and its subsidiaries;
(l)    any other Liens on the property and assets of the Borrower and any of its Subsidiaries; provided, however, with respect to any Liens that secure Indebtedness of the Borrower or any Subsidiary, (i) in no event shall the sum of (A) the amount of outstanding Indebtedness of the Borrower or any Subsidiary, if any, secured by Liens permitted by this subsection (l), plus (B) the amount of outstanding Indebtedness of the Borrower under this Agreement plus (C) the amount of outstanding Indebtedness of the Subsidiaries permitted by Section 7.03(d) but not secured by Liens permitted under this subsection (l), exceed in the aggregate at any time $300,000,000 and (ii) such Lien may only be incurred so long as no Event of Default exists at the time such Lien is created;
(m)    [reserved];
(n)    Liens on Equity Interests of any Subsidiary of (i) the Borrower to secure all or a portion of the “Obligations” under (and as defined in) the Revolving Loan Facility, the CoBank Term Loan Facility or the Export Loan Facility, and (ii) U.S. Cellular to secure all or a portion of the “Obligations” under (and as defined in) each of the U.S. Cellular Credit Facilities; and
(o)    Liens on Equity Interests of CoBank ACB held by the Borrower or any of its Subsidiaries securing Indebtedness and other obligations pursuant to each of the U.S. Cellular Term Loan Facility, the U.S. Cellular Revolving Loan Facility and the CoBank Term Loan Facility.
7.02    Investments. Make any Investments, except:
(a)    Investments
(i)    held by the Borrower or such Subsidiary in the form of cash and Cash Equivalents,
(ii)    made in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers, in each case consistent with past practices,
(iii)    Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment, in each case only to the extent reasonably necessary in order to prevent or limit loss,
(iv)    in any Special Entity, so long as in each case such Investments are (A) made in the ordinary course of business to fund operating expenses (including, without limitation, purchases of inventory in the ordinary course of business and capital expenditures incurred in the ordinary course of business consistent with past practices but only to the extent they are Ordinary Capital Expenditures) of such Special Entity, (B) consistent with past practices of the Borrower, its Subsidiaries and such Special Entities and (C) either (I) not in excess of $25,000,000 in the aggregate at any time outstanding or (II) otherwise made pursuant to agreements, documents or other instruments pursuant to which the Borrower or such Subsidiary shall have a commitment to fund and in respect of which the Borrower shall, upon the request of the Administrative Agent, use commercially reasonable efforts to cause the Administrative Agent, for the benefit of itself and the other Lenders, to have a perfected first Lien within thirty (30) days (or such longer time period as the Administrative Agent may agree) following the date of any such Investment under this subclause (II) (and subject to an agreement among the Administrative Agent on behalf of the Lenders on the one hand, and the administrative agent on behalf of the lenders under each of the Existing Credit Facilities, as applicable, on the other hand, regarding such Liens), but in no event shall the aggregate amount of all Investments made under this subclause (II) exceed $50,000,000; and
(v)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business and consistent with past practices;
(b)    in addition to Investments permitted by subsection (a) preceding, Investments of any Subsidiary in the Borrower;

(c)    in addition to Investments permitted by subsections (a) and (b) preceding, Investments of the Borrower or any Subsidiary in any Subsidiary (except Investments pursuant to this subsection (c) in (x) the Excluded Subsidiary and any of its Subsidiaries, and (y) a Securitization Entity and any of its Subsidiaries are not permitted unless such Investments are made during a CoBank Guaranty Release Period) so long as in each case such Investments are (i) made in the ordinary course of business to fund operating expenses of such Subsidiary (including, without limitation, purchases of inventory in the ordinary course of business and capital expenditures incurred in the ordinary course of business consistent with past practices but only to the extent they are Ordinary Capital Expenditures) and (ii) consistent with past practices of the Borrower and its Subsidiaries; provided that, for the avoidance of doubt, the foregoing shall permit intercompany obligations, including intercompany loans, incurred in the ordinary course of business by and among the Borrower or any wholly-owned Subsidiary of the Borrower, on the one hand, and any other wholly-owned Subsidiary of the Borrower, on the other hand, in each case only to the extent arising from time to time in connection with any Receivables Securitization otherwise permitted under this Agreement;
(d)    in addition to Investments permitted by subsections (a), (b) and (c) preceding, Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments, in each case only as each is specifically permitted under Sections 7.01, 7.03, 7.04, 7.05 and 7.06, respectively, to the extent that any constitute Investments;
(e)    so long as no Event of Default pursuant to Sections 8.01(a)(i), 8.01(a)(ii) (with respect to interest on any Loan only), 8.01(f) or 8.01(g) exists before and immediately after giving effect to any such Investment, Investments by U.S. Cellular or any of its Subsidiaries in a Securitization Entity pursuant to a Receivables Securitization; provided that such Investments are used exclusively for the purpose of financing or refinancing assets newly financed or refinanced under such Receivables Securitization;
(f)    in addition to Investments permitted by subsections (a), (b), (c), (d) and (e) preceding, so long as (i) no Event of Default exists before and after giving effect to any such Investment and (ii) the Borrower is in pro-forma compliance with each of the covenants in Section 7.10 after giving effect to any such proposed Investment, the Borrower and its Subsidiaries may make any Investment (except Investments pursuant to this subsection (f) in (x) the Excluded Subsidiary and any of its Subsidiaries and (y) a Securitization Entity and any of its Subsidiaries are not permitted unless such Investments are made during a CoBank Guaranty Release Period);
(g)    [reserved]; and
(h)    in addition to Investments permitted by subsections (a), (b), (c), (d), (e) and (f) preceding, so long as no Event of Default exists before and after giving effect to any such Investment, the Borrower and its Subsidiaries may make Investments in the Excluded Subsidiary and its Subsidiaries; provided that, at any time that is not during a CoBank Guaranty Release Period, the aggregate amount of all such Investments, together with the fair market value of all property Disposed of to the Excluded Subsidiary or any of its Subsidiaries pursuant to Section 7.05(c)(iii) shall not exceed $15,000,000 in the aggregate.
7.03    Indebtedness. Solely with respect to any Subsidiary, create, incur, assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness under the Loan Documents;
(b)    Indebtedness (including any Guarantees thereof) outstanding on the Closing Date and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to accrued interest (but only such accrued interest scheduled to accrue and remain unpaid by its terms in accordance with the related debt instrument as in effect on the Closing Date) and a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Borrower on a consolidated basis, such Person or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;
(c)    loans to Subsidiaries made in accordance with the terms of Section 7.02(c);
(d)    so long as no Default exists before and after giving effect to the incurrence of any such Indebtedness, Indebtedness of any Subsidiary up to a maximum amount outstanding at any one time of $300,000,000; provided that, notwithstanding the foregoing, in no event shall the amount of outstanding Indebtedness of the Subsidiaries permitted by this subsection (d) (whether secured or unsecured) together with the amount of outstanding Indebtedness of the Borrower on a consolidated basis incurred pursuant to the preceding subsection (a) and outstanding Indebtedness of the Borrower on a consolidated basis secured by Liens permitted by Section 7.01(l), exceed in the aggregate at any time, $300,000,000;
(e)    (i) Indebtedness owed by U.S. Cellular, as borrower, and any Guaranty thereof by any Subsidiary of U.S. Cellular, under (or as otherwise required pursuant to the terms of) each of the U.S. Cellular Credit Facilities and (ii) other unsecured Indebtedness that is permitted to be incurred by U.S. Cellular or any of its Subsidiaries under the terms of each of the U.S. Cellular Credit Facilities; provided that such Indebtedness is not Guaranteed by any Subsidiary of U.S. Cellular unless such Guaranty is permitted pursuant to clause (b), (h) or (i) of Section 7.03 of the U.S. Cellular Revolving Loan Facility (or any successor comparable provisions);

(f)    so long as there exists no Default at the time of its incurrence, Indebtedness owed to governmental entities and authorized pursuant to and incurred under the American Recovery and Reinvestment Act of 2009 or other law for broadband infrastructure in any area of the United States, particularly in areas without sufficient access to high speed broadband service to facilitate economic development; provided that, notwithstanding the foregoing, in no event shall the aggregate amount of Indebtedness incurred as permitted by this subsection (f) together with the aggregate amount of any programs permitted by Section 7.12 (without duplication) exceed in the aggregate at any time $500,000,000;
(g)    Indebtedness of a Securitization Entity incurred in connection with a Receivables Securitization; provided that, in no event shall the outstanding principal amount of such Indebtedness exceed in the aggregate at any time $500,000,000;
(h)    so long as no Default exists before and after giving effect to the incurrence of any such Indebtedness, unsecured Indebtedness of the Borrower incurred after the Closing Date that is Guaranteed by the Subsidiaries (other than U.S. Cellular and its Subsidiaries) up to a maximum principal amount outstanding at any one time of $300,000,000; provided that (i) such Indebtedness shall rank pari passu in right of payment with the Obligations, (ii) in no event shall the sum of (A) the amount of outstanding Indebtedness of the Subsidiaries permitted by this subsection (h), plus (B) without duplication, the amount of outstanding Indebtedness of the U.S. Cellular and its Subsidiaries permitted by Section 7.03(h) of the U.S. Cellular Revolving Loan Facility (or any successor comparable provision), exceed in the aggregate at any time, $300,000,000, (iii) such Indebtedness has a final maturity date equal to or later than 180 days after the Maturity Date, and (iv) such Indebtedness shall not contain covenants (including financial maintenance covenants), taken as a whole, that are materially tighter (or in addition to), with respect to the borrower of such Indebtedness and its Subsidiaries and any guarantor, than those contained in this Agreement on the date of issuance; and
(i)    Indebtedness (including any Guarantees thereof) under the Revolving Loan Facility, the CoBank Term Loan Facility and the Export Loan Facility, in each case in an aggregate principal amount not to exceed the principal amount of Loans (and, in the case of the Revolving Loan Facility, any unfunded commitments outstanding thereunder) outstanding on the date hereof.
7.04    Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
(a)    any Subsidiary may merge, amalgamate or consolidate with (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries; provided that (x) when any Guarantor is merging, amalgamating or consolidating with another Subsidiary, the continuing or surviving Person shall be the Guarantor or shall become a Guarantor concurrently with such transaction and (y) when any wholly-owned Subsidiary is merging with another Subsidiary, the continuing or surviving Person shall be the wholly-owned Subsidiary or shall become a wholly-owned Subsidiary concurrently with such transaction;
(b)    any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is (i) a Guarantor, then the transferee must be only any of the Borrower, a Guarantor or another Subsidiary that becomes a Guarantor concurrently with such transaction and (ii) a wholly-owned Subsidiary, then the transferee must either be the Borrower or a wholly-owned Subsidiary;
(c)    any Subsidiary that is not a Loan Party may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the interest of the Borrower and its Subsidiaries;
(d)    any consolidation of the Borrower with or merger of the Borrower into any other Person or Persons (whether or not affiliated with the Borrower), or successive consolidations or mergers to which the Borrower or its successor or successors shall be a party or parties; provided, however, that the Borrower hereby consents and agrees that, upon any such consolidation or merger, the due and punctual payment of the principal of and interest on all of the Loans and the due and punctual performance and observance of all of the covenants, conditions and other obligations of this Agreement and the Notes to be performed and observed by the Borrower, shall be expressly assumed in an agreement reasonably satisfactory in form and substance to the Administrative Agent and the Lenders, executed and delivered to the Administrative Agent by the Person formed by such consolidation or merger; provided further that the Person formed by such consolidation or merger shall be a Person organized and existing under the laws of the United States, any state thereof or the District of Columbia, and provided, further, that immediately before and after giving effect to any such transaction (and treating any Consolidated Funded Indebtedness or Sale and Leaseback Transaction which becomes an obligation of the resulting or surviving Person as a result of such transaction as having been incurred or entered into by such Person at the time of such transaction), no Default shall exist. Unless the conditions prescribed above in this Section 7.04(d) are satisfied, no such consolidation or merger shall be permitted;
(e)    the Borrower or any Subsidiary may merge with any other Person in order to effect an Investment expressly permitted pursuant to Sections 7.02(e), (f) and (g); and
(f)    with respect to any Subsidiary, (i) a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition expressly permitted pursuant to Section 7.05(c)(i), and (ii) Dispositions made in accordance with the terms of Section 7.05(c)(ii), or any of Sections 7.05(e), (f) or (g).
7.05    Dispositions. Make any Disposition except:
(a)    Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business, and Dispositions of property deemed to be no longer useful in the conduct of the business of the Borrower or any of its Subsidiaries in the ordinary course of business and as determined in the Borrower’s commercially reasonable judgment;

(b)    Dispositions of inventory and allowing any registrations or any applications for registration of any intellectual property to lapse or go abandoned, in each case, in the ordinary course of business;
(c)    Dispositions of (i) any property of any Subsidiary to the Borrower or to a wholly-owned Subsidiary (except Dispositions pursuant to this subsection (c)(i) to (x) the Excluded Subsidiary and any of its Subsidiaries and (y) a Securitization Entity and any of its Subsidiaries are not permitted unless such Dispositions are made during a CoBank Guaranty Release Period); provided that if the transferor of such property is a Guarantor, the transferee thereof must be only any of the Borrower, a Guarantor or another wholly-owned Subsidiary that becomes a Guarantor concurrently with such transaction; (ii) any property of the Borrower or a wholly-owned Subsidiary to a Subsidiary or Special Entity (except Dispositions pursuant to this subsection (c)(ii) to (x) the Excluded Subsidiary and any of its Subsidiaries and (y) a Securitization Entity and any of its Subsidiaries are not permitted unless such Dispositions are made during a CoBank Guaranty Release Period); provided further that (x) if the transferor of such property is a Guarantor, the transferee thereof must be a Guarantor or another wholly-owned Subsidiary that becomes a Guarantor concurrently with such transaction and (y) if there exists any Event of Default at the time of any such Disposition or as a result of giving effect to any such Disposition, such Disposition under subsection (ii) hereof must be sales of property on fair and reasonable terms, in the ordinary course of business and consistent with past practices and (iii) any property of the Borrower or any Subsidiary to the Excluded Subsidiary or any of its Subsidiaries; provided that, at any time that is not during a CoBank Guaranty Release Period, the fair market value of such property Disposed of to the Excluded Subsidiary or any of its Subsidiaries, together with the aggregate amount of all Investments made in the Excluded Subsidiary or any of its Subsidiaries pursuant to Section 7.02(g), shall not exceed $15,000,000 in the aggregate;
(d)    to the extent such transactions constitute Dispositions, the transactions expressly permitted by Sections 7.02(e), 7.04(a), (b), (c) and (d) and 7.06;
(e)    in addition to Dispositions permitted by subsections (a), (b), (c) and (d) preceding, so long as (i) no Default exists at the time the contractual obligation to make such Dispositions is entered into by the Borrower or its Subsidiaries, (ii) the Borrower is in pro-forma compliance with each of the covenants in Section 7.10 after giving effect to any such proposed Disposition, (iii) in each case such Disposition shall be for aggregate fair value (which shall be the price at which the Board of Directors of the relevant Person shall have agreed to sell such assets in an arm’s length transaction to an independent third party buyer which is not an Affiliate), (iv) such Disposition (or series of Dispositions) shall not be of all or substantially all of the assets of the Borrower and (v) the Borrower shall be in compliance with Section 2.03(b)(i) with respect to such Disposition, the Borrower and its Subsidiaries may make any Disposition (except Dispositions pursuant to this subsection (e) to (x) the Excluded Subsidiary and any of its Subsidiaries, and (y) a Securitization Entity and any of its Subsidiaries are not permitted unless such Dispositions are made during a CoBank Guaranty Release Period);
(f)    [reserved];
(g)    [reserved];
(h)    Dispositions of any property of U.S. Cellular and its Subsidiaries to the extent such Dispositions are permitted under the terms of the U.S. Cellular Credit Agreement; and
(i)    in addition to Dispositions permitted by subsections (a), (b), (c), (d), (e), (f), (g) and (h) preceding, Dispositions consisting of the sale of Cash Equivalents for cash.
provided, however, that in each case of subsections (a) through (g) above and notwithstanding anything in this Section 7.05 or otherwise herein or in any Loan Documents, (i) each such Disposition shall be, in Borrower’s commercially reasonable judgment, for fair market value and (ii) the Borrower shall not, nor shall any Subsidiary, Dispose of, transfer or sell any Equity Interests in U.S. Cellular if such sale, Disposition or transfer could result in the Borrower either (A) controlling less than 50.1% of the voting interests of U.S. Cellular, or (B) not being required by GAAP to include U.S. Cellular in its consolidated financials.
7.06    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:
(a)    each Subsidiary may make Restricted Payments to the Borrower and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;
(b)    the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;
(c)    the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;
(d)    repurchases in the ordinary course of business and consistent with past practices of Equity Interests in the Borrower or any Subsidiary of the Borrower deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of or tax withholding obligation with respect to such options or warrants;
(e)    the Borrower may make Restricted Payments in the ordinary course of business and consistent with past practices pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries (i) in effect as of the Closing Date, or (ii) given in renewal or extension of previously existing stock option plans or other benefit plans, such renewals and extensions to be on similar terms to the existing plans, or (iii) granted in the ordinary course of business consistent with past practices and on similar terms as those stock option plans or other benefit plans in existence on the Closing Date;

(f)    the Borrower may declare and make scheduled quarterly dividends approved by its board of directors consistent with historical practices conducted prior to the Closing Date; and
in addition to Restricted Payments permitted by subsections (a), (b), (c), (d), (e) and (f) preceding, so long as (i) no Event of Default exists before and immediately after giving effect to any such Restricted Payment (provided that, notwithstanding the foregoing, solely in the case of dividends, such requirement shall only apply to the declaration of any such dividend and not to the payment of any such dividend), and (ii) the Borrower is in pro-forma compliance with each of the covenants in Section 7.10 after giving pro forma effect to any such proposed Restricted Payment on the date of payment or, in the case of dividends, the declaration thereof, the Borrower and its Subsidiaries may make any Restricted Payment at any time after such payment or, in the case of dividends, the declaration thereof.
7.07    Transactions with Affiliates and Subsidiaries.
(a)    Except as disclosed on Schedule 7.07 or, with respect to U.S. Cellular and its Subsidiaries, as otherwise permitted under each of the U.S. Cellular Credit Facilities, enter into, or permit to exist, any transaction of any kind with any Affiliate of the Borrower (excluding Subsidiaries or any Special Entity), whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, all as determined by the Borrower in its commercially reasonably judgment; or
(b)    Enter into, or permit to exist, any transaction of any kind with any Subsidiary that is not a wholly-owned Subsidiary or Special Entity, other than on fair and reasonable terms in the ordinary course of business consistent with past practices.
7.08    Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that:
(a)    limits the ability of (i) any Subsidiary to Guarantee the Indebtedness of the Borrower under this Agreement and the Loan Documents, or (ii) the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens (other than Permitted Liens) on Equity Interests of any Subsidiary of the Borrower to secure all or a portion of the Obligations; provided, however, that the foregoing clauses (i) and (ii) shall not prohibit any Contractual Obligations that:
(A)    require a pari passu Guarantee concurrently with any Guaranty of any Subsidiary hereunder;
(B)    are restrictions or conditions binding on a Subsidiary in effect at any time any Person becomes a Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition) so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Subsidiary and the restriction or condition set forth in such Contractual Obligations do not apply to the Borrower or any other Subsidiary (except any Subsidiary of such Subsidiary);
(C)    are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business;
(D)    are customary restrictions contained in organizational documents of any Subsidiary that is not a Guarantor as of the Closing Date;
(E)    are customary restrictions in connection with any Lien to secure taxes, assessments and other governmental charges in respect of obligations not overdue (provided that any such restriction contained therein relates only to the asset or assets subject to such Lien);
(F)    are customary restrictions and conditions contained in agreements related to any Receivables Securitization (provided that any such restriction or condition apply solely to (i) the Securitization Assets the subject of such Receivables Securitization and (ii) any applicable Securitization Entity, including any Equity Interests of such Securitization Entity);
(G)    arise under each of the Existing Credit Facilities;
(H)    arise under any document, instrument or agreement identified on Schedule 7.08 and any extension, renewal of, or any amendment or modification or (in the case of any such documents, instruments and agreements relating to Indebtedness) refinancing thereof, so long as the scope of any such restriction or condition is not expanded;
(I)    apply by reason of any applicable Laws or are required by any Governmental Authority having jurisdiction over the Borrower or any Subsidiary;
(J)    are customary restrictions that arise in connection with any Disposition permitted by Section 7.05 applicable pending such Disposition solely to the assets (including Equity Interests) subject to such Disposition;
(K)    are restrictions or other conditions that limit the incurrence or assumption (including pursuant to merger, consolidation or acquisition) or maintenance of Liens on Equity Interests of any Subsidiary of the Borrower unless such Contractual Obligation is secured equally and ratably with any other obligation; provided that such Contractual Obligation is otherwise permitted by this Agreement;

(L)    arise under any Indebtedness (including Guarantees thereof) permitted by clause (h) of Section 7.03 of this Agreement (the “Specified Pari Debt”) so long as the scope of such restrictions or conditions are not more restrictive than the restrictions and conditions permitted pursuant to clause (G) above and do not prohibit, limit or impose any restrictions on the ability of (1) any Subsidiary to Guarantee the Indebtedness of the Borrower under this Agreement, the other Loan Documents, and each of the Existing Credit Facilities, or (2) the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on Equity Interests of the Borrower or any Subsidiary of the Borrower to secure all or a portion of the Obligations; or
(b)    causes any Material Subsidiary to become or remain subject to any restriction which could reasonably be expected to impair the Borrower’s ability to repay in full the Obligations, including without limitation, any restriction which would prohibit the distribution by any Material Subsidiary to the Borrower of proceeds from any direct or indirect Disposition of any business or property.
7.09    Use of Proceeds. Use the proceeds of any Committed Loan whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
7.10    Financial Covenants.
(a)    Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 3.00 to 1.00.
(b)    Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower occurring during any period set forth below to be greater than the ratios indicated for each period specified below:

Period	Consolidated Leverage Ratio
From the Closing Date through and including March 31, 2024	4.25 to 1.00
From April 1, 2024 through and including March 31, 2025	4.00 to 1.00
From April 1, 2025 and thereafter	3.75 to 1.00

7.11    United States Cellular Corporation. Issue any Equity Interests of U.S. Cellular, or make any Disposition of Equity Interests in U.S. Cellular, or take any other action with respect to the Equity Interests in U.S. Cellular, if such issuance, Disposition or other action could result in Borrower either (a) controlling less than 50.1% of the voting interests of U.S. Cellular, or (b) not being required by GAAP to include U.S. Cellular in its consolidated financial statements.
7.12    Governmental Programs. Incur or obtain any loans, advances or other similar funding (other than grants) under the American Recovery and Reinvestment Act of 2009 or other law for broadband infrastructure in any area of the United States; provided that, so long as either (i) there exists no Event of Default at the time of its incurrence, or (ii) (A) there exists no Event of Default under Section 8.01(a) before and immediately after giving effect to any such incurrence or receipt of such grants, loans, advances or other funding, and (B) the Outstanding Amounts of all Committed Loans on any date of any such incurrence or receipt of such grants, loans, advances or other funding are not more than zero, the Borrower may incur or obtain any such grants, loans, advances or other funding in an amount, when combined with all other Indebtedness incurred under Section 7.03(f) (without duplication) plus that is not in excess of $500,000,000.
7.13    Anti-Corruption Laws; Sanctions.
(a)    Directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity or in any Designated Jurisdiction that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Administrative Agent or otherwise) of Sanctions.
(b)    Directly or indirectly use the proceeds of any Committed Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions.
7.14    Guarantees and Collateral. Create, incur, assume or suffer to exist (a) any Guarantee of Indebtedness of the Borrower or of any Subsidiary (other than U.S. Cellular and the Excluded Subsidiary and any of their respective Subsidiaries) if the guarantor of such Indebtedness is not Guarantor hereunder, (b) any Lien securing Indebtedness on assets that are not Collateral (other than Permitted Liens and Liens on assets of U.S. Cellular and the Excluded Subsidiary and any of their respective Subsidiaries) and (c) notwithstanding anything in Section 7.03, any Indebtedness that contains covenants, taken as a whole, that are materially tighter (or in addition to), with respect to any Subsidiaries that are not guarantors of such Indebtedness, than those contained in this Agreement with respect to the Subsidiaries that are not Loan Parties.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
8.01    Events of Default. Any of the following shall constitute an Event of Default:
(a)    Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or
(b)    Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03, 6.05(a) (solely with respect to the Borrower), 6.10, 6.11 or Article VII; or
(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed, including for the avoidance of doubt, Sections 3.03, 3.04, 3.05 and 3.06 of the Security Agreement, and such failure continues for 30 days after the earlier of (i) the date a Responsible Officer of such Loan Party has knowledge of such failure and (ii) the delivery date of written notice thereof to such Loan Party from the Administrative Agent; or
(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall not be true and correct in any material respect when made or deemed made (or, to the extent any such representation, warranty, certification or statement of fact is qualified as to “materiality” or “Material Adverse Effect”, such representation, warranty, certification or statement of fact shall not be true and correct in all respects); or
(e)    Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due beyond the applicable grace period with respect thereto (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an outstanding aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of any Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an involuntary offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined in such Swap Contract) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined in such Swap Contract) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount (unless such Swap Contract is in connection with a Monetization Transaction for which the Swap Termination Value may be satisfied by the delivery of the underlying Specified Equity Interests related to such Monetization Transaction); or
(f)    Insolvency Proceedings, Etc. Any Loan Party or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
(g)    Inability to Pay Debts; Attachment. (i) Any Loan Party or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or
(h)    Judgments. There is entered against any Loan Party or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)    Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations and termination of the Aggregate Commitments, ceases to be in full force and effect; or any Loan Party or any Affiliate contests in any manner the validity or enforceability of any provision of any Loan Document; or any Lien created by any of the Security Documents with respect to a material portion of the Collateral shall cease to be valid, perfected or enforceable and of the same effect and priority purported to be created thereby (in each case, subject, as applicable, to any Permitted Priority Liens), in each case except (i) as a result of the release of a Loan Party pursuant to the Loan Documents (including as a result of any Loan Party no longer qualifying as a Material Subsidiary) or the sale or other disposition of the applicable Collateral to a Person that is not a Loan Party in a transaction permitted under the Loan Documents, (ii) as a result of the failure (A) of the Administrative Agent to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents or (B) of the Secured Parties to file Uniform Commercial Code continuation financing statements, (iii) otherwise as a result of acts or omissions of the Administrative Agent or any Lender or (iv) as otherwise provided in the Security Agreement; or any Loan Party denies that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke, terminate or rescind any provision of any Loan Document; or
(k)    Change of Control. There occurs any Change of Control.
8.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)    declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and
(c)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.
8.03    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.12, be applied by the Administrative Agent in the following order (to the fullest extent permitted by applicable Laws):
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (excluding principal and interest but including fees, charges and disbursements of counsel to the Administrative Agent to the extent the Borrower is obligated to reimburse such amounts in accordance with the Loan Documents and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders to the extent the Borrower is obligated to reimburse such amounts in accordance with the Loan Documents, and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this subsection Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this subsection Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Obligations then owing under Guarantied Hedge Agreements, ratably among the Lenders and the Hedge Banks in proportion to the respective amounts described in this subsection Fourth held by them; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
Notwithstanding the foregoing, Obligations arising under Guarantied Hedge Agreements shall (i) not be secured by any Lien that is created, or purported to be created, by any Security Document and (ii) shall be excluded from the application described above, in each case, if the Administrative Agent has not received a Guarantied Party Designation Notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank and the Borrower, as the case may be. Each Hedge Bank not a party to this Agreement that has given the notice executed by such Hedge Bank and the Borrower contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto. With respect to any Guaranteed Obligations under Guaranteed Hedge Agreements that are excluded pursuant to the first sentence of this paragraph, such Guaranteed Hedge Agreements will be payable pursuant to the provisions set forth in such applicable Guaranteed Hedge Agreement.

ARTICLE IX.
ADMINISTRATIVE AGENT
9.01    Appointment and Authority. Each of the Lenders hereby irrevocably appoints, designates and authorizes Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except to the extent set forth in Section 9.06 and Section 9.10, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and their respective Related Parties, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions (including, but not limited to, Section 9.06 and Section 9.10). It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
9.02    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial advisory, underwriting, capital markets or other business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.
9.03    Exculpatory Provisions. The Administrative Agent and its Related Parties shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:
(a)    shall not be subject to any agency, trust, fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;
(c)    shall not have any duty to disclose, and shall not be liable for the failure to disclose to any Lender or any other Person, any credit or other information concerning the business, prospects, operations, properties, assets, financial or other condition or creditworthiness of the Borrower or any of its Affiliates that is communicated to, obtained by or otherwise in the possession of the Person serving as the Administrative Agent or its Related Parties in any capacity, except for notices, reports and other documents that are required to be furnished by the Administrative Agent to the Lenders pursuant to the express provisions of this Agreement; and
(d)    shall not be required to account to any Lender for any sum or profit received by the Administrative Agent for its own account.
The Administrative Agent and its Related Parties shall not be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence, bad faith, fraud or willful misconduct as determined by a court of competent jurisdiction by final non-appealable judgement. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender.
The Administrative Agent and its Related Parties shall not be responsible for or have any duty or obligations to any Lender or Participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vi) the creation, perfection or priority of Liens on the Collateral.

9.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, shall be fully protected in relying, and shall not incur any liability for relying upon, any notice, request, certificate, consent, communication, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person, including any certification pursuant to Section 9.09. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall be fully protected in relying, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction or reasonable satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Lender that has signed this Agreement or a signature page to an Assignment and Assumption or any other Loan Document pursuant to which it is to become a Lender hereunder shall be deemed to have consented to, approved and accepted and shall be deemed satisfied with each document or other matter required thereunder to be consented to, approved or accepted by such Lender or that is to be acceptable, satisfactory or reasonably satisfactory to such Lender.
9.05    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.
9.06    Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, and, so long as no Event of Default has occurred and is continuing, with the approval of the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders (with, if applicable, the consent of the Borrower) and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any of the Security Documents for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Security Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section 9.06 (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (2) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint (with, if applicable, the consent of the Borrower) a successor Administrative Agent as provided for above in this Section 9.06. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the effective date of such resignation) shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07    Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its Related Parties has made any representations or warranties to it and that no act taken or failure to act by the Administrative Agent or any of its Related Parties, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower and its Subsidiaries or Affiliates shall be deemed to constitute a representation or warranty of the Administrative Agent or any of its Related Parties to any Lender, as to any matter, including whether the Administrative Agent or any of its Related Parties have disclosed material information in their (or their respective Related Parties’) possession. Each Lender expressly acknowledges, represents and warrants to the Administrative Agent that (a) the Loan Documents set forth the terms of a commercial lending facility, (b) it is engaged in making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Agreement and the other Loan Documents to which it is a party as a Lender for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of making, acquiring, purchasing or holding any other type of financial instrument, (c) it is sophisticated with respect to decisions to make, acquire, purchase or hold the commercial loans applicable to it and either it or the Person exercising discretion in making its decisions to make, acquire, purchase or hold such commercial loans is experienced in making, acquiring, purchasing or holding commercial loans, (d) it has, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and appraisal of, and investigations into, the business, prospects, operations, property, assets, liabilities, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, all applicable bank or other regulatory applicable Laws relating to the transactions contemplated by this Agreement and the other Loan Documents and (e) it has made its own independent decision to enter into this Agreement and the other Loan Documents to which it is a party and to extend credit hereunder and thereunder. Each Lender also acknowledges that (i) it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their respective Related Parties (A) continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder based on such documents and information as it shall from time to time deem appropriate and its own independent investigations and (B) continue to make such investigations and inquiries as it deems necessary to inform itself as to the Borrower and its Subsidiaries and (ii) it will not assert any claim in contravention of this Section 9.07.
9.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers or the Joint Bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder, but each such Person shall have the benefit of the indemnitees and exculpatory provisions hereof.
9.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be (to the fullest extent permitted by applicable Laws) entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 10.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10    Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent to release any Guarantor and/or Grantor, as applicable, from its obligations under the applicable Loan Documents and release and terminate any security interests over such Guarantor and/or Grantor’s Collateral and Equity Interests if such Person ceases to be a Material Domestic Subsidiary as a result of a transaction permitted under the Loan Documents or if any such guaranty by such Guarantor and/or Grantor, or any such security interest over such Guarantor’s and/or Grantor’s Collateral and Equity Interests, shall at any time be prohibited or otherwise restricted pursuant to applicable Law (including any change in applicable Law); provided that no Material Domestic Subsidiary shall be released by virtue of such Material Domestic Subsidiary ceasing to be a wholly owned Subsidiary of the Borrower unless (x) it ceased to be a wholly owned Subsidiary of the Borrower pursuant to a bona fide joint venture with a third party or (y) it is no longer a direct or indirect Subsidiary of the Borrower (so long as such transaction is not entered into for the primary purpose of releasing such Material Domestic Subsidiary from its Guarantee). Upon delivery of a certificate of a Responsible Officer to the Administrative Agent certifying that (x) such Person ceases to be a Material Domestic Subsidiary as a result of a transaction permitted under the Loan Documents, as applicable, or such guaranty or security interest shall be prohibited or otherwise restricted pursuant to applicable Law (including any change in applicable Law) and (y) no Default exists and is continuing, such Guarantor and/or Grantor, as applicable, shall be automatically released from the Loan Documents to which it is a party and the security interest created under the Security Agreement over such Guarantor and/or Grantor’s Collateral and Equity Interests shall automatically be released. The Lenders irrevocably authorize the Administrative Agent to release and terminate any Lien or pledge on any property granted to or held by the Administrative Agent under any Loan Document (x) upon payment in full in cash of the Obligations (other than unmatured expense reimbursement and indemnification Obligations that survive termination of this Agreement) and termination of the Aggregate Commitments, (y) that is sold or otherwise disposed of to a Person other than a Grantor as part of or in connection with any sale or other Disposition permitted under the Loan Documents or (z) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders or such other number or percentage of Lenders required hereby. Upon release of any Person pursuant to this Section 9.10, the Administrative Agent shall (to the extent applicable) deliver to the Borrower, upon the Borrower’s request and at the Borrower’s reasonable expense, such documents as may be reasonably necessary to evidence the release of such Person from its obligations under the Loan Documents. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor, Grantor or Collateral from its obligations under the applicable Loan Documents pursuant to this Section 9.10. In connection with any release pursuant to this Section 9.10, with irrevocable authorization from each Lender and without the further consent of any Lender, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents and financing statements that such Loan Party shall reasonably request to evidence or to file or register in any office such termination or release so long as the Borrower or applicable Loan Party shall have provided the Administrative Agent such certifications or documents required under this Section 9.10.
9.11    Guarantied Hedge Agreements. No Hedge Bank that obtains the benefits of Section 8.03 or the Guaranty by virtue of the provisions hereof or of the Guaranty shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Guarantied Hedge Agreements unless the Administrative Agent has received a Guarantied Party Designation Notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank, as the case may be.
9.12    Lender ERISA Representation and Other Lender Representations.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement;
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i)    none of the Administrative Agent, or any of its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto);
(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E);
(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations);
(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and
(v)    no fee or other compensation is being paid directly to the Administrative Agent or any of its Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.
(c)    The Administrative Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
9.13    Erroneous Payments.
(a)    Each Lender hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Lender (whether or not known to such Lender) or (ii) it receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, (y) that was not preceded or accompanied by a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment or (z) that such Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) then, in each case an error in payment has been made (any such amounts specified in clauses (i) or (ii) of this Section 9.13(a), whether received as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and the Lender is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment and to the extent permitted by applicable Law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(b)    Without limiting the immediately preceding clause (a), each Lender agrees that, in the case of clause (a)(ii) above, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent in writing of such occurrence and, in the case of either clause (a)(i) or (a)(ii) above upon demand from the Administrative Agent, it shall promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(c)    The Borrower and each other Loan Party hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount, (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the applicable Lender or the Administrative Agent, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received, except, in the case of each of clauses (x), (y) and (z), to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making a payment on the Obligations.

(d)    Each party’s obligations under this Section 9.13 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
ARTICLE X.
MISCELLANEOUS
10.01    Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood that a waiver of any condition precedent in Sections 4.01 or of any Default, mandatory prepayment or mandatory reduction of the Aggregate Commitments shall not constitute an extension or increase of any Commitment of any Lender);
(b)    postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
(c)    reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to subsection (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;
(d)    change Section 2.11 or Section 8.03 (or amend any other term of the Loan Documents that would have the effect of changing Section 2.11 or Section 8.03) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
(e)    change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;
(f)    release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release shall be made in accordance with the terms of Section 9.10, including evidence of such release made by the Administrative Agent acting alone);
(g)    release all or substantially all of the Collateral, except to the extent the release of is permitted pursuant to Section 9.10 (in which case such release shall be made in accordance with the terms of Section 9.10, including evidence of such release made by the Administrative Agent acting alone) without the written consent of each Lender directly affected thereby; or
(h)    subordinate the payment obligations or the Liens granted to the Administrative Agent (for the benefit of the Secured Parties) in the Collateral without the written consent of each Lender directly affected thereby;
provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the each of the Arranger Fee Letters and the Upfront Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitment or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders, except increasing such Defaulting Lender’s Commitment or extending date fixed hereunder for payment).
Notwithstanding the foregoing or any other provision in this Agreement or any other Loan Document to the contrary, if the Administrative Agent and the Borrower identify any ambiguity, omission, mistake, typographical error, inconsistency or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower are permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error, inconsistency or other defect; provided that, no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Lender hereunder without the prior written consent of the Administrative Agent or the applicable Lender, as the case may be.
10.02    Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and
(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures mutually agreed to by the Borrower and the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing subsection (i) of notification that such notice or communication is available and identifying the website address therefor; provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. Although the Platform is secured pursuant to generally-applicable security procedures and policies implemented or modified by the Administrative Agent and its Related Parties, each of the Lenders and the Borrower acknowledges and agrees that distribution of information through an electronic means is not necessarily secure in all respects, the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) are not responsible for approving or vetting the representatives, designees or contacts of any Lender that are provided access to the Platform and that there may be confidentiality and other risks associated with such form of distribution. Each of the Borrower and each Lender party hereto understands and accepts such risks. In no event shall the Agent Parties have any liability to the Borrower, any Loan Party, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet (including the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith, fraud or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party or the Borrower or any Loan Party have any liability to any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to direct or actual damages, losses or expenses).
(d)    Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

(e)    Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
10.03    No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.10), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in subsections (b), (c) and (d) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
10.04    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable and invoiced out-of-pocket fees and expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and invoiced fees, charges and disbursements of a single counsel for the Administrative Agent in reasonable detail, and one local counsel in each relevant jurisdiction), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable and invoiced out-of-pocket expenses incurred by the Administrative Agent, any Lender (including the reasonable and invoiced fees, charges and disbursements of any one counsel for the Administrative Agent, one additional counsel on behalf of the Lenders and one local counsel in each relevant jurisdiction), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith, fraud or willful misconduct of such Indemnitee, (y) result from any dispute solely among Indemnitees, other than claims against an Indemnitee in its capacity or fulfilling its role as the Administrative Agent, an Arranger or similar role under the Loan Documents and other than any claims arising directly or indirectly as a result of any act or omission by the Borrower or any Subsidiary or (z) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section 10.04 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of the Administrative Agent but without affecting the Borrower’s reimbursement obligations hereunder, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of the Administrative Agent acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, each party hereto hereby agrees that it shall not assert, and hereby waives, any claim against any other Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith, fraud or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(e)    Payments. All amounts due under this Section 10.04 shall be payable not later than ten Business Days after demand therefor.
(f)    Survival. The agreements in this Section 10.04 and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
10.05    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall, to the fullest extent possible under the provisions of applicable Laws, be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under subsection (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
10.06    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 10.06 and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 8.01(a), Section 8.01(f) or Section 8.01(g) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within fifteen (15) Business Days after having received notice thereof; and
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with payment of a processing and recordation fee in the amount of $3,500 (which such payment is not the responsibility of the Borrower); provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person).
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 10.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 10.06.
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be prima facie evidence, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 10.06 (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation); provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section 10.06 and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01, unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
10.07    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.07 or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and customary information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.
For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary; provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is not identified as “PUBLIC” pursuant to Section 6.02 or is otherwise clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.
10.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
10.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.10    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging (e.g., “pdf” or “tif”) means shall be effective as delivery of a manually executed counterpart of this Agreement.
10.11    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Committed Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
10.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the Lenders, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
10.13    Replacement of Lenders. If (i) any Lender requests compensation under Section 3.04, (ii) if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) if any Lender is a Defaulting Lender, or (iv) any Lender fails to consent to any amendment to this Agreement as requested by the Borrower which requires the consent of all Lenders (or all of the Lenders affected thereby) and which is consented to by the Required Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its rights to payments of existing claims pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(a)    the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b) (unless such fee shall have been waived by the Administrative Agent in the Administrative Agent’s sole discretion);
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    such assignment does not conflict with applicable Laws; and
(e)    if the replacement of a Lender is being made pursuant to subsection (iv) above, the replacement Lender shall have consented to such requested amendment.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
10.14    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, THE COLLATERAL, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 10.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
10.15    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16    No Advisory or Fiduciary Responsibility.
(a)    In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i)(A) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) the Administrative Agent and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Borrower is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii)(A) in connection with the process leading to such transaction, each of the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as a financial advisor, advisor, agent or fiduciary for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (B) none of the Administrative Agent or any of the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any of its Affiliates with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Arranger or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and (C) none of the Administrative Agent or any of the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Administrative Agent or any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
(b)    Each Loan Party acknowledges and agrees that each Lender and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender or Affiliate thereof were not a Lender or an Affiliate thereof (or an agent or any other person with any similar role under the Committed Loans) and without any duty to account therefor to any other Lender, the Borrower or any Affiliate of the foregoing.  Each Lender and any Affiliate thereof may accept fees and other consideration from the Borrower or any Affiliate thereof for services in connection with this Agreement, the Committed Loans or otherwise without having to account for the same to any other Lender, the Borrower or any Affiliate of the foregoing.
10.17    Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention.  Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof.  Without limiting the generality of the foregoing, each party hereto hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and any of the Loan Parties, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto)  shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.
10.18    PATRIOT Act. Each Lender that is subject to Anti-Terrorism Laws, including the Patriot Act, and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act. As provided in Section 7.12, the Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable Anti-Terrorism Laws, including the Patriot Act.
10.19    Time of the Essence. Time is of the essence of the Loan Documents.
10.20    Designation as Senior Debt. All Obligations shall be “Designated Senior Indebtedness” for purposes of any public indebtedness of the Borrower and its Subsidiaries issued after the Closing Date.

10.21    FCC Approval. Notwithstanding anything to the contrary contained in this Agreement or in the other Loan Documents, neither the Administrative Agent nor any Lender will take any action pursuant to this Agreement or any of the other Loan Documents, which would constitute or result in a change in control of the Borrower or any of its Subsidiaries requiring the prior approval of the FCC or any other Communications Regulatory Authority without first obtaining such prior approval of the FCC or any other Communications Regulatory Authority. After the occurrence of an Event of Default, the Borrower shall take or cause to be taken any action which the Administrative Agent may reasonably request in order to obtain from the FCC or any other Communications Regulatory Authority such approval as may be necessary to enable the Administrative Agent to exercise and enjoy the full rights and benefits granted to the Administrative Agent, for the benefit of the Lenders by this Agreement or any of the other Loan Documents, including, at the Borrower’s cost and expense, the use of the Borrower’s best efforts to assist in obtaining such approval for any action or transaction contemplated by this Agreement or any of the other Loan Documents for which such approval is required by Law.
10.22    Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
10.23    Keepwell. Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty under the Loan Documents, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under its Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 10.23 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.
10.24    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
10.25    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
[Signatures follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

TELEPHONE AND DATA SYSTEMS, INC.

By:	/s/ Vicki L. Villacrez
Name:	Vicki L. Villacrez
Title:	Executive Vice President and Chief Financial Officer

By:	/s/ John M. Toomey
Name:	John M. Toomey
Title:	Vice President and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent and a Lender

By:	/s/ Daniel Kurtz
Name:	Daniel Kurtz
Title:	Director

CITIBANK, N.A.,
as a Lender

By:	/s/ Elizabeth Minnella
Name:	Elizabeth Minnella
Title:	Vice President and Managing Director

THE TORONTO-DOMINION BANK, NEW YORK BRANCH
as a Lender

By:	/s/ Jon Colquhoun
Name:	Jon Colquhoun
Title:	Authorized Signatory

Exhibit I

GUARANTY

THIS GUARANTY (as amended, restated, supplemented or otherwise modified from time to time, this "Guaranty"), dated as of September 28, 2023, is made by Telephone and Data Systems, Inc., a Delaware corporation (the "Borrower"), each of the other parties listed on the signature pages hereto and each other Person which may from time to time become a party to this Guaranty pursuant to Section 22 hereof (collectively, the "Additional Guarantors," and each, an "Additional Guarantor," and together with the Borrower and each of the other signatories party hereto, collectively, the "Guarantors," and each, a "Guarantor"), in favor of Administrative Agent, for the benefit of Guarantied Parties.
BACKGROUND.
The Borrower, the lenders from time to time party thereto (collectively, the "Lenders"), and Wells Fargo Bank, National Association, as administrative agent for the Lenders (in such capacity, the "Administrative Agent"), have entered into that certain Senior Secured Credit Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement").
The Borrower and each of the other Guarantors are members of the same consolidated group of companies and are engaged in operations which require financing on a basis in which credit can be made available from time to time to the Borrower, and the Guarantors will derive direct and indirect economic benefit from the Loans and other financial accommodations under the Credit Agreement and the financial accommodations under the Guarantied Hedge Agreements.
It is a condition precedent to the effectiveness of the Credit Agreement, to the obligation of the Lenders to make Loans under the Credit Agreement and to extend other credit and financial accommodations under the Loan Documents and to the obligation of the Hedge Banks to provide financial accommodations pursuant to Guarantied Hedge Agreements that the Guarantors shall have executed and delivered this Guaranty.
AGREEMENT.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the applicable Guarantied Parties to (a) enter into the Credit Agreement, make Loans under the Credit Agreement and extend other credit and financial accommodations under the Loan Documents and (b) provide financial accommodations under the Guarantied Hedge Agreements, each Guarantor hereby agrees with the Administrative Agent, for its benefit and the benefit of the other Guarantied Parties, and each other Guarantied Party as follows:
SECTION 1.    Definitions; Other Terms.
(a)    Capitalized terms used herein and not otherwise defined herein shall have the meanings given such terms in the Credit Agreement, and, to the extent of any conflict, terms as defined in the Credit Agreement shall control (provided, that a more expansive or explanatory definition shall not be deemed a conflict). As used herein the following terms shall have the following meanings:
"Fraudulent Transfer Laws" means applicable Laws relating to fraudulent conveyance or fraudulent transfer, including Section 548 of Bankruptcy Code or any applicable provisions of comparable state Law.
"Guarantied Obligations" means, collectively, (a)(i) with respect to the Borrower, (A) Obligations owing by any Loan Party (other than the Borrower) or any Subsidiary of a Loan Party under any Guarantied Hedge Agreement, and (B) the payment and performance obligations of each Specified Loan Party under this Guaranty, and (ii) with respect to each other Guarantor, the Obligations, whether now or hereafter existing and whether for principal, interest, fees, expenses or otherwise, (b) any and all reasonable and invoiced out-of-pocket expenses (including the reasonable and invoiced fees, charges and disbursements of any one counsel for the Administrative Agent, one additional counsel on behalf of the Lenders, and one local counsel in each relevant jurisdiction) incurred by the Guarantied Parties in enforcing any rights under this Guaranty, and (c) all present and future amounts that would become due with respect to the foregoing but for the operation of any provision of Debtor Relief Laws, and all present and future accrued and unpaid interest with respect to the foregoing, including, without limitation, all post-petition interest if any Loan Party becomes subject to any proceeding under Debtor Relief Laws.
(b)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iii) the words "hereto," "herein," "hereof" and "hereunder," and words of similar import shall be construed to refer to this Guaranty in its entirety and not to any particular provision hereof, (iv) all references herein to Sections and Exhibits shall be construed to refer to Sections of and Exhibits to this Guaranty, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time, and (vi) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 2.    Guaranty. Each of the Guarantors hereby jointly and severally absolutely and unconditionally guarantees prompt payment when due, whether at stated maturity, by acceleration, or otherwise, of, and the performance of, the Guarantied Obligations; provided, that the Guarantied Obligations shall not, as to any Guarantor, include any Excluded Swap Obligations of such Guarantor. Upon failure of the Borrower to pay any of the Guarantied Obligations when due (whether at stated maturity, by acceleration or otherwise), Guarantors hereby further jointly and severally agree to promptly pay the same to the Administrative Agent for the benefit of Guarantied Parties, without any other demand or notice whatsoever, including without limitation, any notice having been given to any Guarantor of either the acceptance of this Guaranty or the creation or incurrence of any of the Guarantied Obligations. This Guaranty is an absolute guaranty of payment and performance of the Guarantied Obligations and not a guaranty of collection, meaning that it is not necessary for the Administrative Agent (for and on behalf of Guarantied Parties), in order to enforce payment by Guarantors, first or contemporaneously to accelerate payment of any of the Guarantied Obligations or to institute suit or exhaust any rights against any Loan Party or any other Person. Notwithstanding anything herein or in any other Loan Document or any Guarantied Hedge Agreement to the contrary, in any action or proceeding involving any state corporate or other business entity Law, or any state or federal bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally (including any Debtor Relief Law), if, as a result of Fraudulent Transfer Laws, the obligations of any Guarantor under this Section 2 would otherwise, after giving effect to (a) all other liabilities of such Guarantor, contingent or otherwise, that are relevant under Fraudulent Transfer Laws (specifically excluding, however, any liabilities of the Guarantor in respect of intercompany Indebtedness to the Borrower or any Subsidiary to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by the Guarantor hereunder) and (b) the value as assets of such Guarantor (as determined under the applicable provisions of Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights held by such Guarantor pursuant to (i) applicable Law, (ii) Section 17 hereof or (iii) any agreement providing for rights of subrogation, reimbursement or contribution in favor of such Guarantor, or for an equitable allocation among such Guarantor, any other Loan Party, or Subsidiaries or Affiliates of the Borrower, and any other Person of obligations arising under guaranties by such Persons, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under this Section 2, then the amount of such liability shall, without any further action by such Guarantor, any Guarantied Party, the Administrative Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
SECTION 3.    Guaranty Absolute. Each Guarantor guarantees that the Guarantied Obligations will be paid and performed strictly in accordance with the terms of the Credit Agreement, the other Loan Documents and the Guarantied Hedge Agreements without set-off or counterclaim, and regardless of any applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Guarantied Parties with respect thereto. The liability of each Guarantor under this Guaranty shall be absolute and unconditional irrespective of:
(a)    any lack of validity or enforceability of any provision of any Loan Document, any Guarantied Hedge Agreement, any other agreement or instrument relating to any of the foregoing or avoidance or subordination of any of the Guarantied Obligations;
(b)    any change in the time, manner or place of payment or performance of, or in any other term of, or any increase in the amount of, all or any of the Guarantied Obligations, or any other amendment or waiver of any term of, or any consent to departure from any requirement of, any of the Loan Documents or the Guarantied Hedge Agreements;
(c)    any release of any other Loan Party or amendment or waiver of any term of any other guaranty of, or any consent to departure from any requirement of any other guaranty of, all or any of the Guarantied Obligations;
(d)    the absence of any attempt to collect any of the Guarantied Obligations from any other Loan Party or any other action to enforce the same or the election of any remedy by any of the Guarantied Parties;
(e)    any waiver, consent, extension, forbearance or granting of any indulgence by any of the Guarantied Parties with respect to any provision of any Loan Document or any Guarantied Hedge Agreement (except to the extent any written waiver, consent, forbearance or indulgence executed in accordance with such Loan Document or such Guarantied Hedge Agreement, as applicable, expressly modifies or terminates the obligations of such Guarantor);
(f)    the election by any of the Guarantied Parties in any proceeding under any Debtor Relief Law;
(g)    any borrowing or grant of a Lien by the Borrower or the grant of a Lien by any other Loan Party, as debtor-in-possession, under any Debtor Relief Law;
(h)    the validity, perfection, non-perfection or lapse in perfection, priority or avoidance of any security interest or lien, the release of any or all collateral securing, or purporting to secure, the Guarantied Obligations or any other impairment of such collateral;
(i)    any exercise of remedies with respect to the Collateral or any other security for the Guarantied Obligations at such time and in such order and in such manner as the Administrative Agent and the Guarantied Parties may decide, whether or not such action constitutes an election of remedies and even if such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy that any Guarantor would otherwise have and, without limiting the generality of the foregoing or any other provisions hereof, each Guarantor hereby expressly waives any and all benefits which might otherwise be available to such Guarantor under applicable law; or
(j)    any other circumstance which might otherwise constitute a legal or equitable discharge or defense of any Guarantor or any other Loan Party other than payment or performance of the Guarantied Obligations.

SECTION 4.    Waiver.
(a)    Each Guarantor hereby (i) waives (A) promptness, diligence, and, except as otherwise provided herein, notice of acceptance and any and all other notices, including, without limitation, notice of intent to accelerate and notice of acceleration, with respect to any of the Guarantied Obligations or this Guaranty, (B) any requirement that any of the Guarantied Parties exhaust any right or take any action against the Borrower or any other Person, (C) the filing of any claim with a court in the event of receivership or bankruptcy of any Loan Party or any other Person, (D) except as otherwise provided herein, protest or notice with respect to nonpayment of all or any of the Guarantied Obligations, (E) except as otherwise provided herein, all demands whatsoever (and any requirement that demand be made on the Borrower or any other Person as a condition precedent to such Guarantor's obligations hereunder), (F) all rights by which any Guarantor might be entitled to require suit on an accrued right of action in respect of any of the Guarantied Obligations or require suit against any other Guarantor or any other Person, (G) any defense based upon an election of remedies by any Guarantied Party, or (H) notice of any events or circumstances set forth in clauses (a) through (j) of Section 3 hereof; and (ii) covenants and agrees that, except as otherwise agreed by the parties, this Guaranty will not be discharged except upon the Release Date (as hereinafter defined).
(b)    If, in the exercise of any of its rights and remedies in accordance with the provisions of applicable Law, any Guarantied Party shall forfeit any of its rights or remedies, including, without limitation, its right to enter a deficiency judgment against any Loan Party or any other Person, whether because of any applicable Law pertaining to "election of remedies" or the like, each Guarantor hereby consents to such action by such Guarantied Party and waives any claim based upon such action. Any election of remedies which, by reason of such election, results in the denial or impairment of the right of such Guarantied Party to seek a deficiency judgment against any Loan Party or any other Person shall not impair the obligation of such Guarantor to pay the full amount of the Guarantied Obligations or any other obligation of such Guarantor contained herein.
(c)    If any of the Guarantied Parties shall bid at any foreclosure or trustee's sale or at any private sale permitted by Law or under any of the Loan Documents or any Guarantied Hedge Agreement, to the extent not prohibited by applicable Law, such Guarantied Party may bid all or less than the amount of the Guarantied Obligations and the amount of such bid, if successful, need not be paid by such Guarantied Party but shall be credited against the Guarantied Obligations.
(d)    Each Guarantor agrees that, notwithstanding any provision of this Guaranty and without limiting the generality any provision of this Guaranty, if the Guarantied Parties are prevented by applicable Law from exercising their respective rights to accelerate the maturity of the Guarantied Obligations, to collect interest on the Guarantied Obligations, or to enforce or exercise any other right or remedy with respect to the Guarantied Obligations, such Guarantor shall promptly pay to the Administrative Agent for the account of Guarantied Parties, upon demand therefor, for application to the Guarantied Obligations, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Guarantied Parties.
(e)    Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrower and each other Loan Party, and of all other circumstances bearing upon the risk of nonpayment of the Guarantied Obligations or any part thereof, that diligent inquiry would reveal. Each Guarantor hereby agrees that Guarantied Parties shall have no duty to advise any Guarantor or any other Loan Party of information known to any of Guarantied Parties regarding such condition or any such circumstance. In the event that any of Guarantied Parties in its sole discretion undertakes at any time or from time to time to provide any such information to any Guarantor or other Loan Party, such Guarantied Party shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which, pursuant to accepted or reasonable banking or commercial finance practices or agreement, such Guarantied Party wishes to maintain as confidential, or (iii) to make any other or future disclosures of such information or any other information to such Guarantor or any other Loan Party.
(f)    Each Guarantor consents and agrees that Guarantied Parties shall be under no obligation to marshal any assets in favor of any Guarantor or any other Loan Party or otherwise in connection with obtaining payment of any or all of the Guarantied Obligations from any Person or source.
SECTION 5.    Representations and Warranties.
(a)    Each Guarantor hereby represents and warrants to the Guarantied Parties that the representations and warranties set forth in Article V of the Credit Agreement as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a party are true and correct in all material respects in the manner specified in the Credit Agreement, and the Guarantied Parties shall be entitled to rely on each of them as if they were fully set forth herein.
(b)    All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Guarantied Parties, regardless of any investigation made by any Guarantied Party and notwithstanding that the Guarantied Parties may have had notice or knowledge of any Default at the time of any credit extension, and shall continue in full force and effect as long as any Loan or any other Guarantied Obligations shall remain unpaid or unsatisfied.
SECTION 6.    Amendments, Etc. Neither any amendment or waiver of any provision of this Guaranty nor consent to any departure by any Guarantor herefrom shall in any event be effective unless the same shall be in writing, approved by Required Lenders (or by all Lenders where the approval of each Lender is required under the Credit Agreement) and signed by the Administrative Agent and Guarantors, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing, each Guarantor shall be released from any and all obligations hereunder in accordance with the provisions of Section 9.10 of the Credit Agreement.
SECTION 7.    Addresses for Notices. All notices and other communications provided for herein shall be effectuated in the manner provided for in Section 10.02 of the Credit Agreement; provided, that if a notice or communication hereunder is sent to a Guarantor, said notice shall be addressed to such Guarantor, in care of the Borrower at the Borrower's then current address, facsimile number, electronic mail address or telephone number for notice under the Credit Agreement.

SECTION 8.    No Waiver; Remedies.
(a)    No failure on the part of any Guarantied Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by applicable Law or by any of the other Loan Documents or Guarantied Hedge Agreements.
(b)    No waiver by the Guarantied Parties of any default shall operate as a waiver of any other default or the same default on a future occasion, and no action by any of the Guarantied Parties permitted hereunder shall in way affect or impair any of the rights of the Guarantied Parties or the obligations of any Guarantor under this Guaranty, under any of the other Loan Documents or under any Guarantied Hedge Agreement, except as specifically set forth in any such waiver. Any determination by a court of competent jurisdiction of the amount of any principal and/or interest or other amount constituting any of the Guarantied Obligations shall be conclusive and binding on each Guarantor irrespective of whether such Guarantor was a party to the suit or action in which such determination was made.
SECTION 9.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Guarantied Party is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Guarantied Party to or for the credit or the account of each Guarantor against any and all of the Guarantied Obligations of such Guarantor, irrespective of whether or not such Guarantied Party shall have made any demand under this Guaranty or any other Loan Document or Guarantied Hedge Agreement and although such Guarantied Obligations of such Guarantor may be contingent or unmatured or are owed to a branch or office of such Guarantied Party different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 of the Credit Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Guarantied Parties, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Guarantied Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Guarantied Party under this Section 9 are in addition to other rights and remedies (including other rights of setoff) that such Guarantied Party may have. Each Guarantied Party shall notify the applicable Guarantor and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 10.    Continuing Guaranty; Transfer of Guarantied Obligations. This Guaranty (a) is (i) a continuing guaranty and shall remain in full force and effect until the date upon which all of the Guarantied Obligations are fully, indefeasibly, absolutely and unconditionally paid in cash and performed and the Aggregate Commitments are terminated (the “Release Date”) and (ii) binding upon each Guarantor, its successors and permitted assigns and such Guarantor as debtor-in-possession, and (b) inures to the benefit of and is enforceable by the Administrative Agent and the other Guarantied Parties and their respective successors, permitted transferees, and permitted assigns. Without limiting the generality of the foregoing clause (b), each of the Guarantied Parties may assign or otherwise transfer any Guarantied Obligations owed to it to any other Person, and such other Person shall thereupon become vested with all the rights in respect thereof granted to such Guarantied Party herein or otherwise with respect to such Guarantied Obligations so transferred or assigned; subject, however, to compliance with the provisions of the Credit Agreement. Except as the result of the consummation of a transaction permitted under Section 7.04 of the Credit Agreement, no Guarantor may assign any of its obligations under this Guaranty.
SECTION 11.    Application of Payments. All amounts and property received by the Administrative Agent and the other Guarantied Parties pursuant to this Guaranty (including amounts and property received or applied pursuant to Section 9 or application of other rights of setoff) shall be applied as provided in Section 8.03 of the Credit Agreement.
SECTION 12.    Reinstatement; Stay of Acceleration; Termination. This Guaranty shall remain in full force and effect and continue to be effective should any petition be filed by or against any Loan Party under any Debtor Relief Law, should any Loan Party become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of any Loan Party’s assets, and shall, to the fullest extent permitted by applicable Law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Guarantied Obligations, or any part thereof, is, pursuant to applicable Law or otherwise, rescinded or reduced in amount, or must otherwise be restored or returned by any obligees of the Guarantied Obligations or such part thereof, whether as a “voidable preference,” “fraudulent transfer,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Guarantied Obligations shall, to the fullest extent not prohibited by Law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned. If acceleration of the time for payment of any of the Guarantied Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guarantied Obligations shall nonetheless be payable by each Guarantor forthwith on demand by the Administrative Agent. Subject to the reinstatement provisions of this Section 12, this Guaranty shall remain in full force and effect until the Release Date.
SECTION 13.    Governing Law; Jurisdiction; Etc.
(a)    THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)    EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY OTHER GUARANTIED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT AGAINST ANY GUARANTOR OR THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7. NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
SECTION 14.    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO, AND EACH GUARANTIED PARTY BY ITS ACCEPTANCE OF THE BENEFITS OF THIS GUARANTY, (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 15.    Section Titles. The Section titles contained in this Guaranty are and shall be without substantive meaning or content of any kind whatsoever and are not to be used in any interpretation of this Guaranty.
SECTION 16.    Counterparts. This Guaranty may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Guaranty by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Guaranty.
SECTION 17.    Subrogation and Subordination.
(a)    Until the Release Date, no Guarantor shall assert, enforce, or otherwise exercise (i) any right of subrogation to any of the rights or Liens of the Administrative Agent or any other Guarantied Party or any Person acting for the benefit of the Administrative Agent or any other Guarantied Party against any other Loan Party or any collateral or any other security for the Guarantied Obligations, or (ii) any right of recourse, reimbursement, contribution, indemnification, or similar right against any other Loan Party on all or any part of the Guarantied Obligations. This Section 17 shall survive the termination of this Guaranty, and any satisfaction and discharge of Guarantors by virtue of any payment, court order, or Law.
(b)    With respect to each Guarantor, all indebtedness and other liabilities of each other Loan Party to such Guarantor (“Loan Party Debt”) are expressly subordinate and junior to the Guarantied Obligations and any instruments evidencing the Guarantied Obligations to the extent provided below.
(i)    Until the Release Date, each Guarantor agrees that it will not request, demand, accept, or receive (by set-off or other manner) any payment amount, credit or reduction of all or any part of the amounts owing under the Loan Party Debt or any security therefor, except as specifically allowed pursuant to clause (ii);

(ii)    Notwithstanding the provisions of clause (i), the Borrower and each other Loan Party may pay to such Guarantor and such Guarantor may request, demand, accept and receive and retain from the Borrower payments, credits or reductions of all or any part of the amounts owing under the Loan Party Debt or any security therefor on the Loan Party Debt to the extent permitted under the Credit Agreement, provided that the Borrower's and each other Loan Party's right to pay and such Guarantor's right to receive any such amount shall automatically and be immediately suspended and cease (A) if an Event of Default pursuant to Sections 8.01(a)(i), 8.01(a)(ii) (with respect to interest on any Loan only), 8.01(c) (with respect to Section 7.10 of the Credit Agreement), 8.01(f) or 8.01(g) of the Credit Agreement exists or (B) if, after taking into account the effect of such payment, an Event of Default pursuant to Sections 8.01(a)(i), 8.01(a)(ii) (with respect to interest on any Loan only), 8.01(c) (with respect to Section 7.10 of the Credit Agreement), 8.01(f) or 8.01(g) of the Credit Agreement would exist. Such Guarantor's right to receive amounts under this clause (ii) (including any amounts which theretofore may have been suspended) shall automatically be reinstated at such time as the Event of Default which was the basis of such suspension has been cured or waived (such cure or waiver to be evidenced by the Administrative Agent's written agreement), provided that no subsequent Event of Default pursuant to Sections 8.01(a)(i), 8.01(a)(ii) (with respect to interest on any Loan only), 8.01(c) (with respect to Section 7.10 of the Credit Agreement), 8.01(f) or 8.01(g) of the Credit Agreement has occurred, or such earlier date, if any, as the Administrative Agent gives notice to Guarantors of reinstatement by the Required Lenders, in the Required Lenders' sole discretion;
(iii)    If any Guarantor receives any payment on the Loan Party Debt in violation of this Guaranty, such Guarantor will hold such payment in trust for the Guarantied Parties and will promptly deliver such payment, together with any necessary endorsement, to the Administrative Agent; and
(iv)    In the event of the commencement or joinder of any suit, action or proceeding of any type (judicial or otherwise) or proceeding under any Debtor Relief Law against the Borrower or any other Loan Party (an "Insolvency Proceeding"), the Guarantied Obligations shall first be paid, discharged and performed in full before any payment or performance is made upon the Loan Party Debt notwithstanding any other provisions which may be made in such Insolvency Proceeding. In the event of any Insolvency Proceeding, each Guarantor will at any time prior to the Release Date (A) file, at the request of any Guarantied Party, any claim, proof of claim or similar instrument necessary to enforce the Borrower's or such other Loan Party's obligation to pay the Loan Party Debt, and (B) hold in trust for and pay to the Administrative Agent, for the benefit of the Guarantied Parties, any and all monies, obligations, property, stock dividends or other assets received in any such proceeding on account of the Loan Party Debt in order that the Guarantied Parties may apply such monies or the cash proceeds of such other assets to the Guarantied Obligations.
SECTION 18.    Guarantor Insolvency. Should any Guarantor voluntarily seek, consent to, or acquiesce in the benefits of any Debtor Relief Law or become a party to or be made the subject of any Insolvency Proceeding (other than as a creditor or claimant), then the obligations of such Guarantor under this Guaranty shall be, as between such Guarantor and such Guarantied Party, a fully-matured, due, and payable and performable obligation of such Guarantor to such Guarantied Party (without regard to whether an Event of Default exists or whether any part of the Obligations is then due and owing by the Borrower to such Guarantied Party), payable and performable in full by such Guarantor to the Administrative Agent, for the benefit of such Guarantied Party, upon demand, which shall be the estimated amount owing in respect of the contingent claim created hereunder.
SECTION 19.    Interest Rate Limitation. Notwithstanding anything to the contrary contained herein or in any other Loan Document, each Guarantor and each Guarantied Party by its acceptance hereof agree that no Guarantor shall be required or obligated to pay interest in excess of the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate"). If the Administrative Agent or any Guarantied Party shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal amount of the Loans and then the principal amount of any other Guarantied Obligations. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Guarantied Party exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Guarantied Obligations hereunder.
SECTION 20.    Severability. If any provision of this Guaranty is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Guaranty shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 21.    No Setoff or Deductions; Taxes. Each Guarantor represents and warrants that it is incorporated or formed, and resides in, the United States of America. All payments by each Guarantor hereunder shall be paid in full, without setoff or counterclaim (other than mandatory) or any deduction or withholding whatsoever, including, without limitation, for any and all present and future Taxes, except as required by applicable Law. If a Guarantor must make a payment under this Guaranty, such Guarantor represents, warrants and covenants that it will make the payment from one of its U.S. resident offices to the Administrative Agent or each other Guarantied Party. If any Guarantor makes a payment under this Guaranty on which any Indemnified Taxes or Other Taxes are at any time imposed including, but not limited to, payments made pursuant to this Section 21, each Guarantor shall pay all such Indemnified Taxes or Other Taxes to the relevant authority in accordance with applicable Law such that the Administrative Agent or any other Guarantied Party receives the sum it would have received had no such deduction or withholding for Indemnified Taxes or Other Taxes been made and shall also pay to the Administrative Agent or any other Guarantied Party, on demand, all additional amounts which the Administrative Agent or any other Guarantied Party specifies as necessary to preserve the after-tax yield the Administrative Agent or such other Guarantied Party would have received if such Indemnified Taxes or Other Taxes had not been imposed. Each Guarantor shall promptly provide the Administrative Agent or any other Guarantied Party with the original or a certified copy of a receipt issued by the relevant authority evidencing the payment of any such amount required to be deducted or withheld or other evidence of such payment reasonably satisfactory to the Administrative Agent or such other Guarantied Party.
SECTION 22.    Additional Guarantors. Upon the execution and delivery by any other Person of a Guaranty Supplement in substantially the form of Exhibit A (each, a "Guaranty Supplement"), such Person shall become a "Guarantor" hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any Guaranty Supplement shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guaranty.

SECTION 23.    Keepwell. Each Loan Party that is a Qualified ECP Guarantor at the time this Guaranty, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under this Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor's obligations and undertakings under this Section 23 voidable under applicable Fraudulent Transfer Laws and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Release Date. Each Qualified ECP Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a "keepwell, support, or other agreement" for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.
SECTION 24.    Entire Agreement. THIS GUARANTY AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed and delivered by its duly authorized officer on the date first above written.

TELEPHONE AND DATA SYSTEMS, INC.

By:
Name: Vicki L. Villacrez
Title: Executive Vice President and Chief Financial Officer

By:
Name: John M. Toomey
Title: Vice President and Treasurer

TDS TELECOMMUNICATIONS LLC

By:
Name: John P. Kelsh
Title: General Counsel and Assistant Secretary

ONENECK DATA CENTER HOLDINGS, LLC

By:
Name: Vicki L. Villacrez
Title: Vice President and Treasurer

ONENECK IT SOLUTIONS, LLC

By:
Name: Vicki L. Villacrez
Title: Vice President and Treasurer

AFFILIATE FUND

By:
Name: Vicki L. Villacrez
Title: President

ACCEPTED BY:

WELLS FARGO,
NATIONAL ASSOCIATION,
as Administrative Agent
By:
Name:
Title:

Exhibit K

SECURITY AGREEMENT

dated as of

September 28, 2023,

among

TELEPHONE AND DATA SYSTEMS, INC.,
THE OTHER GRANTORS PARTY HERETO,
and

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

ARTICLE I DEFINITIONS
SECTION 1.01. Defined Terms
SECTION 1.02. Other Defined Terms
ARTICLE II PLEDGE OF SECURITIES
SECTION 2.01. Pledge
SECTION 2.02. Delivery of the Pledged Collateral
SECTION 2.03. Representations, Warranties and Covenants
SECTION 2.04. Registration in Nominee Name; Denominations
SECTION 2.05. Voting Rights; Dividends and Interest
SECTION 2.06. Article 8 Opt-In
ARTICLE III SECURITY INTERESTS IN PERSONAL PROPERTY
SECTION 3.01. Security Interest
SECTION 3.02. Representations and Warranties
SECTION 3.03. Covenants
SECTION 3.04. Other Actions
SECTION 3.05. Covenants Regarding Patent, Trademark and Copyright Collateral
SECTION 3.06. Covenants Regarding FCC Licenses.
SECTION 3.07. Covenants Regarding Changes in Name, Jurisdiction of Incorporation, Etc.
ARTICLE IV REMEDIES
SECTION 4.01. Remedies upon Default
SECTION 4.02. Securities Act
SECTION 4.03. Grant of License to Use Intellectual Property
SECTION 4.04. FCC License and State PUC License Matters
ARTICLE V MISCELLANEOUS
SECTION 5.01. Notices.
SECTION 5.02. Waivers; Amendment
SECTION 5.03. Administrative Agent’s Fees and Expenses
SECTION 5.04. Successors and Assigns
SECTION 5.05. [Reserved].
SECTION 5.06. Counterparts; Effectiveness; Several Agreement
SECTION 5.07. Severability
SECTION 5.08. [Reserved]
SECTION 5.09. Governing Law; Jurisdiction; Consent to Service of Process; Appointment of Service of Process Agent
SECTION 5.10. WAIVER OF JURY TRIAL
SECTION 5.11. Headings
SECTION 5.12. Security Interest Absolute
SECTION 5.13. Termination or Release
SECTION 5.14. Additional Subsidiaries
SECTION 5.15. Administrative Agent Appointed Attorney-in-Fact

Schedules

Schedule I	Grantors
Schedule II	Pledged Equity Interests; Pledged Debt Securities
Schedule III	Intellectual Property
Schedule IV	Grantor Information
Schedule V	Commercial Tort Claims

Exhibits

Exhibit I	Form of Grantor Supplement
Exhibit II	Form of Copyright Security Agreement
Exhibit III	Form of Patent Security Agreement
Exhibit IV	Form of Trademark Security Agreement

SECURITY AGREEMENT. dated as of September 28, 2023. (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) among Telephone and Data Systems, Inc., a Delaware corporation (the “Borrower”), each of the other parties listed on the signature pages hereto as a Grantor, each other Grantor that may from time to time become party to this Security Agreement pursuant to Section 5.14 hereto, and Wells Fargo Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”).
Reference is made to the Senior Secured Credit Agreement. dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent.
WHEREAS, the Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement;
WHEREAS, the Borrower and each of the other Grantors are members of the same consolidated group of companies and are engaged in operations which require financing on a basis in which credit can be made available from time to time to the Borrower, and the other Grantors will derive direct and indirect economic benefit from the Loans and other financial accommodations under the Credit Agreement; and
WHEREAS, it is a condition precedent to the effectiveness of the Credit Agreement and to the obligation of the Lenders to make Loans under the Credit Agreement and to extend other credit and financial accommodations under the Loan Documents that the Grantors shall have executed and delivered this Security Agreement.
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I

Definitions
SECTION 1.01. Defined Terms. (a) Each capitalized term used but not defined herein shall have the meaning assigned thereto in the Credit Agreement; provided that each term defined in the New York UCC (as defined herein) and not defined in this Agreement or the Credit Agreement shall have the meaning specified in the New York UCC. The term “instrument” shall have the meaning specified in Article 9 of the New York UCC.
(b) The rules of construction specified in Sections 1.02, 1.03 and 1.05 of the Credit Agreement also apply to this Agreement, mutatis mutandis.
SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“Account Debtor” means any Person that is obligated to any Grantor under, with respect to or on account of an Account, Chattel Paper or General Intangible.
“Administrative Agent” has the meaning assigned to such term in the preamble to this Agreement.
“Agreement” has the meaning assigned to such term in the preamble to this Agreement.
“Article 9 Collateral” has the meaning assigned to such term in Section 3.01.
“Borrower” has the meaning assigned to such term in the preamble to this Agreement.
“CFC” means a “controlled foreign corporation” within the meaning of Sections 956 and 957 of the Code.
“Collateral” means Article 9 Collateral and Pledged Collateral.
“Communications Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by a Governmental Authority (including the FCC and any State PUC) relating in any way to the use of radio frequency spectrum or the offering or provision of video, communications, telecommunications or information services (including the Communications Act).
“Copyright License” means any written agreement, now or hereafter in effect, granting to any Person any right under any Copyright now or hereafter owned by any other Person or that such other Person otherwise has the right to license, and all rights of any such Person under any such agreement.
“Copyright Security Agreement” means each short-form Copyright Security Agreement substantially in the form of Exhibit II hereto that may be executed from time to time by a Grantor in favor of the Administrative Agent.
“Copyrights” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all copyright rights in any work subject to the copyright laws of the United States; (b) all registrations and applications for registration of any such copyrights in the United States, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office, including, in the case of any Grantor, those set forth next to its name on Schedule III hereto; and (c) all claims for, and rights to sue for, past or future infringements of any of the foregoing.

“Credit Agreement” has the meaning assigned to such term in the preamble to this Agreement.
“Excluded Assets” means (a) any fee-owned real property and all leasehold (including ground lease) interests in real property (including any improvements thereon and any requirements to deliver landlord lien waivers, estoppels, collateral access letters or any such equivalent agreements), (b) motor vehicles and other assets subject to certificates of title or ownership (to the extent a security interest therein cannot be perfected by the filing of a UCC-1 financing statement), (c) letter of credit rights (except to the extent constituting Supporting Obligations ), (d) Commercial Tort Claims with a value of less than or equal to $10,000,000, (e) Excluded Equity Interests, (f) any lease, contract, license, sublicense, other agreement or document, government approval, charter, authorization or franchise with any Person if, to the extent and for so long as, the grant of a Lien thereon to secure the Obligations would require the consent of a third party including any Governmental Authority or other regulatory authority (unless such consent has been received) or violate or invalidate, constitute a breach of or a default under, or create a right of termination in favor of any party (other than any Loan Party) to, such lease, contract, license, sublicense, other agreement or document, government approval, charter, authorization or franchise (but after giving effect to the applicable anti-assignment provisions of the UCC or any other applicable Law and subject to Section 3.01(b)), provided that the exclusions referred to in this clause (f) shall not include any Proceeds or right to receive Proceeds of such permit, lease, license, contract or agreement or property unless such Proceeds or right to receive Proceeds otherwise constitute Excluded Assets, (g) property owned by any Grantor that is subject to a purchase money Lien or capital lease permitted under the Credit Agreement if the agreement pursuant to which such Lien is granted (or the document providing for such capital lease) prohibits, or requires the consent of any Person other than the Grantors which has not been obtained as a condition to, the creation of any other Lien on such property; provided that the exclusions referred to in this clause (g) shall not include any Proceeds of such property unless such Proceeds otherwise constitute Excluded Assets, (h) any intent-to-use trademark applications filed in the United States Patent and Trademark Office, pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. Section 1051, prior to the accepted filing of a “Statement of Use” and issuance of a “Certificate of Registration” pursuant to Section 1(d) of the Lanham Act or an accepted filing of an “Amendment to Allege Use” whereby such intent-to-use trademark application is converted to a “use in commerce” application pursuant to Section 1(c) of the Lanham Act and any other Intellectual Property in any jurisdiction where such pledge or security interest would cause the invalidation or abandonment of such Intellectual Property under applicable law, (i) any asset (including Equity Interests, FCC Licenses, and State PUC Licenses) if, to the extent and for so long as the grant of a Lien thereon to secure the Obligations is prohibited by any Law or which would require consent, approval, license or authorization from any Governmental Authority or regulatory authority, unless such consent, approval, license or authorization has been received (other than, in each case, to the extent that any such prohibition or requirement would be rendered ineffective pursuant to the applicable anti-assignment provisions of the UCC or any other applicable Law, and subject to Section 3.01(b)), provided that the exclusions referred to in this clause (i) shall not include any Proceeds or right to receive Proceeds of any such asset unless such Proceeds or right to receive Proceeds otherwise constitute Excluded Assets, (j) margin stock (within the meaning of Regulation U of the FRB, as in effect from time to time) excluding the USCC Pledged Equity, (k) Securitization Assets pursuant to a Receivables Securitization, (l) any assets to the extent that the granting of a Lien thereon to secure the Obligations could reasonably be expected to result in adverse (other than de minimis consequences) tax consequences or adverse regulatory consequences (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction), in each case, as reasonably determined by the Borrower in consultation with the Administrative Agent, (m) any assets with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower (as agreed to in writing), the cost or other consequences (including adverse tax consequences) of pledging such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (n) any assets subject to a certificate of title, to the extent a Lien on any such assets may not be perfected by the filing of a UCC-1 financing statement, (o) leased cell towers to the extent a leasehold mortgage is required to create or perfect a security interest therein and (p) any cash or cash equivalents maintained in or credited to any Deposit Account or securities account that are comprised of (i) funds specially and exclusively used or to be used for payroll and payroll taxes and other employee benefit payments to or for the benefit of the Borrower or any of its Subsidiaries, (ii) funds specifically and exclusively used or to be used to pay all taxes required to be collected, remitted or withheld (including withholding taxes (including the employer’s share thereof)) and (iii) any other funds which the Borrower or any Grantor is permitted or otherwise not prohibited by the terms of any Loan Document to hold as an escrow or fiduciary for the benefit of another Person; provided that, notwithstanding anything to the contrary herein or in any other Loan Document, but subject to the final proviso in the definition of “Excluded Equity Interests”, the USCC Pledged Equity shall not constitute Excluded Assets.
“Excluded Equity Interests” means Equity Interests in (a) any Subsidiary that is not a Material Subsidiary, except to the extent perfected by the filing of a UCC-1 financing statement, (b) any Subsidiary of a Domestic Subsidiary that is a CFC or any Subsidiary that is a FSHCO representing in excess of 65% of the total combined voting power of all classes of voting Equity Interests and 100% of the non-voting Equity Interests in such CFC or FSHCO, (c) any joint ventures and non-wholly-owned Subsidiaries to the extent a security interest therein would be prohibited by the terms of the applicable Person’s Organization Document (after giving effect to applicable anti-assignment provisions of the UCC) or the pledge of which could give rise to a right of first refusal, a right of first offer or any other similar right that may be exercised by a third party, (d) any not-for-profit Subsidiary, captive insurance company or special purpose securitization vehicle (or similar entity), including any Securitization Entity, (e) each Subsidiary listed in Part C of Schedule II hereto,(f) CoBank ACB held by any Grantor in connection with such Grantor’s obligations pursuant to any Existing Credit Facility and (g) U.S. Cellular held by the Borrower except any such Equity Interests of U.S. Cellular expressly set forth in Part A of Schedule II hereto (the “USCC Pledged Equity”); provided, that, notwithstanding anything to the contrary contained herein, Excluded Equity Interests shall include any Equity Interests of (i) U.S. Cellular the pledge of which could result in the Borrower (a) controlling less than 50.1% of the voting interests of U.S. Cellular or (b) not being required by GAAP to include U.S. Cellular in its consolidated financial statements and (ii) any Subsidiary the pledge of which would result in a transfer of control of any Affiliate of the Borrower holding an FCC or State PUC License.
“FCC” means the Federal Communications Commission, and any successor agency of the United States government exercising substantially equivalent powers.
“FCC License” means any governmental authorization granted by the FCC pursuant to the Communications Act or by any other Governmental Authority pursuant to Communications Laws, to any Grantor or assigned or transferred to any Grantor pursuant to Communications Laws.

“FSHCO” means a Subsidiary that owns (directly or indirectly) no material assets other than Equity Interests (or Equity Interests and debt interests) of one or more CFCs.
“Federal Securities Laws” has the meaning assigned to such term in Section 4.02.
“Grantor Supplement” means an instrument substantially in the form of Exhibit I hereto, or any other form approved by the Administrative Agent and the Borrower, and in each case reasonably satisfactory to the Administrative Agent and the Borrower.
“Grantors” means (a) the Borrower, and (b) each Subsidiary of the Borrower identified on Schedule I hereto.
“Intellectual Property” means, with respect to any Person, all intellectual property of every kind and nature, whether now owned or hereafter acquired by any such Person, including inventions, designs, Patents, Copyrights, Trademarks, trade secrets and know-how, domain names, confidential or proprietary technical or business information, and software and databases.
“License” means any Patent License, Trademark License or Copyright License.
“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.
“Patent License” means any written agreement, now or hereafter in effect, granting to any Person any right to manufacture, use or sell any invention claimed in a Patent, now or hereafter owned by any other Person or that any other Person now or hereafter otherwise has the right to license, and all rights of any such Person under any such agreement.
“Patent Security Agreement” means each short-form Patent Security Agreement substantially in the form of Exhibit III hereto that may be executed from time to time by a Grantor in favor of the Administrative Agent.
“Patents” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all letters patent of the United States, including those listed on Schedule III hereto, and all applications for letters patent of the United States, including those listed on Schedule III hereto; (b) all provisionals, reissues, extensions, continuations, divisions, continuations-in-part, reexaminations or revisions thereof, and the inventions disclosed or claimed therein; and (c) all claims for, and rights to sue for, past or future infringements of any of the foregoing.
“Pledged Collateral” has the meaning assigned to such term in Section 2.01.
“Pledged Debt Securities” has the meaning assigned to such term in Section 2.01.
“Pledged Equity Interests” has the meaning assigned to such term in Section 2.01.
“Pledged Securities” means any promissory notes, stock certificates, unit certificates, limited liability membership certificates or other securities (to the extent certificated) now or hereafter included in the Pledged Collateral.
“Secured Parties” means (a) each Lender, (b) the Administrative Agent, (c) each Joint Lead Arranger, (d) each Joint Bookrunner, and (e) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, the permitted successors and assigns of each of the foregoing.
“Security Interest” has the meaning assigned to such term in Section 3.01(a).
“State PUC” means any state public service commission, public utilities commission, or similar state Governmental Authority responsible for regulating the provision of telecommunications or similar services within a particular state.
“State PUC License” means any governmental authorization granted by a State PUC pursuant to the applicable state statutes and regulations governing the provision of telecommunications or similar services within a particular state, to any Grantor or assigned or transferred to any Grantor pursuant to these applicable state statutes and regulations.
“Termination Date” means the date on which all Commitments have expired or been terminated and all Obligations have been paid in full in cash (other than contingent obligations not yet accrued and payable).
“Trademark License” means any written agreement, now or hereafter in effect, granting to any Person any right to use any Trademark now or hereafter owned by any other Person or that any other Person otherwise has the right to license and all rights of any such Person under any such agreement.
“Trademark Security Agreement” means each short-form Trademark Security Agreement substantially in the form of Exhibit IV hereto that may be executed from time to time by a Grantor in favor of the Administrative Agent.

“Trademarks” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all United States trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, in each case subject to trademark laws of the United States, now existing or hereafter adopted or acquired, all registrations therefor, and all registrations and applications filed in connection therewith, including registrations and applications in the United States Patent and Trademark Office, and all renewals thereof, including, in the case of any Grantor, any of the foregoing set forth next to its name on Schedule III hereto; (b) all goodwill associated with or symbolized by the foregoing; and (c) all claims for, and rights to sue for, past or future infringements, dilutions or other violations of any of the foregoing.
“UCC” shall mean the New York UCC; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection, effect of perfection, non-perfection or priority of the Administrative Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection, non-perfection or priority and for purposes of definitions relating to such provisions.
“USCC Pledged Equity” has the meaning assigned to it in the definition of “Excluded Equity Interests” in this Section 1.02.
ARTICLE II
Pledge of Securities
SECTION 2.01. Pledge. As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor hereby pledges to the Administrative Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title and interest in, to and under:
(a) (i) the Equity Interests owned by such Grantor on the Closing Date, including those listed opposite the name of such Grantor in Part A of Schedule II hereto, (ii) any other Equity Interests obtained in the future by such Grantor and (iii) the certificates or other instruments representing all such Equity Interests (if any) (collectively, the “Pledged Equity Interests”); provided that the Pledged Equity Interests shall not include any Excluded Equity Interests.
(b) (i) the Indebtedness owned by such Grantor on the Closing Date, including all Indebtedness listed opposite the name of such Grantor in Part B of Schedule II hereto, (ii) any Indebtedness in the future issued to or otherwise acquired by such Grantor and (iii) the debt securities, promissory notes and any other instruments evidencing all such Indebtedness (collectively, the “Pledged Debt Securities”); provided that, such Pledged Debt Securities shall not include any Pledged Debt Securities constituting Excluded Assets;
(c) subject to Section 2.05, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (a) and (b) above;
(d) subject to Section 2.05, all rights and privileges (including without limitation voting and management rights and rights as and to become a member, partner or other holder thereof) of such Grantor with respect to the securities and other property referred to in clauses (a), (b) and (c) above; and
(e) all Proceeds of any of the foregoing (the items referred to in clauses (a) through (e) above being collectively referred to as the “Pledged Collateral”).
Notwithstanding the foregoing, in no event shall the pledge under this Section 2.01 attach to any Excluded Asset.
SECTION 2.02. Delivery of the Pledged Collateral. (a) Subject to Section 5.21 of the Credit Agreement, each Grantor agrees to deliver or cause to be delivered to the Administrative Agent or the Custodian, where applicable, in each case pursuant to the Credit Agreement and each Securities Account Control Agreement, where applicable, (i) on the date such Grantor becomes party to this Agreement (or such later date as set forth in the Credit Agreement or as otherwise agreed to by the Administrative Agent in its reasonable discretion), any Pledged Securities owned by such Grantor as of the Closing Date, and (ii) promptly (and in any event no later than the date on which the Compliance Certificate for the fiscal quarter during which such Pledged Securities were acquired is delivered pursuant to Section 6.02 of the Credit Agreement or such longer period agreed to by the Administrative Agent in its reasonable discretion) after the acquisition thereof, any such Pledged Securities acquired by such Grantor after the date such Grantor becomes party to this Agreement; provided that, Pledged Debt Securities shall be required to be delivered only to the extent evidencing Indebtedness in an aggregate principal amount greater than $10,000,000. The Grantors agree that any Pledged Securities required to be delivered hereunder and not delivered to the Administrative Agent shall be delivered to the Custodian and credited to a securities account subject at all times to the control (within the meaning of the UCC) of the Administrative Agent in accordance with each Securities Account Control Agreement, as applicable.

(b) Subject to Section 5.21 of the Credit Agreement, upon delivery to the Administrative Agent or the Custodian, where applicable, (i) Pledged Securities shall be accompanied by undated stock or note powers, as applicable, duly executed in blank or other undated instruments of transfer duly executed in blank and reasonably satisfactory to the Administrative Agent and by such other instruments and documents as the Administrative Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by undated proper instruments of assignment duly executed in blank by the applicable Grantor and such other instruments and documents as the Administrative Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing such Pledged Securities, which schedule shall be deemed attached to, and shall supplement, Schedule II hereto and be made a part hereof; provided that failure to provide any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.
SECTION 2.03. Representations, Warranties and Covenants. The Grantors jointly and severally represent, warrant and covenant to and with the Administrative Agent, for the benefit of the Secured Parties, that:
(a) as of the Closing Date, Schedule II hereto sets forth a true and complete list, with respect to each Grantor, of (i) all the Pledged Equity Interests and Excluded Equity Interests owned by such Grantor in any of its Subsidiaries and, with respect to the Pledged Equity Interests, the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity Interests owned by such Grantor and (ii) all the Pledged Debt Securities owned by such Grantor evidencing Indebtedness for borrowed money in a principal amount greater than $10,000,000;
(b) (i) the Pledged Equity Interests have been duly and validly authorized and issued by the issuers thereof (if applicable) and (ii) the Pledged Equity Interests (if applicable) are fully paid and nonassessable; provided that the foregoing representations, insofar as they relate to the Pledged Collateral issued by a Person other than the Borrower or any Subsidiary, are made to the knowledge of the Grantors;
(c) except for the security interests granted hereunder and under any other Loan Documents, each of the Grantors (i) is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated in Part A and Part B of Schedule II hereto as owned by such Grantor, (ii) holds the same free and clear of all Liens, other than Permitted Liens and transfers made in compliance with the Credit Agreement, (iii) will make no further assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than Permitted Liens and transfers made in compliance with the Credit Agreement, and (iv) will use commercially reasonable efforts to defend its title or interest thereto or therein against any and all Liens (other than the Liens created by this Agreement and the other Loan Documents and Permitted Liens), however arising, of all Persons whomsoever;
(d) except for restrictions and limitations imposed or permitted by the Loan Documents, contracts and agreements permitted by Section 7.08 of the Credit Agreement, or applicable Law, the Pledged Equity Interests and, to the extent issued by the Borrower or any Subsidiary, the Pledged Debt Securities are and will continue to be freely transferable and assignable, and none of the Pledged Equity Interests and, to the extent issued by the Borrower or any Subsidiary, none of the Pledged Debt Securities are or will be subject to any option, right of first refusal, shareholders agreement or Organization Document provisions of any nature that would prohibit, impair, delay or otherwise affect in any manner adverse to the Secured Parties in any material respect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Administrative Agent of rights and remedies hereunder;
(e) each of the Grantors has the organizational power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;
(f) subject to Section 5.21 of the Credit Agreement, by virtue of the execution and delivery by the Grantors of this Agreement, when any Pledged Securities are delivered to the Administrative Agent or the Custodian, as applicable, in accordance with this Agreement and with the Credit Agreement, the Administrative Agent will obtain a legal, valid and perfected lien upon and security interest in such Pledged Securities, free of any adverse claims (except for Permitted Liens), under the New York UCC to the extent such lien and security interest may be created and perfected under the New York UCC, as security for the payment and performance of the Obligations; and
(g) subject to the terms of this Agreement and to the extent permitted by applicable Law, and subject to compliance with any applicable notice requirement in any Loan Document, each Grantor hereby agrees that upon the occurrence and during the continuance of an Event of Default, it will comply with the instructions of the Administrative Agent with respect to the Equity Interests in such Grantor that constitute Pledged Equity hereunder that are not certificated without further consent by the applicable owner or holder of such Equity Interests.
SECTION 2.04. Registration in Nominee Name; Denominations. If an Event of Default shall have occurred and is continuing, and subject to compliance with any applicable notice requirement in any Loan Document, the Administrative Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Administrative Agent or in its own name as pledgee or in the name of its nominee (as pledgee or as sub-agent), and each Grantor will promptly give to the Administrative Agent copies of any notices or other written communications received by it with respect to Pledged Securities registered in the name of such Grantor. Upon the occurrence and during the continuance of an Event of Default, and subject to any applicable notice requirement in any Loan Document, the Administrative Agent shall at all times have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any reasonable purpose consistent with this Agreement.

SECTION 2.05. Voting Rights; Dividends and Interest. (a) Unless and until an Event of Default shall have occurred and is continuing, and subject to compliance with any applicable notice requirement in any Loan Document, in which case, the Grantors’ rights under this Section 2.05 are suspended:
(i) each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents;
(ii) the Administrative Agent shall promptly execute and deliver to each Grantor, or cause to be promptly executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section; and
(iii) each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and are otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity Interests or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests in the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral and, if received by any Grantor, shall be held for the benefit of the Administrative Agent and the other Secured Parties and shall be forthwith delivered (to the extent required by Section 2.02) to the Administrative Agent or the Custodian, as applicable, in the same form as so received (with any necessary endorsements, stock or note powers and other instruments of transfer reasonably requested by the Administrative Agent). So long as no Event of Default has occurred and is continuing, the Administrative Agent shall promptly deliver to each Grantor any Pledged Securities in its possession if requested to be delivered to the issuer thereof in connection with any sale, transfer, disposition, exchange or redemption of such Pledged Securities permitted by the Credit Agreement in accordance with this Section 2.05(a)(iii); provided that the applicable Loan Party shall have provided the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request in connection therewith.
(b) Upon the occurrence and during the continuance of an Event of Default, and subject to compliance with any applicable notice requirement in any Loan Document, all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.05 shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions; provided that, unless otherwise directed by the Required Lenders, the Administrative Agent shall have the right from time to time following the occurrence and during the continuance of an Event of Default to permit the Grantors to exercise such rights. All dividends, interest, principal or other distributions received by any Grantor upon the occurrence and during the continuance of an Event of Default contrary to the provisions of this Section 2.05 shall be held for the benefit of the Administrative Agent and the other Secured Parties and shall be segregated from other property or funds of such Grantor and shall be forthwith delivered to the Administrative Agent upon demand in the same form as so received (with any necessary endorsements, stock or note powers and other instruments of transfer reasonably requested by the Administrative Agent). Any and all money and other property paid over to or received by the Administrative Agent pursuant to the provisions of this paragraph (b) shall be retained by the Administrative Agent in an account to be established by the Administrative Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 8.03 of the Credit Agreement. After all Events of Default have been cured or waived, the Administrative Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.05 and that remain in such account.
(c) Upon the occurrence and during the continuance of an Event of Default, and subject to compliance with any applicable notice requirement in any Loan Document, all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.05, and the obligations of the Administrative Agent under paragraph (a)(ii) of this Section 2.05, shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Administrative Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights. After all Events of Default have been cured or waived, all rights vested in the Administrative Agent pursuant to this paragraph (c) shall automatically cease, and the Grantors shall automatically have the exclusive right to exercise the voting and consensual rights and powers they would otherwise be entitled to exercise pursuant to paragraph (a)(i) of this Section 2.05.
(d) The Administrative Agent (i) may suspend the rights of one or more of the Grantors at the same or different times and (ii) may suspend the rights of the Grantors under paragraph (a)(i) or paragraph (a)(iii) in part without suspending all such rights (as specified by the Administrative Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Administrative Agent’s rights to suspend other rights from time to time; provided that the Administrative Agent shall only suspend such rights if an Event of Default has occurred and is continuing and any applicable notice requirement contained in any Loan Document has been satisfied.

SECTION 2.06. Article 8 Opt-In. No Grantor shall take any action to cause any membership interest, partnership interest, or other equity interest of any limited liability company or limited partnership owned or controlled by any Grantor comprising Pledged Collateral to be or become a “security” within the meaning of, or to be governed by Article 8 of the UCC as in effect under the laws of any state having jurisdiction and shall not cause or permit any such limited liability company or limited partnership to “opt in” or to take any other action seeking to establish any membership interest, partnership interest or other equity interest of such limited liability company or limited partnership comprising the Collateral as a “security”, in each case, without certificating such security and delivering all such certificates to the Administrative Agent in accordance with and as required by Section 2.02.
ARTICLE III
Security Interests in Personal Property
SECTION 3.01. Security Interest. (a) As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor hereby grants to the Administrative Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all of such Grantor’s right, title and interest in, to and under any and all of the following assets now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest, regardless of where located (collectively, the “Article 9 Collateral”
(i) all Accounts;
(ii) all Chattel Paper;
(iii) all Deposit Accounts;
(iv) all Documents;
(v) all Equipment;
(vi) all General Intangibles, including all Intellectual Property and Licenses;
(vii) all Instruments;
(viii) all Inventory;
(ix) all Goods, including all Fixtures;
(x) all Investment Property;
(xi) all Letter-of-Credit Rights;
(xii) all books and records pertaining to the Article 9 Collateral;
(xiii) all Commercial Tort Claims now or hereafter listed on Schedule V; and
(xiv) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all Supporting Obligations, collateral security and guarantees given by any Person with respect to any of the foregoing;
provided that in no event shall the Security Interest attach to any Excluded Asset; provided, however, that Article 9 Collateral shall include any Proceeds, substitutions or replacements of any of the foregoing (unless such Proceeds, substitutions or replacements would independently constitute an Excluded Asset).
(b) In addition, notwithstanding the foregoing provisions of Section 3.01(a), the foregoing grant of a security interest shall not extend to, and the term “Article 9 Collateral” shall not include, FCC Licenses or State PUC Licenses to the extent (but only to the extent) it is unlawful to grant a security interest therein (but solely to the extent that any such restriction shall be enforceable under applicable law); provided, however, that notwithstanding the foregoing or any provision of this Agreement or the Loan Documents to the contrary (including without limitation any provision of “Excluded Assets”), the foregoing grant of a security interest shall extend to, and the Article 9 Collateral shall include: (A) all Proceeds and the right to receive all Proceeds of any FCC License or State PUC License, including those derived or arising from or in connection with the sale, assignment, transfer or transfer of control over such FCC Licenses or State PUC Licenses; (B) any and all Proceeds of any FCC Licenses or State PUC Licenses that are otherwise excluded, and (C) upon obtaining any required consent of the FCC or a State PUC with respect to any such otherwise excluded FCC Licenses or State PUC Licenses, such FCC Licenses or State PUC Licenses as well as any and all Proceeds thereof that might theretofore have been excluded from such grant of a security interest and from the Article 9 Collateral.

(c) (i) Each Grantor hereby irrevocably authorizes the Administrative Agent for the benefit of the Secured Parties at any time and from time to time to file in any relevant U.S. jurisdiction any financing statements (including transmitting utility financing statements) with respect to the Collateral or any part thereof and amendments thereto that (A) describe the collateral covered thereby in any manner that the Administrative Agent reasonably determines is necessary or advisable to ensure the perfection of the security interest in the Collateral granted under this Agreement, including indicating the Collateral as “all assets of the debtor, whether now owned or existing or hereafter acquired or arising and wherever located, and all proceeds and products thereof” or words of similar effect, and (B) contain the information required by Article 9 of the UCC for the filing of any financing statement or amendment, including whether such Grantor is an organization, the type of organization and, if required, any organizational identification number issued to such Grantor. Each Grantor agrees to provide such information to the Administrative Agent promptly upon reasonable request.
(ii) Subject to Section 5.21 of the Credit Agreement, the Administrative Agent is further authorized to file any Copyright Security Agreement, Patent Security Agreement and Trademark Security Agreement with the United States Patent and Trademark Office or United States Copyright Office (or any successor office in the United States, but not any office in any other country), as applicable, and any such additional documents pursuant to Section 3.05(b) as may be reasonably necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest in Article 9 Collateral consisting of Patents, Trademarks or Copyrights issued, registered or applied-for in the United States, granted by each Grantor and naming each such Grantor as debtors and the Administrative Agent as Secured Party.
(d) The Security Interest and the security interest granted pursuant to Article II are granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.
SECTION 3.02. Representations and Warranties. The Grantors jointly and severally represent and warrant to the Administrative Agent, for the benefit of the Secured Parties, that:
(a) the UCC financing statements or other appropriate filings, recordings or registrations prepared by the Administrative Agent based upon the information provided to the Administrative Agent for filing in each governmental, municipal or other appropriate office specified on the schedules hereto (or specified by notice from the Borrower to the Administrative Agent after the Closing Date in the case of filings, recordings or registrations required by Section 6.12 or Section 6.15 of the Credit Agreement), are all the filings, recordings and registrations (other than filings, recordings and registrations, if any, required to be made in the United States Patent and Trademark Office or the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of United States Patents, Trademarks or Copyrights) that are necessary to establish a legal, valid and perfected security interest in favor of the Administrative Agent, for the benefit of the Secured Parties, in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States, and as of the Closing Date and subject to Section 5.21 of the Credit Agreement, no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary, except as provided under applicable Law with respect to the filing of continuation statements (other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of issued, registered or applied-for Patents, Trademarks and Copyrights filed, acquired or developed by a Grantor after the Closing Date). Subject to Section 5.21 of the Credit Agreement, each Grantor represents and warrants that, if applicable, a fully executed Patent Security Agreement, Trademark Security Agreement and Copyright Security Agreement, in each case containing a list of the Article 9 Collateral consisting of United States issued Patents, United States registered Trademarks and United States registered Copyrights (and applications for any of the foregoing), as applicable, and executed by such Grantor owning such Article 9 Collateral, have been delivered to the Administrative Agent for recording with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, to establish a legal, valid and perfected security interest in favor of the Administrative Agent, for the benefit of the Secured Parties, in respect of all Article 9 Collateral consisting of issued, registered and applied-for Patents, Trademarks and Copyrights in which a security interest may be perfected by filing, recording or registration in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than (i) the UCC financing and continuation statements contemplated in this Section 3.02(a), and (ii) such filings and actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of registered or applied-for Patents, Trademarks and Copyrights acquired or developed by any Grantor after the Closing Date);
(b) the Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Obligations, and (ii) subject to Section 5.21 of the Credit Agreement and the filings described in paragraph (a) of this Section 3.02 (including payment of applicable fees in connection therewith), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the applicable jurisdiction in the United States pursuant to the UCC (for the avoidance of doubt, excluding Deposit Accounts for which control in favor of the Administrative Agent has not been established), and (iii) subject to Section 5.21 of the Credit Agreement and to the filings described in paragraph (a) of this Section 3.02, a perfected security interest in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of a Patent Security Agreement, a Trademark Security Agreement or a Copyright Security Agreement with the United States Patent and Trademark Office or the United States Copyright Office, as applicable;
(c) the Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, except, as to priority, Deposit Accounts and Permitted Priority Liens;
(d) as of the Closing Date, Schedule III hereto sets forth a true and complete list, with respect to each Grantor, of (i) all of such Grantor’s Patents and Trademarks applied for or issued or registered with the United States Patent and Trademark Office, including the name of the registered owner or applicant and the registration, application, or publication number, as applicable, of each such Patent or Trademark and (ii) all of such Grantor’s Copyrights applied for or registered with the United States Copyright Office, including the name of the registered owner and the registration number of each such Copyright;

(e) as of the Closing Date, Schedule IV hereto sets forth (i) the type of organization of each Grantor, (ii) the jurisdiction of organization of each Grantor, (iii) the organizational identification number of each Grantor, (iv) the tax identification number of each Grantor, (v) the location of the chief executive office of each Grantor, (vi) whether such Grantor is a transmitting utility and (vii) for any Grantor which is a transmitting utility, each state in which such Grantor owns or maintains any Fixtures;
(f) none of the Grantors has filed or consented to (i) the filing of any financing statement or analogous document, in each case with respect to a Lien, under the UCC or any other applicable Laws covering any Article 9 Collateral or (ii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office, except, in each case, for Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement; and
(g) as of the Closing Date, Schedule V hereto sets forth a true and complete list of all Commercial Tort Claims owned by any Grantor with a value of at least $10,000,000.
SECTION 3.03. Covenants. (a) Each Grantor shall, at its own expense, take any and all commercially reasonable actions necessary to (i) defend title to the Article 9 Collateral (other than Intellectual Property, which is governed by Section 3.05) against all Persons, except with respect to Article 9 Collateral that such Grantor determines in its reasonable business judgment is no longer necessary or beneficial to the conduct of such Grantor’s business (provided that nothing in this Agreement shall prevent any Grantor from discontinuing the operation or maintenance of any of its assets or properties to the extent not prohibited by the Credit Agreement) and (ii) upon the reasonable request of the Administrative Agent, defend the Security Interest of the Administrative Agent in the Article 9 Collateral and the priority thereof against any Lien, in each case subject to (x) Liens permitted pursuant to Section 7.01 of the Credit Agreement, (y) transfers made in compliance with the Credit Agreement and (z) the rights of such Grantor under Section 9.10 of the Credit Agreement and corresponding provisions of the Security Documents to obtain a release of the Liens created under the Security Documents. Notwithstanding anything to the contrary contained herein, no control agreements (or any equivalent agreements) or perfection or control over deposit or securities accounts shall be required other than the Securities Account Control Agreements.
(b) Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Administrative Agent may from time to time reasonably request to obtain, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any reasonable and documented or invoiced out-of-pocket fees and Taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements or other documents in connection herewith or therewith; provided, however, that Grantors shall have no obligation to file any document or undertake any actions outside the United States or pursuant to any laws other than the laws of the United States or any jurisdiction thereof. If any amount payable to any Grantor under or in connection with any of the Article 9 Collateral shall be or become evidenced by any promissory note (which may be a global note) or other instrument (other than any promissory note or other instrument in an aggregate principal amount of less than $10,000,000 owed to the applicable Grantor by any Person), such note or instrument shall be promptly delivered (but in any event no later than the date on which the Compliance Certificate for the fiscal quarter during which such instruments were entered into is delivered pursuant to Section 6.02 of the Credit Agreement or such longer period as the Administrative Agent may agree in its reasonable discretion) to the Administrative Agent, for the benefit of the Secured Parties, together with an undated instrument of transfer duly executed in blank and in a manner reasonably satisfactory to the Administrative Agent.
(c) At its option, the Administrative Agent may, with prior written notice to the Borrower, discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not permitted pursuant to Section 7.01 of the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Credit Agreement, this Agreement or any other Loan Document and within a reasonable period of time after the Administrative Agent has requested that it do so, and each Grantor jointly and severally agrees to reimburse the Administrative Agent, within fifteen (15) days after demand, for any reasonable payment made or expense incurred by the Administrative Agent pursuant to the foregoing authorization in accordance with Section 5.03(a); provided that nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Administrative Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.
(d) In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required under Section 6.07 of the Credit Agreement or to pay any premium in whole or part relating thereto, the Administrative Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Default or Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Administrative Agent reasonably deems advisable. All sums disbursed by the Administrative Agent in connection with this paragraph, including reasonable and documented out-of-pocket attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, within fifteen (15) days of demand, by the Grantors to the Administrative Agent and shall be additional Obligations secured hereby.
SECTION 3.04. Other Actions. In order to further insure the attachment, perfection and priority of, and the ability of the Administrative Agent to enforce, the Security Interest, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a) Instruments. If any Grantor shall at any time hold or acquire any Instruments (other than Excluded Assets and Instruments with a face amount of less than $10,000,000 individually and other than checks to be deposited in the ordinary course of business), such Grantor shall promptly (but in any event no later than the date on which the Compliance Certificate for the fiscal quarter during which such Instruments were first held or acquired is delivered pursuant to Section 6.02 of the Credit Agreement or such longer period as the Administrative Agent may agree in its reasonable discretion) endorse and deliver the same to the Administrative Agent, accompanied by such undated instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time reasonably request.
(b) Investment Property. Except to the extent otherwise provided in Article II, if any Grantor shall at any time hold or acquire any certificated securities (other than Excluded Assets and certificated securities with a value of less than $10,000,000 individually), such Grantor shall promptly (but in any event no later than the date on which the Compliance Certificate for the fiscal quarter during which such certificated securities were acquired is delivered pursuant to Section 6.02 of the Credit Agreement or such longer period as the Administrative Agent may agree in its reasonable discretion) endorse and deliver the same to the Administrative Agent, accompanied by such undated instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time reasonably request.
(c) Commercial Tort Claims. Each Grantor shall provide the Administrative Agent with an amended or supplemented Schedule V reflecting any additional Commercial Tort Claims with a value in excess of $10,000,000 that may arise since the most recent amendment or supplementation of Schedule V, such amended or supplemented Schedule V to be delivered no later than the date on which the Compliance Certificate for the fiscal quarter during which such additional Commercial Tort Claims arose is delivered pursuant to Section 6.02 of the Credit Agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion).
SECTION 3.05. Covenants Regarding Patent, Trademark and Copyright Collateral. (a) Except to the extent a failure to act under this Section 3.05(a) could not reasonably be expected to have a Material Adverse Effect, with respect to the issuance, registration or pending application of each item of its Intellectual Property constituting Article 9 Collateral for which such Grantor has standing and ability to do so, each Grantor agrees to take commercially reasonable steps to (i) maintain the validity and enforceability of any United States issued or registered Intellectual Property (or applications therefor) that is material to the conduct of such Grantor’s business and to maintain such registrations and applications of such Intellectual Property in full force and effect and (ii) pursue the registration and, to the extent such Grantor determines in its reasonable business judgment that maintenance of such Intellectual Property is desirable in the conduct of its business, maintenance of each patent, trademark or copyright registration or application included in the Intellectual Property of such Grantor that is material to the conduct of such Grantor’s business. Grantor shall take commercially reasonable steps to defend title to and ownership of any Intellectual Property that is owned by such Grantor and is material to the conduct of such Grantor’s business. Notwithstanding the foregoing, nothing in this Section 3.05 or any Loan Document shall prevent any Grantor from disposing of, discontinuing the use or maintenance of, abandoning, failing to pursue or enforce or otherwise allowing to lapse, terminate, be invalidated or put into the public domain any of its issued, registered or applied-for Intellectual Property that is no longer used or useful, or economically practicable to maintain, or if such Grantor determines in its reasonable business judgment that such discontinuance or such other action is desirable in the conduct of its business.
(b) Each Grantor agrees that, should it obtain an ownership or other interest in any Intellectual Property after the Closing Date, (i) the provisions of this Agreement shall automatically apply thereto and (ii) any such Intellectual Property shall automatically become Intellectual Property subject to the terms and conditions of this Agreement, except, with respect to each of (i) and (ii) above, if such Intellectual Property is acquired under a license from a third party under which a security interest would not be permitted. For the avoidance of doubt, a security interest shall not be granted in any Intellectual Property that constitutes an Excluded Asset.
(c) Each Grantor shall (i) whenever a certificate is delivered or required to be delivered pursuant to Section 6.02 of the Credit Agreement, deliver to the Administrative Agent a schedule setting forth all of such Grantor’s registered and applied for Patents, Trademarks and Copyrights that are not listed on Schedule III hereto or on a schedule previously provided to the Administrative Agent pursuant to this Section 3.05(c) and that were acquired during the period for which the certificate required pursuant to Section 6.02 of the Credit Agreement was delivered and (ii) subject to Section 5.21 of the Credit Agreement, within a reasonable time following the reasonable request of the Administrative Agent, but in any event, not more than four times per fiscal year, execute and deliver a Patent Security Agreement, Trademark Security Agreement or Copyright Security Agreement, as applicable, or an amendment to a pre-existing Patent Security Agreement, Trademark Security Agreement or Copyright Security Agreement, as applicable, in respect of such Patents, Trademarks and Copyrights.
SECTION 3.06. Covenants Regarding FCC Licenses.
(a) Except to the extent a failure to act under this Section 3.06(a) could not reasonably be expected to have a Material Adverse Effect as defined in the Credit Agreement, each Grantor agrees to do or cause to be done all things reasonably necessary to preserve, renew, extend, and keep in full force and effect the FCC Licenses.
(b) If at any time in the future, the Communications Laws permit the grant of a security interest in an FCC License, and such FCC License shall not otherwise constitute an Excluded Asset, this Agreement shall be deemed to grant a security interest therein immediately, and the Collateral shall automatically include all such FCC Licenses, without any further action or notice by any party. In furtherance of the foregoing, each Grantor agrees to fully cooperate and take all necessary steps to perfect such security interest as may be required by the Administrative Agent or any Lender.

SECTION 3.07. Covenants Regarding Changes in Name, Jurisdiction of Incorporation, Etc. Such Grantor will not, except upon thirty (30) days’ prior written notice to the Administrative Agent and delivery to the Administrative Agent of duly authorized and, where required, executed copies of all additional financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein (i) without limiting the prohibitions on mergers involving the Grantors contained in the Credit Agreement, change its legal name, jurisdiction of organization or the location of its chief executive office or sole place of business, if applicable; or (ii) change its legal name, identity or structure to such an extent that any financing statement filed by the Administrative Agent in connection with this Agreement would become misleading.
ARTICLE IV
Remedies
SECTION 4.01. Remedies upon Default. Upon the occurrence and during the continuance of an Event of Default, each Grantor agrees to deliver, on demand (or, with respect to the USCC Pledged Equity, no later than the second (2nd) Business Day following the date on which written demand therefor by the Administrative Agent is received by the Borrower), each item of Collateral to the Administrative Agent or any Person designated by the Administrative Agent, and it is agreed that the Administrative Agent shall have the right to take any of or all the following actions at the same or different times (or, with respect to the USCC Pledged Equity, only after the second (2nd) Business Day following the date on which written notice from the Administrative Agent is received by the Borrower): (a) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Grantors to the Administrative Agent, for the benefit of the Secured Parties, or to license, whether on an exclusive or nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Administrative Agent shall determine (other than in violation of any then-existing licensing arrangements or other agreement to the extent that waivers cannot be obtained), but in any event, on a revocable basis under terms whereby such license should terminate immediately upon cure of an event of Default in connection with exercise of its remedies hereunder, and (b) with or without legal process and with or without prior notice or demand for performance (in each case subject to the terms of the Loan Documents and applicable Law), to take possession of the Article 9 Collateral and the Pledged Collateral and without liability for trespass to enter any Grantors’ premises where the Article 9 Collateral or the Pledged Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and the Pledged Collateral and, generally, to exercise any and all rights afforded to a secured party under the UCC or other applicable Law. Without limiting the generality of the foregoing, each Grantor agrees that the Administrative Agent shall have the right, subject to the mandatory requirements of applicable Law and the notice requirements described in this Section 4.01, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate. The Administrative Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Administrative Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by Law) all rights of redemption, stay and appraisal that such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.
To the extent required by applicable law, the Administrative Agent shall give the applicable Grantors no less than ten (10) days prior written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9‑611 of the New York UCC or its equivalent in other jurisdictions) of the Administrative Agent’s intention to make any sale of Collateral; notwithstanding the foregoing, the Administrative Agent shall give the Borrower not less than two (2) Business Day’s prior written notice of any sale of USCC Pledged Equity. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may reasonably fix and state in the notice of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent and the other Secured Parties shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court‑appointed receiver. Any sale pursuant to the provisions of this Section 4.01 shall be deemed to conform to the commercial reasonableness standards as provided in Section 9‑610(b) of the New York UCC or its equivalent in other jurisdictions.

Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Loan Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived by the Borrower on behalf of itself and its Subsidiaries), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by any Loan Party of any cash collateral arising in respect of the Collateral on such terms as the Administrative Agent deems reasonable, and/or may forthwith sell, lease, assign give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Lenders, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk. The Administrative Agent on behalf of the Lenders shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Loan Party, which right or equity is hereby waived and released by the Borrower on behalf of itself and its Subsidiaries. The Borrower further agrees on behalf of itself and its Subsidiaries, at the Administrative Agent’s reasonable request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at the premises of the Borrower, another Loan Party or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 4.01, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the obligations of the Loan Parties under the Loan Documents, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the UCC, need the Administrative Agent account for the surplus, if any, to any Loan Party.
SECTION 4.02. Securities Act. In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Administrative Agent if the Administrative Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Administrative Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable blue sky or other state securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that in light of such restrictions and limitations the Administrative Agent may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Administrative Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws to the extent the Administrative Agent has determined that such a registration is not required by any Law and (b) may approach and negotiate with a limited number of potential purchasers (including a single potential purchaser) to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Administrative Agent and the other Secured Parties shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Administrative Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a limited number of purchasers (or a single purchaser) were approached. The provisions of this Section 4.02 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Administrative Agent sells.
SECTION 4.03. Grant of License to Use Intellectual Property. For the exclusive purpose of enabling the Administrative Agent to exercise rights and remedies under this Agreement at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor shall, upon prior written request by the Administrative Agent at any time during the continuance of an Event of Default, grant to the Administrative Agent a nonexclusive, non-transferable irrevocable, royalty-free, limited license (until the termination or cure of the Event of Default) to use any Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof; provided, however, that nothing in this Section 4.03 shall require Grantors to grant any license that is prohibited by any rule of law, statute or regulation; provided further that such licenses to be granted hereunder with respect to Trademarks shall be subject to the Administrative Agent’s maintenance of quality standards with respect to the goods and services on which such Trademarks are used sufficient to preserve the validity of such Trademarks. For the avoidance of doubt, the use of such license by the Administrative Agent may be exercised solely during the continuation of an Event of Default and, upon termination of the Event of Default, such license to the Intellectual Property shall automatically and immediately terminate and any Intellectual Property in the possession of the Administrative Agent shall be returned to such Grantor.

SECTION 4.04. FCC License and State PUC License Matters. Notwithstanding anything to the contrary set forth in this Agreement, the Administrative Agent shall not take any action or exercise any remedy with respect to the Collateral pursuant to this Agreement or any of the Loan Documents that would constitute or result in any assignment of any FCC License or State PUC License or any transfer of control of the holder of any FCC License or State PUC License, within the meaning of Section 310(d) of the Communications Act or the applicable state statutes and regulations governing the provision of telecommunications or similar services within a particular state, as applicable, if such assignment of such FCC License or State PUC License or such transfer of control would require thereunder the prior approval of the FCC or any State PUC, without first obtaining such approval. Upon the occurrence and during the continuance of an Event of Default, each Grantor shall take, and shall cause its Subsidiaries to take, any actions which the Administrative Agent may reasonably request in order to obtain FCC or State PUC consent, as applicable, to the transfer and/or assignment to the Administrative Agent, or to such one or more third parties as the Administrative Agent may designate, or to a combination of the foregoing, of each FCC License and State PUC License. In furtherance of the provisions of this Section 4.04, if an Event of Default has occurred and is continuing, the Administrative Agent is empowered to seek from the FCC, State PUC or any other Governmental Authority, to the extent required (and at the sole cost and expense of the Grantors), consent to or approval of any involuntary assignment of Collateral or transfer of control of any entity whose Collateral is subject to this Agreement to a trustee or receiver for the purpose of seeking a bona fide purchaser to whom the Collateral or control of such entity ultimately will be transferred. Each Grantor agrees to, and, if applicable, shall cause each of its Subsidiaries to agree to, cooperate with any such trustee or receiver or any bona fide purchaser and with the Administrative Agent in the preparation, execution and filing of any forms and providing any information that may be necessary in obtaining the consent of the FCC, any State PUC or any other Governmental Authority for the assignment or to the transfer of control to such trustee or receiver and/or a bona fide purchaser of the Collateral. Prior to the exercise by the Administrative Agent (or any receiver appointed by reason of the exercise of remedies hereunder) of any power, right, privilege or remedy pursuant to this Agreement which requires any consent, approval or authorization of the FCC or a State PUC, each Grantor will execute and deliver, or will cause the execution and delivery of, all applications, certificates, instruments and other documents and papers that the Administrative Agent reasonably determines may be required to obtain such consent, approval, or authorization. Without limiting the generality of the foregoing, each Grantor will promptly upon reasonable request by the Administrative Agent (or any such receiver so appointed) execute and deliver the appropriate portions of applications to the FCC or a State PUC for the assignment or transfer of control of the FCC Licenses or State PUC Licenses and use their best efforts, upon the reasonable request of the Administrative Agent (or any receiver so appointed) to assist in obtaining from the FCC or State PUC the necessary consents, approvals and authorizations, if any, for the assignment or transfer of control of such FCC Licenses or State PUC Licenses to the Administrative Agent or its designee upon or following an Event of Default in accordance with the provisions hereof. Each Grantor agrees to, and, if applicable, shall cause each of its Subsidiaries to agree to, consent to any such voluntary or involuntary assignment or transfer and without limiting any rights of the Administrative Agent or any Lender under any Loan Document, to authorize the Administrative Agent to nominate a trustee or receiver selected by the Administrative Agent to assume control of the Collateral or any entity whose Collateral is subject to this Agreement, subject only to required judicial, FCC, State PUC or other consents required by any Governmental Authority, in order to effectuate the transactions contemplated by this Section 4.04 (including such assignment or transfer of control to a bona fide purchaser of the Collateral). Such trustee or receiver shall have all the rights and powers as provided to it by Law or court order, or to the Administrative Agent, as applicable, under this Agreement. Without limiting the foregoing, in the event any Grantor fails to execute any applications, requests for consent, certificates or other instruments reasonably requested by the Administrative Agent or required by the Communications Laws or any court of competent jurisdiction in order to effect such transfer or change of control, the clerk of any court that has jurisdiction over this Agreement may execute and file the same on behalf of any such person. Each Grantor hereby constitutes and appoints the Administrative Agent and any trustee or receiver thereof the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Section 4.04 and taking any action and executing any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. Each Grantor acknowledges that the FCC Licenses and State PUC Licenses are integral to the Secured Parties’ realization of the value of the Collateral, that there is no adequate remedy at law for failure by Grantor to comply with the provisions of this Section and that such failure would not be adequately compensable in damages, and therefore agrees, without limiting the right of the Secured Parties to seek and obtain specific performance of other obligations of the Grantors, that the agreements contained in this Section may be specifically enforced.
ARTICLE V
Miscellaneous
SECTION 5.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement. All communications and notices hereunder to any Grantor shall be given to it in care of the Borrower as provided in Section 10.02 of the Credit Agreement.
SECTION 5.02. Waivers; Amendment. (a) No failure or delay by the Administrative Agent in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that the Administrative Agent would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 5.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default hereunder, regardless of whether the Administrative Agent or any other Secured Party may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Grantor or Grantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.01 of the Credit Agreement; provided that the Administrative Agent may, without the consent of any other Secured Party, consent to a departure by any Grantor from any covenant of such Grantor set forth herein to the extent such departure is consistent with the authority of the Administrative Agent set forth in Section 9.10 of the Credit Agreement.
SECTION 5.03. Administrative Agent’s Fees and Expenses. (a)Each Grantor, jointly with the other Grantors and severally, agrees to reimburse the Administrative Agent for its reasonable and documented and invoiced out-of-pocket fees and expenses incurred hereunder as provided in Section 10.04(a) of the Credit Agreement; provided that each reference therein to the “Borrower” shall be deemed to be a reference to “each Grantor”.
(b) Each Grantor, jointly with the other Grantors and severally, agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) as provided in Section 10.04(b) of the Credit Agreement; provided that each reference therein to the “Borrower” shall be deemed to be a reference to “each Grantor”.
(c) The provisions of this Section 5.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby or thereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent. All amounts due under this Section 5.03 shall be payable at the time set forth in Section 10.04(e) of the Credit Agreement. Any such amounts payable as provided hereunder shall be additional Obligations.
SECTION 5.04. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party, and all covenants, promises and agreements by or on behalf of any Grantor or the Administrative Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.
SECTION 5.05. [Reserved].
SECTION 5.06. Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement. This Agreement shall become effective as to any Grantor when a counterpart hereof executed on behalf of such Grantor shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Grantor and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Grantor, the Administrative Agent and the other Secured Parties and their respective successors and assigns, except that no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly provided in this Agreement and the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.
SECTION 5.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 5.08. [Reserved].
SECTION 5.09. Governing Law; Jurisdiction; Consent to Service of Process; Appointment of Service of Process Agent. (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 5.09. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 5.01. NOTHING IN ANY THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
(e) EACH GRANTOR HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS THE BORROWER AS ITS AUTHORIZED DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS THAT MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING AND THE BORROWER HEREBY ACCEPTS SUCH DESIGNATION AND APPOINTMENT. IF FOR ANY REASON THE BORROWER SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, EACH GRANTOR ORGANIZED OUTSIDE OF THE UNITED STATES AGREES TO DESIGNATE A NEW AUTHORIZED DESIGNEE, APPOINTEE AND AGENT IN NEW YORK CITY OR DELAWARE ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION REASONABLY SATISFACTORY TO THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT.
SECTION 5.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 5.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or to be taken into consideration in interpreting, this Agreement.
SECTION 5.12. Security Interest Absolute. To the extent permitted by Law, all rights of the Administrative Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee securing or guaranteeing all or any of the Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Obligations or this Agreement other than payment of the Obligations in full or a release of such Grantor or Security Interest in accordance with Section 5.13.
SECTION 5.13. Termination or Release. (a) This Agreement, the Security Interest and all other security interests granted hereby shall terminate automatically upon the occurrence of the Termination Date.
(b) The Security Interest and all other security interests granted hereby shall also automatically terminate and be released at the time or times and in the manner set forth in Section 9.10 of the Credit Agreement.
(c) In connection with any termination or release pursuant to paragraph (a) or (b) of this Section 5.13, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release so long as the applicable Loan Party shall have provided the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request in order to demonstrate compliance with this Section 5.13. Any execution and delivery of documents by the Administrative Agent pursuant to this Section shall be without recourse to or warranty by the Administrative Agent or any other Secured Party.
SECTION 5.14. Additional Subsidiaries. Upon execution and delivery of a Grantor Supplement to the Administrative Agent, as provided in Section 6.14 of the Credit Agreement, any such Subsidiary shall become a Grantor, as applicable, hereunder with the same force and effect as if originally named as such herein. The execution and delivery of any such instrument or document shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 5.15. Administrative Agent Appointed Attorney-in-Fact. Each Grantor hereby makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof at any time after and during the continuance of an Event of Default, which appointment is irrevocable (until termination of this Agreement in accordance with Section 5.13) and coupled with an interest. Without limiting the generality of the foregoing, the Administrative Agent shall have the right, but only upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Administrative Agent’s name or in the name of such Grantor: (a) to receive, indorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of accounts receivable to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to the extent the Loans have been accelerated pursuant to Section 8.02 of the Credit Agreement, to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Administrative Agent; (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Administrative Agent were the absolute owner of the Collateral for all purposes; (i) to make, settle and adjust claims in respect of Article 9 Collateral under policies of insurance, indorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto and (j) to accomplish the purposes of Section 4.04 hereof; provided that nothing herein contained shall be construed as requiring or obligating the Administrative Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Administrative Agent shall be accountable only for amounts actually received as a result of the exercise of the powers granted to it herein, and neither the Administrative Agent nor its officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence, bad faith or willful misconduct or that of any of their controlled Affiliates, directors, officers, employees, counsel, agents or attorneys-in-fact.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

TELEPHONE AND DATA SYSTEMS, INC.,
as a Grantor

By:
Name:
Title:

TDS TELECOMMUNICATIONS LLC,
as a Grantor

By:
Name:
Title:

ONENECK DATA CENTER HOLDINGS, LLC,
as a Grantor

By:
Name:
Title:

ONENECK IT SOLUTIONS LLC,
as a Grantor

By:
Name:
Title:

AFFILIATE FUND,
as a Grantor

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title: